SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934 (Amendment No. 1)

Check the appropriate box:

☒ Preliminary Information Statement. ☐ Definitive Information Statement.	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

Payment of Filing Fee (Check the appropriate box):

☐         No fee required

☐      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)         Proposed maximum aggregate value of transaction:

(5)        Total fee paid:

☒	Fee paid previously with preliminary materials

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

PET DRX CORPORATION 215 Centerview Drive, Suite 360 Brentwood, Tennessee 37027 (615) 369-1914 NOTICE OF ACTION BY WRITTEN CONSENT AND OF APPRAISAL RIGHTS

_______, 2010

Dear Stockholders:

On behalf of Pet DRx Corporation, I am pleased to send you the enclosed information statement regarding the acquisition of Pet DRx by VCA Antech, Inc. The acquisition is structured in two steps.  The first step, the purchase by VCA Antech from several of our large stockholders, our directors and members of our senior management of 23,073,863 shares of our common stock, representing approximately 70.38% of the issued and outstanding shares of our common stock, occurred on July 1, 2010.  The second step, the merger of Pet DRx with an indirect wholly-owned subsidiary of VCA Antech, is expected to close as soon as the requisite 20 calendar day waiting period following the mailing of this information statement has expired and the other conditions to the merger have been satisfied or waived.  We expect that the second step will occur in the third quarter of 2010.

Pursuant to the merger, the holders of our common stock will be entitled to receive cash in the amount of $0.33523 for each outstanding share of our common stock owned immediately before the effective time of the merger, without interest and less any applicable withholding tax.  All holders of outstanding stock options or warrants to acquire shares of our common stock (in each case, whether or not vested) will receive cash payments (subject to withholding taxes) equal to the difference between $0.33523 minus the per-share exercise price of their respective options or warrants multiplied by the number of shares subject to each such option or warrant.  Options and warrants with an exercise price greater than $0.33523 will not receive any payment and will expire.  The warrants issued as part of the units sold in our initial public offering expired on March 17, 2010 and will not receive any payment.

After careful consideration, the board of directors of Pet DRx has unanimously determined that the merger is advisable and in the best interests of our stockholders, approved the merger agreement and the merger, and recommended that the stockholders of Pet DRx approve and adopt the merger agreement.

On June 2, 2010, Pet DRx stockholders, who held in the aggregate approximately 61% of our issued and outstanding common stock, adopted by written consent the merger and the merger agreement. As a result, the merger agreement and the merger have already been adopted by the required vote of our stockholders under Delaware law, and no further action by our stockholders is required by law to complete the transaction.

This notice and the information statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the Delaware General Corporation Law, referred to as the DGCL.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE MERGER AGREEMENT AND MERGER HAVE ALREADY BEEN
ADOPTED BY SHAREHOLDERS.

Under Delaware law, if you did not consent to the adoption of the merger agreement and the merger or waive your appraisal rights, you are entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL (which includes a requirement that you deliver a written demand for appraisal of your shares within 20 days after the mailing of the enclosed information statement), you will have the right to seek an appraisal by the Delaware Court of Chancery, and to be paid the “fair value” of your shares of common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Chancery Court, which amount may be higher or lower than the $0.33523 per share consideration provided in the merger agreement. This notice and the attached information statement constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex C to the attached information statement. For additional information, see “The Merger - Appraisal Rights” in the attached information statement.

The information statement enclosed with this letter includes important information about Pet DRx and the merger, including several risks associated with the merger (e.g., the existence of several conditions to our obligations and those of VCA Antech to complete the merger, all of which must be either satisfied or waived prior to the completion of the merger), and should be read carefully and in its entirety.   Neither the information statement, nor any other information you receive from Pet DRx in respect of the merger, is intended to be legal, tax or investment advice. Accordingly, you should consult your own legal counsel, accountants and investment advisors as to legal, tax and other matters concerning the merger.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Please do not send in your Pet DRx stock certificates at this time. If the merger is consummated, you will receive instructions regarding the surrender of your stock certificates and payment for your Pet DRx shares as promptly as practicable after the merger becomes effective.

Thank you for your support.

By order of the Board of Directors,

Gene E. Burleson
Board Member and former Chief Executive Officer

Preliminary Copy, Subject to Completion, Dated August 13 , 2010

PET DRX CORPORATION
215 Centerview Drive, Suite 360
Brentwood, Tennessee 37027
(615) 369-1914

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE MERGER AGREEMENT AND MERGER HAVE
ALREADY BEEN ADOPTED BY SHAREHOLDERS.

This information statement is being furnished to the stockholders of Pet DRx Corporation, a Delaware corporation, which we refer to as Pet DRx or the Company, in connection with action to be taken by Pet DRx as a result of a written consent, dated June 2, 2010, executed and delivered by holders of a majority of the voting power of Pet DRx’s issued and outstanding common stock.

The acquisition of Pet DRx by VCA Antech, Inc., who we refer to as VCA Antech, will occur in two steps.  At the closing of the first step, which we refer to as the Equity Closing which occurred on July 1, 2010, certain large stockholders, members of senior management and the board of directors, who we refer to collectively as the Sellers, sold to Snow Merger Acquisition, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of VCA Antech, which we refer to as Merger Sub, 23,073,863 shares of our common stock, representing approximately 70.38% of the issued and outstanding shares of our common stock at a price of $0.33523 per share.  The terms of the Equity Closing are contained in the Stock Purchase Agreement, dated June 2, 2010, among Pet DRx, VCA Antech, Merger Sub, the Sellers and Harry L. Zimmerman, an individual who has agreed to act as the representative of the Sellers following the Equity Closing.

Subsequent to the approval and recommendation by our board of directors of the merger agreement and the merger transaction reflected therein and prior to executing the stock purchase agreement, the Sellers executed and delivered a written consent, approving the adoption of the Merger Agreement, dated as of June 2, 2010, among Pet DRx, VCA Antech, and Merger Sub, which we refer to as the merger agreement.  In the second step of the transaction, Merger Sub will merge with and into Pet DRx, and the remaining stockholders of Pet DRx will receive cash for each share of our common stock beneficially owned on the day the merger is completed in an amount equal to $0.33523 per share, which is the same per share price received by the Sellers.  The terms of the second step, which we refer to as the Merger Closing, are contained in the merger agreement.  The terms of the stock purchase agreement, the merger agreement, and the merger transaction to which it pertains are described below.

As of June 2, 2010, which was the record date for the approval of the merger, there were 23,753,460 shares of common stock, net of shares held in treasury, issued and outstanding, with each share of common stock entitled to one vote.  As of June 2, 2010, the Sellers owned or were entitled to vote an aggregate of 14,477,231 shares of common stock, which represents 60.95% of the shares entitled to vote on the adoption of the merger agreement and the merger.  Under applicable Delaware law and Pet DRx’s Amended and Restated Certificate of Incorporation, the adoption of the merger agreement and the merger described above requires the consent of at least a majority of the issued and outstanding shares of common stock. Therefore, no vote or further action of the stockholders of Pet DRx is required in order to approve, adopt or implement the merger.

Pursuant to Delaware law, unless prohibited in a corporation’s certificate of incorporation, any action permitted to be taken at an annual or special meeting of stockholders of a Delaware corporation may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Pet DRx’s Certificate of Incorporation does not prohibit stockholder action by written consent. In addition, pursuant to Section 228(e) of the DGCL, prompt notice of any such action by written consent must be given to those stockholders who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement constitutes such required notice. Only stockholders of record at the close of business on June 2, 2010, the record date for the action by written consent, are entitled to notice of the written consent.

Under Section 262 of the DGCL, a copy of which is attached as Annex C to this information statement, Pet DRx stockholders who did not consent to the adoption of the merger agreement and the merger and who do not waive their appraisal rights may be entitled to appraisal rights in connection with the merger, as described in this information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal by the Delaware Court of Chancery, and to be paid the “fair value” of your shares of common stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger), as determined by the Delaware Chancery Court, which amount may be higher or lower than the $0.33523 per share price provided in the merger agreement. This information statement and the attached notice constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL. For additional information, see “The Merger - Appraisal Rights.”

Notwithstanding the execution and delivery of the written consent by the Sellers, under applicable securities regulation, the merger may not be completed until 20 days after the date of mailing of this information statement to the Pet DRx stockholders who did not participate in such written consent.  Therefore, the earliest possible date on which the merger can be consummated is __________, 2010.  In addition to the expiration of the waiting period, there are several conditions to our obligations and those of VCA Antech to complete the merger, all of which must be either satisfied or waived prior to the completion of the merger.

This information statement is first being mailed to common stockholders of Pet DRx on or about __________, 2010.

SUMMARY TERM SHEET

The following summary briefly describes the material terms of the proposed merger. While this summary describes the material terms that you should consider when evaluating the merger, the information statement contains a more detailed description of these terms. We encourage you to read the information statement in its entirety. We have included section and page references to the information statement to direct you to a more complete description of the topics described in this summary.  Unless we indicate otherwise or unless the context requires otherwise, all references to “Pet DRx,” “we,” “our” or “us” refer to Pet DRx Corporation and, where appropriate, its subsidiaries.

The Companies

Pet DRx

Pet DRx Corporation is a provider of primary and specialty veterinary care services to companion animals through a network of veterinary hospitals. As of June 30, 2010, we owned and operated twenty-three veterinary hospitals located in northern and southern California.  Our hospitals offer a full range of general medical treatment for companion animals, including (i) preventative care, such as vaccinations, examinations, spaying/neutering, and dental care, and (ii) a broad range of specialized diagnostic and medical services, such as x-ray, ultra-sound, internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology, neurology and other services.  Our hospitals also sell pharmaceutical products, pet food and pet supplies.  Our revenues were $63.9 million for the year ended December 31, 2009, and $15.7 million for the quarter ended March 31, 2010.  You should read “The Companies – Pet DRx” beginning on page 5.

VCA Antech

VCA Antech is a leading national animal healthcare company operating in the United States and Canada. VCA Antech provides veterinary services and diagnostic testing to support veterinary care and sells diagnostic imaging equipment and other medical technology products and related services to the veterinary market.  VCA Antech’s animal hospitals offer a full range of general medical and surgical services for companion animals, as well as specialized treatments including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology.  In addition, VCA Antech provides pharmaceutical products and performs a variety of pet wellness programs, including health examinations, diagnostic testing, routine vaccinations, spaying, neutering and dental care.  VCA Antech’s network of animal hospitals is supported by more than 1,600 veterinarians and had approximately 6.6 million patient visits in 2009.  VCA Antech’s network of veterinary diagnostic laboratories provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals.  VCA Antech‘s network of veterinary diagnostic laboratories provides diagnostic testing for over 16,000 clients, which includes standard animal hospitals, large animal practices, universities and other government organizations.  VCA Antech’s Medical Technology business sells digital radiography and ultrasound imaging equipment, provides education and training on the use of that equipment, and provides consulting and mobile imaging services.  VCA Antech’s revenues were $1,314.5 million for the year ended December 31, 2009, and $330.7 million for the quarter ended March 31, 2010.  You should read “The Companies – VCA Antech” beginning on page 5.

Snow Merger Acquisition, Inc.

Snow Merger Acquisition, Inc., which we refer to as Merger Sub, is an indirect, wholly owned subsidiary of VCA Antech incorporated on May 21, 2010, for the sole purpose of effecting the Equity

 Closing and the Merger Closing.  Prior to the Equity Closing, Merger Sub did not engage in any operations other than those incident to its formation.  You should read “The Companies – Merger Sub” beginning on page 5.

The Stock Purchase Agreement

On June 2, 2010, Pet DRx, the members of our board of directors and certain of our large stockholders and senior management, who we refer to collectively as the Sellers, entered into a stock purchase agreement with VCA Antech, Merger Sub, and Harry L. Zimmerman, an individual who has agreed to act as the representative of the Sellers following the Equity Closing.  Pursuant to the stock purchase agreement, on July 1, 2010, VCA Antech (through Merger Sub) acquired from the Sellers, 23,073,863 shares of our common stock, representing approximately 70.38% of the issued and outstanding shares of our common stock, for a purchase price of $0.33523 per share.  You should read “The Stock Purchase Agreement” beginning on page 40 .

The Parties

Pet DRx, VCA Antech, Merger Sub and the Sellers are parties to the stock purchase agreement.  The Sellers, and the number of shares sold in the Equity Closing are reflected in the Stock Purchase Agreement.

In addition, certain of the Sellers, have an aggregate of 547,489 shares of Pet DRx common stock subject to an escrow arrangement established in connection with our initial public offering.  These shares will be released from the escrow at the Merger Closing.  With respect to these shares, each stockholder granted VCA Antech a proxy to vote his or its shares pending the Merger Closing at which time they will be exchanged for the merger consideration.  You should read “The Stock Purchase Agreement – Proxy” beginning on page 42.

Purchase Price

Each Seller received $0.33523 for each share of common stock sold to VCA Antech at the Equity Closing (before any adjustment for each Seller’s pro rata share of the Holdback Amount described below).  Additionally, each Seller’s unexercised options and warrants to purchase shares of common stock that have exercise prices less than the purchase price were cashed out at the Equity Closing for an amount equal to the purchase price minus the exercise price for each unexercised option or warrant.  All other unexercised options or warrants held by the Sellers were canceled without any payment.  You should read “The Stock Purchase Agreement – Purchase Price and Adjustments; Holdback Amount” beginning on page 40 .

Company Debt

All of the debt of Pet DRx and its subsidiaries outstanding as of the date of the Equity Closing, which we refer to as the Pet DRx Debt, was repaid at the Equity Closing together with all accrued and unpaid interest thereon and any other prepayment fees or premiums.  You should read “The Stock Purchase Agreement – Purchase Price and Adjustments; Holdback Amount” beginning on page 40 .

Purchase Price Adjustment

The stock purchase agreement provides that the aggregate consideration payable with respect to all outstanding shares of Pet DRx common stock and all other equity is equal to $41,250,000 less (i) the amount of the Pet DRx Debt at the Equity Closing (including all accrued but unpaid interest, any late fees, prepayment premiums or penalties and all other related costs of repaying the Pet DRx Debt), (ii) the amount by which the fees and expenses Pet DRx incurred in connection with the Equity Closing (including any transaction bonuses that may be paid to management but excluding the fees and expenses incurred in connection with the preparation of this information statement) exceed $2,000,000 and (iii) the amount by which Pet DRx’s working capital deficit at the Equity Closing exceeded ($750,000).  The stock purchase agreement established a process in which the parties will engage following the Equity Closing to determine as of the date of the Equity Closing the foregoing amounts and to resolve any disputes between Pet DRx and VCA Antech relating to the determination of those amounts and the need for any post-closing adjustments to the purchase price paid to the Sellers.  You should read “The Stock Purchase Agreement – Purchase Price and Adjustments; Holdback Amount” beginning on page 40 .

Holdback Amount

At the Equity Closing, VCA Antech required that $750,000 of the total purchase price paid to the Sellers in consideration of the purchase of each Seller’s shares of common stock be held back.  We call this amount the Holdback Amount.  The Holdback Amount will be used to fund any required post-closing adjustments to the purchase price and, any remaining amounts will be used to secure the indemnification obligations of the Sellers for breaches by the Sellers or by Pet DRx of any of their respective covenants and representations and warranties contained in the stock purchase agreement.  Each Seller contributed its pro rata share of the Holdback Amount based on the ratio that each Seller’s number of shares of common stock sold in the Equity Closing bore to the total number of shares of common stock sold in the Equity Closing.  The Holdback Amount will be released on the first to occur of the Merger Closing or 120 calendar days following the Equity Closing (less any amounts estimated to be necessary to address any then pending purchase price adjustments and indemnification claims).  None of the stockholders are required to fund any portion of the Holdback Amount.  The entire Holdback Amount was funded by the Sellers.  In the event some or all of the Holdback Amount is required to be applied to purchase price adjustments and/or indemnity claims, the per share purchase price received by all stockholders other than the Sellers will remain $0.33523 per share.  The effect of any such adjustments and/or indemnity claims will be that the Sellers will receive less per share than the stockholders receive in the merger.  If the entire Holdback Amount is paid to VCA Antech, the net per share purchase price that will be received by the Sellers will be $0.30332.  You should read “The Stock Purchase Agreement – Purchase Price and Adjustments; Holdback Amount” beginning on page 40 .

The Merger

Concurrently with the execution of the stock purchase agreement, Pet DRx entered into a merger agreement with VCA Antech and Merger Sub, pursuant to which Merger Sub will merge with and into Pet DRx, with Pet DRx being the surviving entity. Upon the completion of the merger, each outstanding share of our common stock, other than treasury shares, shares held by any of our subsidiaries, shares held by VCA Antech or Merger Sub, and shares held by stockholders who perfect their appraisal rights (as described in “The Merger — Appraisal Rights”), will be converted into the right to receive $0.33523 in cash, without interest and less any applicable withholding tax. The per share consideration you will receive in the merger was calculated pursuant to the terms of the stock purchase agreement so that it is the same price the Sellers received for their shares of our common stock (before any deductions to fund the Holdback Amount, which was funded solely by the Sellers).  You should read “The Merger — Background to the Merger” beginning on page 6.

Payment of Merger Consideration

•	Common Stock. If the merger is completed, you will be entitled to receive $0.33523 in cash, without interest and less any applicable withholding tax, in exchange for each share of common stock that you own. After the merger is completed, subject to the following sentence, you will have the right to receive the merger consideration, but you will no longer have any rights as a Pet DRx stockholder. Pet DRx stockholders will receive the merger consideration after exchanging their Pet DRx stock certificates in accordance with the instructions contained in the letter of transmittal which will be sent to our stockholders by VCA Antech (or an exchange agent engaged by VCA Antech). However, if you perfect your appraisal rights, you will be entitled to receive the “fair value” for your shares as determined in accordance with Delaware law.  See “The Merger — Merger Consideration” beginning on page 32 and “— Appraisal Rights” beginning on page 36 .

•
Stock Options and Warrants. The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised Pet DRx stock option and warrant (in each case whether or not vested) will be cancelled, and each holder of a canceled option or warrant will have the right to receive an amount in cash equal to $0.33523 less the exercise price of such stock option or warrant and less any applicable withholding tax in respect of each share of our common stock underlying such stock option or warrant. All other unexercised options and warrants with an exercise price greater than $0.33523 will be cancelled without any payment. The warrants issued as part of the units sold in our initial public offering expired on March 17, 2010 and will not receive any payment.  See “The Merger — Merger Consideration” beginning on page 32.

Particular Interests of Officers and Members of the Board

When considering the recommendation of our board of directors, you should be aware that certain members of our board of directors and our officers have interests in the stock purchase agreement and the merger other than their interests as Pet DRx stockholders generally. These interests may be different from, or in conflict with, your interests as Pet DRx stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•
Each of our directors that owned shares of Pet DRx common stock and certain of our executive officers (the “Director and Officer Sellers”) were Sellers under the stock purchase agreement.  As a consequence, VCA Antech purchased the shares of Pet DRx common stock, options and warrants owned by the Director and Officer Sellers on July 1, 2010 as part of the Equity Closing.  The purchase price for the shares of Pet DRx common stock, the options and the warrants paid to the Director and Officer Sellers is the same purchase price as will be paid to each other stockholder, option holder and warrant holder upon consummation of the merger.  However, at the Equity Closing, VCA Antech held back $750,000 from the total purchase price paid to the Sellers, including the Director and Officer Sellers.  This amount will be used to fund any required post-closing adjustments to the purchase price as described in this Information Statement and any indemnification obligations of the Sellers (including the Director and Officer Sellers). Each Seller (including the Director and Officer Sellers) contributed its pro rata share of the Holdback Amount based on the ratio that each Seller’s number of shares it sold bore to the total number of shares sold pursuant to the stock purchase agreement.  Unlike the Director and Officer Sellers, no other stockholder will have any amounts withheld from the purchase price owing to them upon consummation of the merger.

•
To remain in compliance with its senior credit facility, VCA Antech required that Pet DRx repay all of its outstanding indebtedness at the Equity Closing.  As a result, all of Pet DRx’s outstanding indebtedness held by our officers, members of our board of directors and their respective affiliates was repaid pursuant to the terms of such indebtedness together with all other debt of Pet DRx.  The aggregate cash payment attributable to the repayment of the officer- and director-held indebtedness (including the Pet DRx indebtedness held by their respective affiliates) in connection with the Equity Closing was approximately $ 10,538,000 .

•
Each of our named executive officers and certain other officers and employees is a party to an employment agreement with Pet DRx.  These agreements provide for the payment of severance upon termination of employment in certain circumstances.  The completion of the transactions contemplated by the stock purchase agreement coupled with the failure to appoint such officers to comparable positions at VCA Antech, constituted a “good reason” termination under each individual’s employment agreement as a result of which severance is required to be paid.  A total of approximately $1,320,000 in contractual severance obligations was funded by VCA Antech following the Equity Closing when certain releases provided by the parties became effective.  See “The Merger – Interests of Pet DRx’s Officers and Directors in the Stock Purchase Agreement and the Merger Agreement”.

•
In connection with the execution of the stock purchase agreement and the merger agreement, the board of directors created a transaction bonus pool from which transaction bonuses would be available to be paid to certain members of the Pet DRx senior management team.  The  amount of the transaction bonus pool is equal to the difference between $2.0 million (which is the maximum amount of fees and expenses that VCA Antech agreed to pay for Pet DRx investment bankers, financial advisors, legal counsel and accountants, plus 50% of the premium for a run-off director and officer liability insurance policy for the benefit of Pet DRx’s officers and directors) and the actual amount of those fees and expenses.  The actual amount of those fees and expenses is expected to be approximately $900,000 and consequently, the bonus pool is expected to be approximately $1.1 million.  The bonus pool will be allocated among the senior management team of Pet DRx in such amounts as is determined to be appropriate by the directors comprising a Special Committee of Pet DRx’s Board of Directors that was established at the Equity Closing.  No directors or Sellers other than Gene Burleson, Harry Zimmerman and David Reed (each of whom was a member of the senior management team of Pet DRx) are eligible to participate in the transaction bonus pool.  See “The Merger – Interests of Pet DRx’s Officers and Directors in the Stock Purchase Agreement and the Merger Agreement”.  No specific amounts have been allocated to any employee or officer.  Any such bonuses will be paid by Pet DRx immediately following the consummation of the merger.

•
At the Equity Closing, as will be the case with all other holders of all outstanding stock options and warrants at the Merger Closing, each outstanding and unexercised stock option and warrant to purchase shares of our common stock (in each case, whether or not vested) held by those officers and members of our board of directors who are Sellers, was canceled, as provided in the stock purchase agreement, in exchange for a cash payment equal to $0.33523 less the exercise price of such stock option or warrant and less any applicable withholding tax in respect of each share of our common stock underlying such stock option or warrant.  The aggregate cash payment attributable to these officer- and director-held options and warrants in connection with the Equity Closing was approximately $91,524.  In addition, George Villasana, a Pet DRx officer who is not a Seller, will receive a cash payment of $13,515 in exchange for the cancellation of both his vested and unvested options on the Merger Closing.

•
The stock purchase agreement provides that, subject to commercial availability, VCA Antech is obligated to purchase, effective as of the Equity Closing, a “tail” insurance policy providing for directors’ and officers’ liability insurance that has at least as much coverage in the aggregate as the directors’ and officers’ liability insurance maintained by Pet DRx prior to the effectiveness of the Equity Closing.  This insurance policy is to be maintained for a period of six years after the Equity Closing. One half of the premium for this insurance policy will be paid by Pet DRx as part of the transaction expenses.

You should read “The Merger — Interests of Pet DRx’s Officers and Directors in the Stock Purchase and the Merger,” beginning on page 28 .

Sources of Funds

The total amount of funds required to complete the Equity Closing, the Merger Closing and the related transactions is anticipated to be approximately $41.250 million (excluding amounts required to fund up to $2.0 million in transaction related expenses and bonuses and up to $2.8 million in contractual severance obligations). VCA Antech and Merger Sub have made representations and warranties with respect to the sufficiency of their available funds to fund the amounts required to complete the Equity Closing, the Merger Closing and the related transactions. You should read “The Stock Purchase Agreement — VCA Antech’s and Merger Sub’s Representations and Warranties” beginning on page 45 and “The Merger Agreement – VCA Antech’s and Merger Sub’s Representations and Warranties” beginning on page 49 .

Opinion of Roth Capital Partners

Roth Capital Partners, LLC, or Roth Capital, rendered its opinion that, as of May 24, 2010 and based upon and subject to the assumptions, limitations of the scope of review and other matters described in its opinion, the consideration to be received by the holders of common stock in the merger (other than the Sellers) was fair to such holders from a financial point of view. See “The Merger — Opinion of Roth Capital” beginning on page 19 .

A copy of the full text of the Roth Capital opinion is attached as Annex B to this information statement. You are urged to read the opinion carefully and in its entirety for a description of, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Roth Capital in rendering its opinion. Roth Capital provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Roth Capital opinion addresses only the fairness, from a financial point of view, to the holders of common stock of the merger consideration to be received by such holders as of the date of the Roth Capital opinion. The Roth Capital opinion does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise and does not constitute a recommendation as to how any holder of our common stock should act with respect to the merger or any other matter.

Recommendation of the Board of Directors

After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are advisable and in the best interests of our stockholders and recommended its adoption by our stockholders. You should read “The Merger — Recommendation of Pet DRx’s Board of Directors and Reasons for the Merger” beginning on page 15 .

Record Date

The record date to determine the stockholders entitled to receive notice under Section 228(e) of the DGCL of the stockholder action and written consent approving the merger is June 2, 2010, the date on which the written consent by the holders of 14,447,231 of the issued and outstanding shares of capital stock of Pet DRx entitled to vote on the adoption of the merger agreement and the merger (representing approximately 61% of the total outstanding voting power) was executed and received by Pet DRx. On June 2, 2010, there were 23,753,460 shares of common stock outstanding, the holders of which were entitled to vote on (or consent thereto in writing in lieu thereof) the adoption of the merger and the merger agreement. Each share of our common stock was entitled to one vote in respect of the adoption of the merger and the merger agreement.

Required Vote; Written Consent

Under Section 251 of the DGCL, the approval of our board of directors and the affirmative vote of a majority in voting power of our shares of common stock outstanding and entitled to vote are required to approve and adopt the merger and the merger agreement. On June 2, 2010, subsequent to receiving our board of directors’ recommendation for the merger agreement, the Sellers, who collectively owned or were entitled to vote approximately 61% of our issued and outstanding common stock, adopted the merger agreement and the merger. This means that the merger can occur without the vote of any other Pet DRx stockholders, and there will not be a special meeting of Pet DRx stockholders to vote on the adoption of the merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires prompt notice of the action to those stockholders who did not vote. This information statement and the notice attached hereto constitutes notice to you of action by written consent as required by Section 228(e) of the DGCL.

Under Federal securities laws, the merger may not be completed until 20 days after the date of mailing of this information statement to Pet DRx’s stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger will not occur until that time has elapsed. We expect the Merger Closing to occur in the third quarter of 2010, subject to the satisfaction or waiver of certain conditions precedent, as more fully discussed in this information statement. However, we cannot assure you that the merger will be completed at that time, or at all.

Conditions to the Completion of the Merger

The obligations of VCA Antech and Merger Sub to complete the merger are subject to several closing conditions. If these conditions are not satisfied or waived, the merger will not be completed. You should read “The Merger Agreement — Conditions to the Closing of the Merger” beginning on page 50.

Termination of the Merger Agreement

The merger agreement may be terminated, prior to the completion of the merger, under certain circumstances.  You should read “The Merger Agreement — Termination of the Merger Agreement” beginning on page 50 .

Material United States Federal Income Tax Consequences of the Merger

The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. For U.S. federal income tax purposes, each of our stockholders that is a U.S. holder generally will recognize taxable gain or loss as a result of the merger measured by the difference, if any, between the per share merger consideration and the adjusted tax basis in that share owned by the stockholder. The gain or loss will be capital gain or loss if the share of common stock is held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the share of common stock has been held for more than one year at the time of the completion of the merger. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 34.  Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to consult your own tax advisor to understand fully the tax consequences of the merger to you.

Statutory Appraisal Rights

Our stockholders have the right under Delaware law to exercise appraisal rights and, subject to compliance with the requirements thereof, to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than, or the same as, the merger consideration to be paid to non-dissenting Pet DRx stockholders pursuant to the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must follow specific procedures. Dissenting Pet DRx stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this information statement and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this information statement. You are encouraged to read these provisions carefully and in their entirety.  You should read “The Merger — Appraisal Rights” beginning on page 36 .

After the Merger

As a result of the merger, VCA Antech will beneficially own all of our outstanding capital stock, and we will cease to be a public company. You should read “The Merger — Deregistration of Common Stock” beginning on page 33.

Market Price of Common Stock

Our common stock is traded on the Nasdaq Capital Market under the symbol “VETS”. The closing per share sale price of our common stock, as reported on the Nasdaq Capital Market on June 1, 2010, the last full trading day before the public announcement of the merger, and on __________, 2010 the latest practicable trading day before the printing of this information statement was $0.26 and $___, respectively.

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
The Companies	1
The Stock Purchase Agreement	2
The Merger	3
After the Merger	8
Market Price of Common Stock	8
QUESTIONS AND ANSWERS ABOUT THE MERGER	1
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	4
THE COMPANIES	5
Pet DRx	5
VCA Antech	5
Merger Sub	5
THE MERGER	5
Background to the Merger	6
Required Approval of the Merger; Written Consent; Record Date	15
Recommendation of Pet DRx’s Board of Directors and Reasons for the Merger	15
Opinion of Roth Capital	19
Interests of Pet DRx’s Officers and Directors in the Stock Purchase Agreement and the Merger Agreement	28
Accounting Treatment	32
No Financing Condition	32
Form of the Merger	32
Merger Consideration	32
Treatment of Pet DRx Stock Options and Warrants	33
Effective Time of the Merger	33
Deregistration of Common Stock	33
Material United States Federal Income Tax Consequences of the Merger	34
Pending Litigation	35
Appraisal Rights	36
THE STOCK PURCHASE AGREEMENT	40
Sellers	40
Purchase Price and Adjustments; Holdback Amount	40
Governance Matters; Sellers’ Representative	42
Written Consents and Voting of the Sellers	42
Proxy	42
Sellers’ Representations and Warranties	43
Pet DRx’s Representations and Warranties.	43
VCA Antech’s and Merger Sub’s Representations and Warranties	45
Closing Conditions; Termination Rights	45
Indemnification.	46
Non-Solicitation of Third Parties by the Sellers, Pet DRx or its Subsidiaries	46
Insurance and Indemnification	47
THE MERGER AGREEMENT	47
Effective Time	48

i

Certificate of Incorporation and Bylaws	48
Conversion of Shares; Procedures for Exchange of Certificates	48
Treatment of Pet DRx Stock Options and Warrants	49
Pet DRx’s Representations and Warranties	49
VCA Antech’s and Merger Sub’s Representations and Warranties	49
Covenants of the Parties	50
Conditions to the Closing of the Merger	50
Termination of the Merger Agreement	50
Amendment of the Merger Agreement	51
MARKET PRICE AND DIVIDEND DATA	52
Quarterly Stock Price Range	52
Dividends	52
OWNERSHIP OF STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS	53
Beneficial Ownership	53
IPO Escrow	57
VCA Antech Ownership	57
WHERE YOU CAN FIND MORE INFORMATION	57

Annex A                      Merger Agreement
Annex B                      Roth Capital Fairness Opinion
Annex C                      Section 262 of the DGCL

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Do I vote on the merger?

A:
No.  The merger agreement and the merger have already been adopted by the written consent of stockholders of Pet DRx holding sufficient shares to make the merger effective under applicable law. Consequently, you are not being asked to vote on or consent to the merger agreement or the merger or to approve the related transactions.

Q:	If I’m not being asked to vote on the transaction, why am I receiving this information statement?

A:
We are required to notify you whenever less than all of our stockholders entitled to vote on a transaction of this type take action by written consent in lieu of a vote at a meeting of stockholders. In addition, if you did not consent to the adoption of the merger agreement and the merger or waive your appraisal rights, you may have the right to exercise “appraisal rights” and to demand payment of the “fair value” of your Pet DRx shares in accordance with Delaware law. See the section entitled “The Merger – Appraisal Rights.”

Q:	Will there be a special meeting of stockholders to consider the transaction?

A:	No.

Q:	When will the merger be completed?

A:
The merger is subject to several conditions precedent, but is expected to be completed during the third quarter of 2010. You should read “The Stock Purchase Agreement – Closing Conditions; Termination Rights” and “The Merger Agreement and Related Agreements - Conditions to the Closing of the Merger.”

Q:	What will happen to Pet DRx as a result of the merger?

A:
The acquisition of Pet DRx by VCA Antech will be accomplished through a merger of Merger Sub with and into Pet DRx, with Pet DRx surviving the merger as an indirect, wholly-owned subsidiary of VCA Antech.  As a result of the merger, Pet DRx’s common stock will be canceled and delisted from the NASDAQ Capital Market and will no longer be publicly traded.

Q:	Why did Pet DRx’s board of directors approve the merger agreement and the merger?

A:
After careful consideration and evaluation of various factors including, without limitation the merger agreement and the opinion of Pet DRx’s financial advisor that the merger consideration to be received by the holders of Pet DRx common stock (other than the Sellers) was fair from a financial point of view to the holders of shares of Pet DRx common stock to be exchanged in the merger, Pet DRx’s board of directors determined that the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the stockholders of Pet DRx.  Accordingly, Pet DRx’s board of directors unanimously approved, adopted and declared advisable the merger agreement and the merger.  To review Pet DRx’s board of directors’ reasons for recommending and approving the merger agreement and the merger, see “The Merger—Recommendation of Pet DRx’s Board of Directors and Reasons for the Merger.”

Q:	If the merger is completed, what will I receive for my shares of Pet DRx common stock?

A:
Upon completion of the merger, each share of Pet DRx common stock that is issued and outstanding (other than those for which appraisal rights are validly perfected or those owned by VCA Antech or Merger Sub or held in treasury) will be canceled and converted into the right to receive $0.33523 in cash, without interest and less any applicable withholding tax.  We refer to the consideration for the merger described above as the merger consideration.  See “The Merger Agreement—Merger Consideration”; “The Merger Agreement—Treatment of Pet DRx Stock Options and Warrants”; and “The Merger Agreement—Conversion of Shares; Procedures for Exchange of Certificates.”

Q:	If the merger is completed, what will I receive for my stock options and warrants to acquire shares of Pet DRx common stock?

A.
Upon completion of the merger, each stock option and warrant to acquire shares of our common stock (in each case, whether or not vested) will be canceled and converted into the right to receive a cash payment (subject to withholding taxes) equal to the difference between $0.33523 minus the per-share exercise price of each respective option or warrant multiplied by the number of shares subject to each such option or warrant.  Options and warrants with an exercise price greater than $0.33523 will not receive any payment and will expire.  The warrants issued as part of the units sold in our initial public offering expired on March 17, 2010, and will not receive any payment.

Q:	What do I need to do now?

A:
You do not need to do anything to consent to or approve the merger. If you wish to consider exercising your appraisal rights under Delaware law, you should see the section entitled “The Merger – Appraisal Rights.”

Q:	When will I receive payment for my shares of Pet DRx stock, stock options or warrants?

A:
Unless you exercise appraisal rights, appropriate transmittal materials will be provided by VCA Antech (or an exchange agent engaged by VCA Antech) to all holders of record of common stock, stock options and warrants. These materials will advise you of the procedures for surrendering your shares, stock options or warrants in exchange for the cash payment. Such payments will be made at or shortly after the effective time of the merger following receipt of properly completed transmittal materials.

Q:	Will the consideration I receive in the merger increase if Pet DRx’s results of operations improve or if the price of Pet DRx’s common stock increases above the current merger consideration?

A:
No. The value of the merger consideration was fixed at the time the purchase price was determined for the Sellers pursuant to the stock purchase agreement.  The merger agreement does not contain any provision that would further adjust the merger consideration based on fluctuations in the price of our common stock, the amount of working capital held by Pet DRx at the consummation of the merger, the amount of outstanding Pet DRx Debt, the amount of transaction expenses incurred by Pet DRx or changes in our results of operations prior to the consummation of the merger.

Q:	Am I entitled to appraisal rights?

A:
Yes. Stockholders are entitled to appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, in connection with the merger so long as they take all the steps required to perfect their rights under Delaware law.  See “The Merger – Appraisal Rights.”

Q:	What are the material U.S. federal income tax consequences to the Pet DRx stockholders of the merger?

A:
The receipt of the merger consideration in exchange for shares of Pet DRx common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income and other tax laws).  For U.S. federal income tax purposes, a U.S. holder of Pet DRx common stock generally will recognize gain or loss at the time of the merger equal to the difference, if any, between (a) the amount of cash received by the U.S. holder in exchange for such Pet DRx common stock and (b) the U.S. holder’s adjusted tax basis in such Pet DRx common stock.  Because individual circumstances may differ, we strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.  See “The Merger – Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation.

Q:	Should I send my Pet DRx common stock certificates now?

A:
No.  After the completion of the merger, all holders of record will be sent a letter of transmittal and detailed instructions for exchanging their shares of Pet DRx common stock, stock options and warrants for the merger consideration.

Q:	Who should I contact if I have questions about the merger?

A:
If you have other questions about the merger or wish to request additional copies of this information statement, you should contact  Pet DRx c/o VCA Antech at 12401 West Olympic Boulevard, Los Angeles, California 90064, Attn: Tomas Fuller or via telephone at (310) 571-6500.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

Information set forth in this information statement contains forward-looking statements that involve numerous risks and uncertainties.  The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, including, without limitation, statements regarding, the anticipated timeframe for the closing, whether the closing conditions will be satisfied and the merger consummated and the Company’s expectations, beliefs and intentions. All forward-looking statements included in this information statement are based on information available to Pet DRx on the date hereof.  In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” “goals,” “projects,” “outlook,” “continue,” “preliminary,” “guidance,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology.

No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition or the ability to complete the merger.  Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements.  Neither Pet DRx nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements.  In addition to other factors and matters contained or incorporated in this document, the following factors could cause actual results to differ materially from those discussed in the forward-looking statements, many of which are beyond Pet DRx’s control:

•	the satisfaction of the closing conditions set forth in the merger agreement;

•	the possibility that the merger may involve unexpected costs;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings instituted against Pet DRx, VCA Antech, Merger Sub or others in connection with the proposed merger;

•	any significant delay in the expected completion of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the failure of the merger to close for any reason;

•	changes in laws or regulations;

•	changes in general economic conditions; and

•	other risks set forth in Pet DRx’s current filings with the SEC, including Pet DRx’s most recent filings on Form 10-Q and 10-K.

Pet DRx undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information please refer to the Company’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

THE COMPANIES

Pet DRx

Pet DRx Corporation is a provider of primary and specialty veterinary care services to companion animals through a network of veterinary hospitals.  As of June 30, 2010, we owned and operated twenty-three veterinary hospitals located in northern and southern California.  Pet DRx’s veterinary hospitals offer a full range of general medical treatments for companion animals, including:

•	preventative care, such as vaccinations, examinations, spaying/neutering and dental care; and

•	a broad range of specialized diagnostic and medical services, such as x-ray, ultra-sound, internal medicine, surgery, cardiology, ophthalmology, dermatology, oncology and neurology.

Pet DRx hospitals also sell pharmaceutical products, pet food and pet supplies.

VCA Antech

VCA Antech is a leading national animal healthcare company operating in the United States and Canada. VCA Antech provides veterinary services and diagnostic testing to support veterinary care and sells diagnostic imaging equipment and other medical technology products and related services to the veterinary market.

VCA Antech’s animal hospitals offer a full range of general medical and surgical services for companion animals, as well as specialized treatments including advanced diagnostic services, internal medicine, oncology, ophthalmology, dermatology and cardiology. In addition, VCA Antech provides pharmaceutical products and performs a variety of pet wellness programs including health examinations, diagnostic testing, routine vaccinations, spaying, neutering and dental care. VCA Antech’s network of animal hospitals is supported by more than 1,600 veterinarians and had approximately 6.6 million patient visits in 2009. Its network of veterinary diagnostic laboratories provides sophisticated testing and consulting services used by veterinarians in the detection, diagnosis, evaluation, monitoring, treatment and prevention of diseases and other conditions affecting animals. VCA Antech’s network of veterinary diagnostic laboratories provides diagnostic testing for over 16,000 clients, which includes standard animal hospitals, large animal practices, universities and other government organizations. VCA Antech’s Medical Technology business sells digital radiography and ultrasound imaging equipment, provides education and training on the use of that equipment, and provides consulting and mobile imaging services.

Merger Sub

Snow Merger Acquisition, Inc. is an indirect, wholly owned subsidiary of VCA Antech and was incorporated on May 21, 2010 for the sole purpose of effecting the Equity Closing and the Merger Closing. Prior to the Equity Closing, Snow Merger Acquisition, Inc. did not engage in any operations other than those incident to its formation.

THE MERGER

The following discussion summarizes certain terms of the merger. Stockholders should read the merger agreement, which is attached as Annex A to this information statement, in its entirety.

Background to the Merger

Pet DRx was formed as a result of the acquisition of XLNT Veterinary Care, Inc., which we refer to as XLNT, by Echo Healthcare Acquisition, Inc., which we refer to as Echo, completed on January 4, 2008.  As a result of the acquisition, XLNT became a wholly-owned subsidiary of Echo.  Subsequently Echo changed its name to “Pet DRx Corporation” and XLNT changed its name to “Pet DRx Veterinary Group, Inc.”, which we refer to as PVGI.  Pet DRx’s business strategy was to continue PVGI’s business of acquiring various veterinary hospitals in a “hub and spoke” model, whereby its veterinary hospitals operate in regional clusters in order to leverage the specialty hospital “hub” and the primary hospital “spokes”.  The primary hospital “spokes” typically perform preventative and wellness care as well as treatment of common ailments.  When a patient at a “spoke” hospital requires more advanced medical procedures and treatments or emergency care, the “spoke” refers that patient to the specialty hospital “hub”.

PVGI had grown rapidly over the period 2005 through 2007, having acquired 24 veterinary hospitals over that three-year period.  At the time of the acquisition by Echo, PVGI owned a total of 26 veterinary hospitals and, subsequent to the Echo acquisition, acquired one additional hospital in 2008.  Because of this rapid growth, during 2008 Pet DRx’s then management team focused on integrating the various hospitals to achieve operational and financial synergies and developing a cohesive and consistent corporate culture between and among the veterinarians whose practices had recently been acquired and the senior management team.  As part of this effort, during 2008 six hospitals were consolidated into three and one hospital was closed with the result that as of the date of this information statement, Pet DRx owns 23 veterinary hospitals and operates in five regions in California in the “hub and spoke” manner described above.  During 2008, Pet DRx also began a system-wide implementation of various practice management software systems.

During 2008, Pet DRx’s financial performance began to deteriorate.  While 2008 revenue increased over 2007, and 2008 hospital EBITDA also increased over the prior year, the Company incurred a loss from operations and had negative EBITDA.  In an effort to address management issues, accelerate the achievement of available synergies and implement targeted cost reduction measures, in October 2008 the Pet DRx Board of Directors restructured the senior management team by recruiting the senior management team of Gene Burleson, Chief Executive Officer, Harry Zimmerman, Chief Financial Officer, and Dr. David Reed, Senior Vice President of Operations.  However, the Company  was adversely affected by a deteriorating California economy which resulted in a fall-off in revenue with the result that the Company required additional capital to continue operations until the cost reductions and synergy programs began to generate results and the economy began to recover.

In December 2008, the Pet DRx Board created a special committee of independent directors (“Special Committee”) that was charged with evaluating various strategic alternatives.  The Special Committee retained financial and legal advisors, and throughout December 2008 and January 2009 it evaluated and pursued negotiations with respect to various alternative transactions including, obtaining short term bridge financing, a sale of the Company (including a potential sale to VCA Antech), and a restructuring in the context of Chapter 11 proceedings.  Ultimately, the Board determined that a restructuring in the context of a Chapter 11 proceeding was not a preferred approach in significant part because while such a restructuring would address then pending liquidity issues, it likely would provide only nominal recovery for the Company’s stockholders after satisfaction of all other senior obligations and the Company would still require additional capital to pursue its business plan.  The Board also considered the Company’s immediate liquidity needs and the likelihood of completing a sale in the time available and concluded that selling the Company was not the preferred outcome.  The Board agreed that the new management team had demonstrated the ability to make significant progress in strengthening the Company’s relationships and achieving operating synergies.  For the foregoing reasons, among others, the Board determined to remain an independent company and the Special Committee focused its efforts on various financing proposals.

Conventional financing was not available given the disruptions that existed in January 2009 in the capital markets.  As a result, the Special Committee negotiated the terms of the Company’s 12% senior convertible note financing provided by certain of the Company’s existing shareholders, management and veterinarians who qualified as “accredited investors” under the securities laws.  Following receipt of various analyses provided by its financial advisor, the Special Committee recommended, and the Board approved, that the Company issue $6.5 million of its 12% senior convertible notes together with warrants and such transaction was consummated in a series of closings that occurred between mid-January 2009 and late March 2009.  The note financing was described to the shareholders of Pet DRx in its 2009 Proxy Statement in connection with obtaining shareholder approval of the conversion feature of the notes and the warrants.  On July 28, 2009, at the Annual Meeting of Shareholders of Pet DRx, shareholders holding 74% of the total shares voting (and 58% of the total outstanding shares) voted in favor of the matter presented.

Upon the completion of the senior convertible note financing in March 2009, management returned its attention to cost reduction initiatives, implementation of system-wide synergistic procedures such as group purchasing and hazardous waste disposal and human capital cost reduction initiatives.  These initiatives, enabled the Company to generate positive EBITDA for the year ended December 31, 2009 notwithstanding a year-over-year decline in the Company’s total revenues in 2009 as compared to 2008.  During the fourth quarter of 2009, management determined that it was unlikely that the Company would be able to reverse the decline in total revenues experienced in 2009 and the erosion of its revenue base was projected to continue into 2010.  Management advised the Board that the Company would need a substantial capital infusion in order to satisfy its financial commitments and to execute on its business plan of consolidating veterinary practices.  The Pet DRx’s Board and management team expected that any financing that might be available would be expensive and highly dilutive to existing stockholders given that the Company’s common stock was trading in the range of $0.22 to $0.43 per share and any new equity capital would likely be priced at a discount to that range.  Even if additional financing was available on terms deemed acceptable, there was no assurance that Pet DRx would be able to identify and successfully complete further acquisitions of veterinary hospitals.  As a result of the foregoing analysis, the Pet DRx Board instructed the senior management team to investigate the possible sale of the Company.

In January 2010, the Board retained Piper Jaffray as the Company’s financial advisor to assist the Company in evaluating potential strategic alternatives including obtaining additional capital as well as a possible sale of the Company.  Piper Jaffray confirmed the conclusion reached by management and the Board that additional capital would be both expensive and highly dilutive to existing shareholders so in early January 2010, management and Piper Jaffray focused their attention on a possible sale of the Company.

Starting in early January 2010, Piper Jaffray began making contact with potential acquirors consisting of strategic and financial prospects.  A structured process was followed in which Piper Jaffray and management prepared a list of potential buyers (which included VCA) and then Piper Jaffray made initial contact with a representative of each company so identified to solicit preliminary indications of interest in a possible acquisition of Pet DRx.  If the potential acquiror expressed interest, it was provided with a non-disclosure agreement and, when such agreement was executed and returned, Piper Jaffray delivered a copy of the Confidential Information Memorandum that management and Piper Jaffray had prepared to provide an overview of the Company.  By mid-January 2010, all of the then interested prospects who had been identified and contacted had executed a non-disclosure agreement and had received the Confidential Information Memorandum.  Commencing in mid-January 2010, additional preliminary diligence information was provided to the prospects upon request.

In early February 2010, the Pet DRx Board convened a telephonic status conference for senior management and directors where Piper Jaffray provided an update on its activities.  Piper Jaffray noted that one prospect submitted a preliminary expression of interest with an enterprise value of approximately $40.0 million (based on an initial assumption of 4.5x last twelve months EBITDA) while a second prospect had ultimately declined to participate because such prospect’s current geographic focus of operations was such that managing a large presence in California would be problematic.  Piper Jaffray also reviewed the status of discussions with VCA Antech in terms of supplemental diligence information that had been requested relating to hospital level operations and VCA Antech’s focus on the need to consolidate certain facilities in the event VCA Antech ultimately acquired Pet DRx.

During the remainder of February, management engaged in a series of in-person presentations with prospective acquirors to provide additional detail on the Company, its operations and financial results and prospective budget.  Subsequently, the party that submitted the preliminary expression of interest of $40.0 million revised its valuation downward by approximately 35%.  One other party declined to participate further at that time.  On February 12, 2010, VCA submitted a non-binding indication of interest containing an enterprise value of $44.5 million which included $28.5 million of assumed Pet DRx debt, $2.0 million in assumed Pet DRx transaction expenses and deficit working capital of ($500,000).  This indication of interest resulted in an equity valuation of approximately $13.5 million or $0.40 per share of Pet DRx common stock.  Also at that time, management initiated discussions with an operator of multiple veterinary hospitals regarding a possible strategic combination in which shareholders of Pet DRx would continue to own more than a majority of the voting power of the combined companies.

On March 10, 2010, VCA Antech submitted a letter of intent expressing an interest in acquiring the Company in a two step transaction at an enterprise valuation of approximately $47.0 million which, in addition to the components outlined above that were included in the February 12th non-binding indication of interest, included the assumption by VCA Antech of up to $2.0 million for contractual severance obligations.  The severance obligations (which totaled $2.8 million in the aggregate) arose pursuant to existing employment agreements entered into in connection with the hiring of certain officers, and not in connection with this transaction.  In the first step, which we refer to as the Equity Closing, Pet DRx officers and directors, as well as certain entities most of whom are affiliated with Company directors, whom we refer to collectively as the Sellers, would sell more than a majority of Pet DRx’s outstanding common stock to VCA Antech for cash consideration.  In the second step, which we refer to as the Merger Closing, Pet DRx would merge with an indirect, wholly-owned subsidiary of VCA Antech (with Pet DRx as the surviving corporation in the merger) and all shares of Pet DRx common stock held by the remaining Pet DRx shareholders would be converted into the right to receive the same per share purchase price as the Sellers received in the Equity Closing.  As part of the Equity Closing, VCA Antech required the Sellers to fund an escrow, which we refer to as the Holdback Amount, that would be used by VCA Antech initially to “true up” as of the date of the Equity Closing the target levels of Pet DRx debt, transaction expenses and deficit working capital.  Thereafter, any remaining amounts in the escrow would be available to compensate VCA Antech for any damages incurred as a result of the breach by the Company or any of the Sellers of any of their respective representations, warranties and covenants.  Representatives of Piper Jaffray and Bryan Cave LLP, counsel to Pet DRx, together with management negotiated various provisions of the letter of intent including, without limitation, (i) the amount of transaction expenses that VCA Antech would assume, (ii) the amount of the Holdback Amount that would be established at the Equity Closing, (iii) when the Holdback Amount would be released, (iv) the scope of indemnification by VCA Antech and (v) the duration of the exclusivity period.

On March 11, 2010, the Pet DRx Board convened a telephonic meeting to receive an update on the status of the negotiations and to discuss the obligations that VCA Antech was requiring the officers, directors and certain of their affiliates to undertake in order to proceed with a transaction.  Mr. Zimmerman and George Villasana, Pet DRx’s General Counsel, together with representatives of Bryan Cave and Piper Jaffray, reviewed and discussed with the Pet DRx directors the terms of the proposed letter of intent.  At the conclusion of the meeting, the directors approved the draft letter of intent with VCA Antech.

On March 12th, VCA Antech and the Company executed a letter of intent reflecting an enterprise value of $47.5 million (which amount would be reduced by all expenses, which we refer to as Closing Costs, incurred by the Company for financial, advisory, legal and accounting in connection with the transaction) and granting VCA Antech exclusivity for 30 days.  Included in the enterprise valuation of $47.5 million was VCA Antech’s agreement to assume $2.5 million in contractual severance obligations (reflecting an increase of $500,000 from the previous non-binding indication of interest submitted by VCA Antech on March 1, 2010) and a target working capital deficit of ($500,000).  VCA Antech also required that the Holdback Amount be funded with $1,250,000 of the Sellers’ sale proceeds.  The Company estimated that the offer from VCA Antech would result in equity proceeds of approximately $14.0 million to $16.0 million or $0.40 to $0.46 per share of Pet DRx common stock if Closing Costs were between $1.0 million and $2.0 million.

Following the execution of the letter of intent, VCA Antech commenced a detailed due diligence inquiry which included an in-depth review of all aspects of the Company’s operations, its contractual obligations, accounting and financial controls and multiple meetings with various members of the Company’s management team.  At the same time, representatives of VCA Antech, Akin Gump, Strauss, Hauer & Feld LLP, counsel to VCA Antech, Pet DRx and Bryan Cave began to negotiate the terms of the stock purchase agreement and merger agreement.  On March 17, 2010, Gene Burleson and Harry Zimmerman, Pet DRx Chief Executive Officer and Chief Financial Officer, respectively, met with Bob Antin and Tom Fuller, VCA Antech’s Chief Executive Officer and Chief Financial Officer, respectively, at VCA Antech’s offices in California to address various operational due diligence questions and to attempt to negotiate a higher valuation.  During the course of this meeting, Mr. Antin noted that while Pet DRx management would be needed to facilitate a transition of the business operations, it was unlikely that any member of Pet DRx senior management would have a long-term position following the acquisition.  As a result, Mr. Antin confirmed that VCA Antech continued to be willing to assume up to $2.5 million in Pet DRx’s contractual severance obligations.

While the document negotiation and diligence process was proceeding, the Pet DRx Board determined that it would retain an independent financial advisor for purposes of evaluating the fairness of any transaction that might ultimately be proposed.  Pet DRx management and Bryan Cave began negotiations with multiple financial advisors regarding the terms of an engagement and ultimately retained Roth Capital Partners, who we refer to as Roth Capital or Roth.  The Company and Roth agreed that Roth’s compensation would be based on a fixed fee payable upon receipt of a fairness opinion rather than on a success fee that was dependent upon the completion of a transaction.  On March 31st, the Company executed an engagement letter with Roth to serve as the Company’s independent financial advisor for the limited purpose of providing, if requested, a fairness opinion regarding any transaction that would be ultimately submitted to the Pet DRx Board for consideration.

On March 23rd, Mr. Antin submitted to the Company (through Piper Jaffray) the preliminary results and current status of VCA Antech’s due diligence investigation.  In his letter, Mr. Antin expressed concern with Pet DRx’s financial results for January and February (which showed a continuing decline in revenue), and outlined those areas where diligence was not yet complete.  Mr. Antin also outlined the various meetings that had occurred between senior management representatives of VCA Antech and Pet DRx and explained that VCA Antech needed to have direct contact with Pet DRx’s operating people in the various hospitals.  Pet DRx was reluctant, however, to provide direct contact with Pet DRx’s operating personnel because of the potential for disruption and preferred to wait until the terms of a definitive agreement had been reached.  Various meetings with members of the Company’s senior management team and representatives of VCA Antech continued as did the production of various legal and financial documents in response to VCA Antech’s diligence requests.

On April 8th, Mr. Antin met with Mr. Burleson and Rick Miller of Bryan Cave at the Bryan Cave offices in Atlanta, Georgia, to present a revised offer. During the course of that meeting, Mr. Antin discussed the reasons for the reduced offer which consisted of $40.0 million of cash which, after repayment of approximately $28.5 million of indebtedness, resulted in an equity valuation of approximately $11.5 million or approximately $0.32 per share of Pet DRx common stock. As part of the revised offer, VCA was prepared to increase the working capital deficit that it would assume from ($500,000) to ($1.0) million and to fund up to $2.0 million of the Company’s closing costs.  VCA Antech also agreed to increase the contractual severance obligations that it would fund from $2.5 million to $2.8 million which generated an enterprise valuation of $46.3 million.  During the course of this meeting, Mr. Burleson advised Mr. Antin as required by the letter of intent, that Pet DRx had been approached by two private equity firms expressing an interest in a possible transaction with Pet DRx but that Pet DRx did not respond because VCA Antech had been granted exclusivity.  However, it also was noted that VCA Antech’s exclusivity was set to expire on April 12, 2010.

Discussions on the revised terms presented by VCA Antech continued.  On April 21st, VCA Antech delivered a letter to Piper Jaffray in which VCA Antech agreed to increase the cash component of the April 8th offer to $41.0 million which, when combined with VCA Antech’s assumption of $2.0 million of the Company’s transaction expenses and $2.8 million in contractual severance and ($1.0) million of negative working capital (a level more in line with management’s expectations) resulted in an enterprise valuation of $46.8 million.  VCA Antech also agreed to reduce the Holdback Amount from $1,250,000 to $750,000 and agreed to pay for the reasonable costs to be incurred by Pet DRx in connection with preparing this information statement (in addition to the transaction expenses of $2.0 million).  After repayment of all outstanding indebtedness, the Company estimated that this revised offer represented an equity valuation of approximately $12.250 million or $0.35 per share of Pet DRx common stock.

On April 22, 2010, the Pet DRx Board convened a telephonic meeting to discuss the revised terms presented by VCA Antech.  During the meeting, Mr. Zimmerman reviewed Pet DRx’s financial performance for the first quarter of 2010, noting that revenue would be approximately $1.0 million lower than the comparable prior year quarter, which resulted in a net loss for the quarter of approximately $3.1 million.  This lower revenue also resulted in a $21,000 increase in the Company’s net loss in the first quarter of 2010 over the net loss for the comparable 2009 quarter. It was also noted that while the Company’s cash position had increased by approximately $257,000, the increase reflected the receipt by the Company of $1.1 million of proceeds from a sale and leaseback of one facility completed in January 2010.  Representatives of Piper Jaffray provided an update on the status of negotiations with other potential prospects, noting that virtually all other prospects had either withdrawn from the process or submitted preliminary proposals reflecting a lower valuation than the valuation proposed by VCA Antech in its revised offer.  Piper Jaffray noted that there was one private equity firm, which had experience in the veterinary space, that was requesting diligence information which would be provided if a non-disclosure agreement was signed.  Mr. Zimmerman and representatives of Bryan Cave reviewed the terms of VCA Antech’s revised proposal and the estimated resulting equity valuation.  Mr. Villasana provided an overview of the structure of the proposed transaction as well as the amount of the Holdback Amount.

Following the various presentations, it was the unanimous consensus of all directors participating in the meeting that the Company should move forward with the revised VCA Antech proposal while simultaneously pursuing a possible alternative from the private equity firm expressing interest since the Company was no longer subject to exclusivity with VCA Antech.

Following the expiration of the exclusivity period with VCA Antech, Piper Jaffray re-engaged with the strategic prospect with whom a combination had been previously considered and also responded to the private equity firm referenced above that had recently expressed preliminary interest in a possible transaction with Pet DRx.  Following the execution of non-disclosure agreements, both parties were provided with copies of the Confidential Information Memorandum.

On May 3, 2010, Messrs. Antin and Fuller, together with Julie Kaufer of Akin Gump, met at the Bryan Cave Santa Monica office with Messrs. Burleson, Villasana and Miller and Mr. Zimmerman (who participated by telephone), to discuss open issues relating to the transaction as reflected in the most recent exchange of drafts of the stock purchase agreement and the merger agreement.  Messrs. Antin and Fuller provided an update on the status of VCA Antech’s diligence investigation and a summary of pending issues.  The issues discussed by the parties included, without limitation, the level of ownership of Pet DRx common stock held by parties who were expected to participate as Sellers in the Equity Closing, the procurement of the director and officer run-off insurance policy, the creation following the Equity Closing of a special committee comprised solely of directors of Pet DRx who are not officers, directors or employees of VCA Antech that would be in place until the Merger Closing to represent the interests of those Pet DRx stockholders who were not Sellers in the Equity Closing, and the possibility of the sale by Pet DRx of one facility prior to the Equity Closing and the ability to increase the overall purchase price to be received by Pet DRx shareholders following the completion of such transaction.  The parties reconvened again on May 4th to continue their discussions.

On May 3rd, the private equity firm with prior experience in the veterinary space referenced above submitted to Piper Jaffray an initial non-binding indication of interest that contained an enterprise valuation of $46.9 million.  However, the proposal did not include any allowance for contractual severance obligations and transaction expenses and the private equity firm was requiring a 75 day exclusivity period.   The severance obligations (which totaled $2.8 million in the aggregate) arose pursuant to existing employment agreements entered into in connection with the hiring of certain officers and not in connection with this transaction.  The Company’s liability under these agreements would need to be funded by the Company if not funded by the buyer.  Similarly, transaction expenses would need to be funded by the Company to the extent not funded by the buyer.  In each case, if funded by the Company, these obligations would serve to reduce the equity value of the Company.  VCA Antech’s proposal included up to $4.8 million to fund such severance and expense obligations.

The proposal from the private equity firm was slightly revised the following day to include a break-up fee of $1.0 million that Pet DRx would be required to pay if it engaged in a transaction with another party.  Piper Jaffray convened a telephone conference to review the terms of such proposal with Messrs. Burleson, Zimmerman and Villasana and representatives of Bryan Cave.  Following the conference, Piper Jaffray was instructed to (i) provide further diligence materials that the private equity firm had requested, (ii) determine if existing Pet DRx shareholders would have the ability to receive stock in the new combined entity in lieu of cashing out and (iii) obtain a reciprocal break-up fee in the event the private equity firm reduced its offer.

On May 6, 2010, the Pet DRx Board convened a telephonic meeting to review the proposal from the private equity firm and the status of the discussions with VCA Antech.  Piper Jaffray reviewed the terms of the proposal from the private equity firm, noting that prior to the Board meeting the firm had submitted a slightly revised proposal in response to feedback provided on May 3rd by Piper Jaffray following its meeting with Pet DRx management and Bryan Cave.  The new proposal included a gross purchase price of $0.50 per share of Pet DRx common stock, but Piper Jaffray noted that this was before making appropriate adjustments for transaction expenses and contractual severance obligations, which were expressly excluded from the proposal and would need to be funded by Pet DRx which would have the effect of reducing the aggregate equity value of the private equity firm’s proposal by the amount of such obligations.  Furthermore, the private equity firm continued to require a 75 day exclusivity period and had rejected the proposal regarding a reciprocal break-up fee.  However, the private equity firm confirmed that existing Pet DRx shareholders could “roll” their investment into equity of the new entity, which presented an opportunity to engage in a tax free reorganization.  Mr. Zimmerman and representatives of Bryan Cave then reviewed the status of discussions with VCA Antech and the open issues following the meetings in Santa Monica.  Finally, Mr. Zimmerman provided a comparative financial analysis of the VCA Antech proposal and that of the private equity firm.  After appropriate adjustments for transaction expenses and contractual severance obligations which served to reduce the equity value implied by the private equity firm’s non-binding proposal, it was Mr. Zimmerman’s estimate that the implied per share equity value from the private equity firm’s proposal was approximately $0.43 as compared to approximately $0.36 implied by VCA Antech’s most recent offer.  The private equity firm would not commit to a firm per share equity value unless afforded a 75 day exclusivity period during which it would complete its due diligence review and negotiate the definitive agreements.

The directors discussed the status of the private equity firm’s financial diligence and the likelihood that there would be a reduction in valuation when such diligence was completed similar to what VCA Antech and one other preliminary prospect had required.  The directors observed that while not final, VCA Antech’s due diligence review was substantially complete which reduced the likelihood of a further price reduction.  The relative timing between the two proposals was also evaluated, and the uncertainty of a 75 day exclusivity period was discussed.  Upon the conclusion of the meeting, Pet DRx management was directed to obtain an in-person meeting with the principals of the private equity firm to obtain such firm’s highest and best offer as well as eliminating the uncertainty associated with the timing of the transaction as compared to the status of the VCA Antech proposal which was viewed as in a more advanced state.

On May 7, 2010, Messrs. Villasana and Zimmerman, together with representatives of Bryan Cave and Akin Gump, convened a telephone conference to discuss the open issues related to VCA Antech’s offer, which included the percentage of the issued and outstanding shares of Pet DRx common stock that would be acquired by VCA Antech pursuant in the Equity Closing.  Estimates of likely levels of working capital were also reviewed along with the reasons for the discontinuance of Pet DRx’s efforts to dispose of one facility.  The parties also discussed possible additional liabilities for which VCA Antech would likely require Pet DRx to accrue on its financial statements and the impact of such accruals on Pet DRx’s working capital.  The parties also discussed governance matters following the Equity Closing when VCA Antech would have the ability to elect the entire Pet DRx board of directors and agreed that until the Merger Closing there would exist a special committee of the Board of Directors of Pet DRx consisting of at least two directors who are not officers, directors or employees of VCA Antech, who we refer to as the Independent Directors.  Gene Burleson and Joel Kanter, two existing directors of the Company, were designated as the initial Independent Directors.  The parties also agreed that any amendment, termination, extension or waiver of any term or condition, of the stock purchase agreement, the merger agreement or any other agreement related to the transactions contemplated by the foregoing to which the Company was a party, or any waiver or assertion of any of the Company’s rights arising under any of the foregoing agreements, or any other consents or actions by the Board of Directors of Pet DRx after the Equity Closing and before the Merger Closing with respect to the stock purchase agreement or the merger agreement, would require, and would require only, the concurrence of the Special Committee.

On May 11, 2010, Mr. Burleson, together with Bruce “Toby” Wesson, a representative of Galen Partners with significant experience in transactions of this type, and representatives of Bryan Cave and Piper Jaffray, met with representatives of the private equity firm in such firm’s offices to clarify various aspects of such firm’s proposal, the implied value per share of Pet DRx common stock, timing to complete a transaction and likely impediments to the successful completion of the transaction.  Representatives of the private equity firm discussed the firm’s previous experience in the veterinary space and noted that the firm was currently discussing with another private equity firm the possibility of combining Pet DRx with such other firm’s portfolio company that operated in the veterinary space to achieve economies of scale.  The private equity firm confirmed that all existing Pet DRx shareholders would be given the opportunity to exchange their shares of Pet DRx common stock for shares in the combined entity.  However, the relative valuation of Pet DRx and the existing portfolio company was currently an open issue and would only be resolved upon completion of diligence which was expected to take at least 30 days since both private equity firms would need to conduct diligence on Pet DRx and the one private equity firm would need to conduct diligence on the other firm’s portfolio company.  Furthermore, since there was a possibility of a stock for stock exchange by Pet DRx shareholders, Pet DRx would need to conduct diligence on the portfolio company.  Thereafter, it was estimated that an additional 30 days would be needed to complete documentation and other aspects of the transaction before a definitive transaction could be executed and announced.  The representatives of the private equity firm noted that their proposal was not subject to any financing contingency.  However, the successful resolution of the relative valuation of each company (as well as the satisfactory completion of all diligence and other matters) was critical since the private equity firm confirmed that it was not interested in acquiring Pet DRx on a stand alone basis; i.e., the acquisition of Pet DRx was contingent upon the simultaneous acquisition of the other private equity firm’s portfolio company.

The representatives of the private equity firm confirmed that the management team of the existing portfolio company would be the management team of the combined entity and that there would not be a continuing role for most of Pet DRx’s management team.  They also confirmed that the private equity firm would not agree to a reciprocal break-up fee and would not move forward with due diligence (which was required in order to provide a final purchase price) unless granted a 75 day exclusivity period.  Mr. Burleson explained generally where Pet DRx was in the process of negotiating and documenting a competing transaction, the need for certainty of outcome and the concerns presented by the complicated structure that was being proposed.  However, the private equity firm declined to consider a reciprocal break-up fee, reaffirmed that it was not interested in acquiring Pet DRx on a standalone basis, and was reluctant to commit to accelerated timing given the number of parties involved and the resulting complexity of the transaction being proposed.

During the period of May 12 through May 24th, representatives of Bryan Cave and Akin Gump engaged in frequent conferences with management of Pet DRx and VCA Antech to resolve various open issues including, without limitation, the preliminary valuation that would be utilized in connection with the Equity Closing in the event there was a disagreement between VCA Antech and Pet DRx on the various estimated amounts reflected on the Closing Statement that would be used to establish the per share purchase price at the Equity Closing (which would also be the same per share price for the Merger Closing).

During this same period, the Sellers retained Ropes & Gray, LLP to represent the interests of the Sellers in connection with the sale of their stock to VCA Antech , including without limitation, the Sellers’ obligation to fully fund the Holdback Amount and the further liability of each Seller for a breach by the Company of certain representations .  Representatives of Ropes & Gray were provided the current drafts of the transaction documents, and engaged in conversations with representatives of Akin Gump and Bryan Cave generally regarding the terms of the transaction.

On May 24, 2010, Pet DRx convened an in-person Board meeting in Bryan Cave’s offices in Atlanta, Georgia.  Piper Jaffray provided a comprehensive overview of the process that had been followed since January 2010 in connection with identifying and pursuing potential strategic options.  Piper Jaffray also reviewed the structure that had been proposed by the private equity firm and the continued refusal of such firm to (i) provide a reciprocal break-up fee, (ii) accelerate the timing, (iii) consider acquiring Pet DRx on a standalone basis, and (iv) reduce the length of its required exclusivity period.  Representatives of Bryan Cave reviewed certain memoranda that had been provided to the directors in advance of the meeting summarizing the material terms of the proposed transaction with VCA Antech as well as the remaining open issues, the most significant of which was the extent of each Seller’s liability for a breach by the Company of its capitalization representation and warranty which was currently being discussed by representatives of Ropes & Gray, as counsel to the Sellers, and representatives of Akin Gump.  Following discussion among the directors, the members of Pet DRx management participating in the meeting and representatives of Bryan Cave and Piper Jaffray of the open issues presented by both the VCA Antech proposal and the proposal submitted by the private equity firm, the Board concluded that the uncertainty, complexity and delayed timing associated with the private equity firm’s proposal created substantial risk that a transaction may not be successfully negotiated and consummated.

Representatives of Roth joined the meeting via conference telephone connection.  Pet DRx’s historical and projected financial performance was reviewed together with the results of various valuation methodologies.  Roth also discussed the likely dilutive impact to Pet DRx’s existing shareholders of any financing that Pet DRx might obtain and the limited universe of potential buyers for Pet DRx.  Following discussion, Roth delivered its opinion as to the VCA Antech proposal to the effect that, as of May 24, 2010, and based upon and subject to the factors, assumptions and limitations set forth in its opinion, the consideration to be received by the Pet DRx shareholders in the merger (other than the Sellers) was fair from a financial point of view.  After discussion, the Pet DRx Board unanimously approved the stock purchase agreement and the merger agreement and recommended that stockholders approve the merger agreement and the merger subject to the Sellers resolving the issue relating to the extent of each Seller’s liability for breaches by the Company of its capitalization representation and warranty.

Following the Board meeting, the non-management directors met in executive session with Mr. Burleson and representatives of Bryan Cave.  During the executive session, the non-management directors determined that, subject to and effective upon the execution and delivery of definitive agreements with VCA Antech regarding the proposed transaction, there would be established a bonus pool from which transactional bonuses would be available to be paid in recognition of the contributions of Pet DRx’s senior management team in stabilizing Pet DRx’s operations and business such that a sales transaction was a viable option.   The aggregate amount of the bonus pool was set at the difference between $2.0 million (the maximum amount of allowed transaction costs that would be assumed by VCA Antech) and the amount of actual transaction costs.  Following the completion of the post-closing adjustments after the Equity Closing, the special committee comprised of Messrs. Burleson and Kanter, would determine the amount of any bonuses to be paid.  It was further determined that any bonuses that were awarded by the special committee would not be paid until the completion of the Merger Closing.

From May 24th to June 2nd, representatives of Bryan Cave, Akin Gump, Ropes & Gray, Pet DRx and VCA Antech met regularly to discuss the remaining open issues.  On June 1, the parties reached agreement on all remaining issues including, without limitation, that the Sellers would assume all liability for a breach by the Company of its capitalization representation and warranty subject to a limit that each Seller’s liability for such a breach would not exceed the total amount of proceeds received by such Seller in connection with the sale of its shares of Pet DRx common stock and the cash out of all of each Seller’s in-the-money stock options.  On June 2, 2010, the Sellers, VCA Antech, Merger Sub, the Company and Harry Zimmerman (as stockholder representative) executed and delivered the stock purchase agreement, the Company, VCA Antech and Merger Sub executed and delivered the merger agreement and the Sellers executed a written consent of stockholders approving the merger agreement and the merger, constituting the only stockholder approval required for the transactions contemplated by the merger agreement and the merger.

Required Approval of the Merger; Written Consent; Record Date

Under Section 251 of the DGCL, the approval of the board of directors of Pet DRx and the affirmative vote of a majority in voting power of Pet DRx’s shares of common stock outstanding and entitled to vote are required to approve and adopt the merger and the merger agreement. The Pet DRx board of directors unanimously approved the merger and the merger agreement on May 24, 2010. Under Delaware law and Pet DRx’s bylaws, stockholder approval may be provided by written consent without a meeting of the stockholders. On June 2, 2010, the Sellers, who owned or controlled the voting of an aggregate of 14,477,231 shares of common stock as of the record date, representing approximately 61% of the votes entitled to be cast on the adoption of the merger and the merger agreement, executed and delivered the written consent adopting the merger and approving the transactions contemplated thereby.  No other vote of the Pet DRx stockholders is necessary to consummate the merger, and there will be no special meeting of Pet DRx stockholders to vote on the adoption of the merger and the merger agreement. No further corporate or stockholder action is necessary to approve the merger.

Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to Pet DRx common stockholders.  The record date to determine the stockholders entitled to receive notice under Section 228(e) of the DGCL of the stockholder action and written consent approving the merger is June 2, 2010.  Notwithstanding the execution and delivery of the written consent, the merger will not occur until that time has elapsed.  We expect the Merger Closing to occur in the third quarter of 2010, subject to the satisfaction or waiver of certain conditions precedent, as more fully discussed in this information statement.  However, we cannot assure you that the merger will be completed in that timeframe, or at all.

Recommendation of Pet DRx’s Board of Directors and Reasons for the Merger

In the course of evaluating the direction of our business, our management and board of directors have periodically considered various strategic alternatives to enhance our markets and customer opportunities, including possible acquisitions of complementary businesses, commercial partnering arrangements, strategic combinations with other companies, and a sale of Pet DRx.

We face intense competition in our markets and we have not been successful in our efforts to reverse the general decline in our revenues in 2009 and year-to-date in 2010. The relatively undeveloped nature of the market in which we compete may attract new entrants, as they perceive opportunities in this market. Existing and new competitors may have significantly greater financial, technical and marketing resources than we do, may foresee the course of market developments more accurately than we do and may develop products or may adapt more quickly than we do to new technologies or evolving customer requirements. With respect to potential competitors, we believe that as the veterinary market consolidates, there can be no assurance that we will be able to maintain our current market position, and failure to compete successfully with existing and new competitors could have a material adverse effect on our results of operations and financial condition.

In evaluating various strategic alternatives, Pet DRx’s Board and management team determined that the Company would require substantial additional capital to fund an acquisition program.  However, because of the challenges existing in the capital markets in late 2008 and continuing though early 2010, conventional financing was not available to Pet DRx.  In addition, the prevailing economic situation in the United States in general and California in particular adversely affected Pet DRx’s financial performance as total revenue continued to decline, further complicating any efforts to obtain additional capital to support growth.  In December 2008, Pet DRx created a special committee to evaluate the possibility of a sale of the Company but such committee ultimately concluded that a sale of the Company at that time would not maximize stockholder value if additional capital to fund the Company’s acquisition program could be obtained and financial performance improved.  While additional capital was obtained and aggressive cost reduction measures generated savings that enabled the Company to generate positive EBITDA in 2009, the prevailing economic situation did not improve and as a result Pet DRx’s revenue declined in 2009 and into 2010.  When Pet DRx’s Board and management team reassessed the prevailing situation in late 2009, it was determined that any additional financing that might be available would be expensive and highly dilutive to existing stockholders.  Even if additional financing was available on terms deemed acceptable, there was no assurance that Pet DRx would be able to identify and successfully complete further acquisitions of veterinary hospitals and reverse the trend of year-over-year declining revenue.  As a result of the foregoing analysis, the Pet DRx Board instructed the senior management team to investigate the possible sale of the Company.

As a result of the structured process followed by Piper Jaffray, the Pet DRx Board developed a high level of confidence that all viable candidates capable of acquiring Pet DRx, both strategic partners and private equity groups, had been identified and approached.  As noted above, all indications of interest were pursued and when VCA Antech’s exclusivity rights expired, senior management and Piper Jaffray re-engaged with two potential parties.  At the end of the process, the proposal put forward by VCA Antech was viewed by the Pet DRx Board as representing the highest enterprise and equity values while at the same time having the greatest certainty of a successful outcome since VCA Antech’s diligence review was substantially complete and all issues had been addressed.

The proposal put forward by the private equity firm on May 3, 2010, initially seemed to hold promise as a possible viable alternative that might provide a higher value to Pet DRx stockholders.  However, Pet DRx’s management team learned for the first time in the May 11th meeting that the proposal involved a combination with another veterinary company owned by a second private equity firm, a material complication that had not been disclosed in the proposal letter or otherwise discussed with Pet DRx or Piper Jaffray prior to the May 11th meeting.  In the May 11th meeting, the private equity firm emphasized that it would not be willing to acquire Pet DRx on a stand alone basis; i.e., the acquisition of Pet DRx was contingent upon the simultaneous acquisition of the other private equity firm’s portfolio company.  Since diligence had not been commenced (and would not be commenced unless the private equity firm was granted a 75 day exclusivity period coupled with a break-up fee payable by Pet DRx) and reciprocal diligence by both private equity firms and Pet DRx would be required, the Pet DRx Board and senior management team concluded that the risk of an unsuccessful outcome was materially higher than was the case with the VCA Antech proposal.  Furthermore, in the May 11th meeting, the private equity firm confirmed that the relative valuation between the existing portfolio company and Pet DRx was a significant open issue.  The Pet DRx Board was concerned that the enterprise value expressed in the preliminary indication of interest from the private equity firm could be reduced upon the completion of financial diligence (as had occurred in connection with finalizing the VCA Antech proposal as well as with a preliminary proposal by another party), thereby substantially reducing (or eliminating) any material economic benefit of the private equity firm’s proposal over the VCA Antech proposal.  Finally, the unwillingness of the private equity firm to agree to a reciprocal break up fee or commence due diligence unless granted a 75 day exclusivity period was problematic since Pet DRx would be required to suspend all discussions with VCA Antech, which were at a significantly more advanced state.  The Pet DRx Board concluded that if discussions with VCA Antech were suspended, there could be no assurance that VCA Antech would re-engage in discussions with Pet DRx if the proposal from the private equity firm was terminated or, if discussions were subsequently recommenced, of the enterprise valuation and resulting equity valuation that VCA Antech would be willing to offer.

At a meeting of our board of directors on May 24, 2010, after careful consideration, including consultation with financial and legal advisors, the Pet DRx Board unanimously determined that the merger agreement and the merger are advisable and in the best interests of our stockholders and unanimously approved the merger agreement and the merger.

In the course of reaching its decision to approve the stock purchase agreement, the merger agreement and the merger and to recommend that our stockholders approve the merger agreement and the merger, our Board of Directors consulted with our senior management, our financial advisors at Piper Jaffray and Roth Capital, and our legal counsel at Bryan Cave, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•
The challenging business environment and uncertain prospects of Pet DRx as evidenced by declining year-over-year revenues, the risk that we will not be able to obtain additional capital required to meet our financial obligations and implement our strategy, the challenges presented by competitors who were larger and possessed greater resources than us, and the generally prevailing economic and market conditions;

•
The totality of information collected during the period from late 2008, when Pet DRx first began investigating strategic alternatives including a possible sale or obtaining additional capital, through the sale process commenced in January 2010 which culminated in early June 2010;

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the fact that the $0.33523 per share in cash to be paid as merger consideration represents approximately a 29% premium to the closing price on June 1, 2010, of $0.26 per share for our common stock on the NASDAQ Capital Market;

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with the assistance of Piper Jaffray, the wide-ranging process to solicit indications of interest in a transaction, including (i) the execution of six non-disclosure agreements; (ii) active due diligence by five strategic or private equity buyers; (iii) the receipt of preliminary indications of interest from three strategic or private equity buyers; and (iv) the conduct of active discussions and negotiations with two strategic or private equity buyers.;

•
the financial analyses reviewed with our board of directors by representatives of Roth Capital, and the opinion of Roth Capital, that, as of May 24, 2010, and based upon and subject to the considerations described in its opinion, the cash consideration to be received by the holders of our common stock in the merger was fair to such holders (other than the Sellers) from a financial point of view; a copy of the full text of the Roth Capital opinion is attached to this information statement as Annex B; you are urged to read the opinion carefully and in its entirety for a description of, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Roth Capital in rendering its opinion;

•	the value of the consideration to be received by our stockholders and the fact that the consideration would be paid in cash, which provides certainty and immediate value to our stockholders;

•
the willingness of the Sellers, who collectively owned more than 60% of the issued and outstanding common stock, to facilitate the transaction by funding the entire Holdback Amount that would be used to provide financial support for the Company’s representations, warranties and covenants as required by VCA Antech;

•
the fact that our stockholders will receive $0.33523 per share regardless of any claims asserted by VCA Antech against the Holdback Amount for breaches by the Company of any of its representations, warranties and covenants;

•	the fact that the merger is not subject to any financing condition;

•
the possible alternatives to the merger (including the possibility of continuing to operate Pet DRx as an independent entity and the perceived risks of that alternative), the range of potential benefits to our stockholders of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and our board of directors’ assessment that none of these alternatives were reasonably likely to present superior opportunities for us or to create greater value for our stockholders than the merger, taking into account risks of execution as well as business, competitive, industry and market risks;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of VCA Antech as well as its reputation;

•
the two step structure of the transaction that minimized the time period during which the Company would be subject to potential material adverse changes that could impact the economics of any sale transaction;

•	the limited nature of the conditions to the obligation of VCA Antech and Merger Sub to complete the merger;

•	the increased costs of regulatory compliance for public companies, particularly as a result of the passage of the Sarbanes-Oxley Act of 2002; and

•	the trends in our industry, including industry consolidation and competition.

In the course of its deliberations, our Board of Directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that we will no longer exist as an independent public company and our stockholders will forgo any future increase in our value that might result from our possible growth;

•
the risks and contingencies related to the announcement and pendency of the merger, including the impact of the merger on our customers, employees, suppliers, and our relationships with other third parties, including any potential negative reaction of these parties to the fact that we would be acquired by VCA Antech;

•
the conditions to VCA Antech’s obligation to complete the merger and the right of VCA Antech to terminate the merger agreement in certain circumstances, including for breaches by us of our representations, warranties, covenants and agreements in the merger agreement;

•
the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential impact on the Company’s business;

•
the possibility of delays due to unforeseen circumstances including, without limitation, regulatory review, and the impact of any such delays on the ultimate timing for the completion of the transaction;

•	the existence of certain conditions to the obligation of VCA Antech and Merger Sub to complete the merger;

•	the fact that the merger is a taxable transaction and any gain realized by stockholders as a result of the merger generally will be taxable to most of our stockholders; and

•
the interests that certain directors and executive officers of Pet DRx have with respect to the stock purchase agreement and the merger, in addition to their interests as stockholders of Pet DRx generally, as described in “The Merger — Interests of Pet DRx’s Executive Officers and Directors in the Stock Purchase Agreement and the Merger Agreement”.

Our Board of Directors considered all of the factors as a whole and the board unanimously considered the factors in their totality to be favorable to and in support of the decision to approve, adopt and declare advisable in all respects the merger agreement and the transactions contemplated by the merger agreement and to recommend that the shareholders approve and adopt the merger agreement.  In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to and did not quantify, rank or otherwise assign relative or specific weight or values to any of these factors.  In addition, each individual director may have given different weights to different factors.

The foregoing discussion of the Board’s considerations concerning the merger is forward looking in nature.  This information should be read in light of the discussions under the heading “Cautionary Statement Concerning Forward-Looking Information.”

Opinion of Roth Capital

We retained Roth Capital to render to our board of directors an opinion as to whether the consideration to be received in the merger by the holders of our common stock (which did not include the Sellers) was fair to such holders from a financial point of view.

Roth Capital delivered to our board of directors on May 24, 2010, its opinion, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion described below, that the consideration to be received by the holders of our common stock in the proposed merger (other than the Sellers) was fair to such holders from a financial point of view. The Roth opinion was prepared solely for the information of the Board for its use in connection with its consideration of the merger and was not intended to be, and does not constitute, a recommendation to any stockholder of the Company as to how such stockholder should respond with respect to the merger. A copy of Roth Capital’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations of the scope of review undertaken by Roth in rendering its opinion, is attached to this information statement as Annex B and is incorporated into this information statement by reference.  Stockholders are urged to, and should, carefully read Roth’s opinion in its entirety.  Roth was not requested to opine as to, and Roth’s opinion does not address, the relative merits of the stock purchase agreement, the merger agreement or the merger or any alternatives to such transactions, the Company’s underlying decision to proceed with or effect the merger, or any other aspect of the merger.

In connection with rendering the opinion described above and performing its related financial analyses, Roth, among other things:

•	reviewed and analyzed the financial terms of a draft of the merger agreement dated May 20, 2010;

•	reviewed and analyzed the financial terms of a draft of the stock purchase agreement dated May 20, 2010;

•	reviewed and analyzed certain financial and other data with respect to the Company which was publicly available;

•	discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

•	reviewed certain financial forecasts of the Company prepared by management;

•	participated in certain discussions among management of the Purchaser and the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the merger;

•	reviewed the reported prices and trading activity for the Company’s common stock;

•	compared the financial performance of the Company, and the prices and trading activity of the Company’s common stock, with that of certain publicly traded companies Roth deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions Roth deemed relevant; and

•	performed such other analyses and considered such other factors as Roth deemed appropriate.

The following is a summary of the material financial analyses performed by Roth in connection with the preparation of its fairness opinion, which opinion was reviewed with the Board at a meeting held on May 24, 2010 and formally delivered in writing on May 26, 2010.  The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description and this summary does not purport to be a complete description of the analyses performed by Roth or its presentation to the Board on May 24, 2010.

This summary includes information presented in tabular format. In order to fully understand the financial analyses presented by Roth, the tables must be read together with the text of each analysis summary and considered as a whole.  The tables alone do not constitute a complete summary of the financial analyses.  Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Roth’s opinion.

Roth has assumed that the representations and warranties of each party in the draft of the definitive merger agreement will be true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the proposed merger will be satisfied without any waivers. Roth has further assumed that the final form of the merger agreement would be the same in all material respects as the draft of the merger agreement dated May 20, 2010.  In addition, Roth assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement will be obtained and that, in the course of obtaining any of those consents and approvals, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

Roth was not requested to consider, and its opinion does not in any manner address, the relative merits of the merger as compared to any alternative business strategies that might exist for Pet DRx or the effects of any other transaction in which Pet DRx might engage. Roth’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it on or prior to, May 24, 2010. Although subsequent developments may affect its opinion, Roth does not have any obligation to update, revise or reaffirm its opinion and it expressly disclaims any responsibility to do so.

In furnishing its opinion, Roth does not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act of 1933 and the rules and regulations thereunder, nor does it admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act of 1933. Roth did not attempt to combine the analyses described below into one composite valuation range, nor did Roth assign any quantitative weight to any of the analyses or the other factors considered.  Furthermore, in arriving at its opinion, Roth did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor in light of one another. Accordingly, Roth has stated that it believes that its analyses must be considered as a whole and that considering any portion of its analyses, without considering all of the analyses, could create a misleading or incomplete view of the process underlying its opinion or the conclusions to be drawn therefrom.

In assessing the fairness of the consideration to be paid to the holders of the Company’s common stock in connection with the proposed merger, Roth employed the following three valuation methodologies: (1) discounted cash flow analysis; (2) comparable public company analysis; and (3) precedent transaction analysis.  Roth also considered dividend paying capacity and book value but deemed them to be less useful metrics given Pet DRx’s operating history and current financial condition.  As noted above, Roth did not apply any weighting to the particular methodologies used.  Different valuation techniques are likely to derive different ranges of values, and the use of more than one methodology serves to validate the results of any single approach while reducing the margin of error.

The results of the application by Roth of each of the three valuation methodologies utilized in connection with its fairness opinion is summarized below.

Discounted Cash Flow Analysis

The discounted cash flow analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by Pet DRx which are then discounted back to the present. This methodology has three primary components: (1) the present value of projected unlevered cash flows for a determined period; (2) the present value of the terminal value of cash flows (representing firm value beyond the time horizon on the projections); and (3) the weighted average cost of capital (“WACC”) used to discount such future cash flows and terminal value back to the present. Free cash flow equals the difference between cash inflows and cash outflows from operating activities reduced by taxes paid, net working capital investments and capital expenditures. Free cash flow represents the broadest level of earnings that can be generated by an asset. The future cash flows plus the terminal value of such cash flows are discounted by the company’s risk-adjusted cost of capital, the WACC, to derive a present value.

In conducting its discounted cash flow analysis for the purpose of determining the enterprise value of Pet DRx, Roth calculated the unlevered free cash flow that Pet DRx is expected to generate during fiscal years 2010 to 2014 based upon financial projections prepared by Pet DRx’s management. Growth rates in free cash flow in the range of 2% to 4% were then applied in perpetuity to complete the basis for calculating the present value of future free cash flows. In selecting a discount rate, Roth took into account Pet DRx’s unlevered equity beta, Pet DRx’s debt to equity ratio, Pet DRx’s tax rate assumption (which applied Pet DRx’s net operating losses to eliminate taxes through 2014), the risk free rate and the equity risk premium.

	2010	2011	2012	2013	2014	2014T
Revenues	$68.3	$70.3	$73.8	$77.5	$81.4	$81.4
% growth	6.6%	3.0%	5.0%	5.0%	5.0%	0.0%
Cost of Goods	11.0	11.3	11.7	12.2	12.6	12.6
Gross Profit	57.2	59.0	62.1	65.3	68.7	68.7
% margin	83.9%	83.9%	84.2%	84.3%	84.5%	84.5%
Operating Expenses	54.8	55.3	56.4	57.6	58.7	-
Operating Income (EBIT)	$2.5	$4.2	$5.7	$7.8	$10.0	$10.0
% margin	3.6%	5.9%	7.7%	10.1%	12.3%	12.3%
Income Taxes (NOL Carry Forwards)	-	-	-	-	-	3.9
Effective Tax Rate	0.0%	0.0%	0.0%	0.0%	0.0%	39.0%
Debt Free Net Income (NOPAT)	$2.5	$4.2	$5.7	$7.8	$10.0	$6.1
Plus: Depreciation and Amortization	1.7	2.1	2.5	2.9	3.3	3.3
Less: Change in Working Capital	-	-	-	-	-	-
Less: Capital Expenditures	(2.0)	(2.0)	(2.0)	(2.0)	(2.0)	(2.0)
% of Sales	2.9%	2.8%	2.7%	2.6%	2.5%	2.5%
Debt Free Net Cash Flows (DFNCF)	$2.2	$4.3	$6.2	$8.7	$11.3	$7.4
DFNCF Growth Rate	NA	97.5%	44.8%	40.2%	30.3%	-34.5%

Based on the foregoing, Roth computed an enterprise value range of $29.1 to $59.8 which compared favorably to the enterprise value contained in the VCA Antech proposal of $46.8 million.  In computing the foregoing enterprise value range, Roth applied a 17.6% WACC.  In evaluating the foregoing, it should be noted that the WACC of 17.6% was viewed by Roth as slightly low because it does not take into consideration the specific firm risks such as bankruptcy.  As a result, Pet DRx’s true

WACC may be higher when taking into consideration the risks of default and negative operating profit history of the business which would have the effect of reducing the enterprise value range.

Comparable Public Company Analysis

The comparable public company analysis uses data from comparable guideline companies to develop a measure of current value for Pet DRx based on its current and estimated sales, operating income and earnings per share. The theory underlying the comparable public company valuation is that companies in the same industry with similar operating characteristics should have certain valuation benchmarks in common. The goal of the analysis is to develop a premise for relative value, which when coupled with other valuation approaches, presents a foundation for determining a range of firm value.

Under this analysis, Roth assembled a peer group of comparable public companies among veterinary and pet service companies based on the following criteria: lines of business, maturity of business, business model and risks, size and scale of operations, growth prospects and other relevant characteristics. Roth’s analysis of these companies included a multi-period financial comparison of each company’s statement of operations, balance sheet and statement of cash flows. Roth examined and compared each company’s performance, profitability, leverage and business trends. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

The following companies were included in Roth’s comparable public company analysis:

•
CVS Group plc, through its subsidiaries, operates as a veterinary services provider primarily in the United Kingdom.  It operates companion animal veterinary practices and offers veterinary diagnostic services.  As of July 31, 2009, the company operated 61 veterinary practices, 169 individual surgeries, 1 equine veterinary practice, and 4 veterinary diagnostic laboratories.

•
Heska Corporation engages in the development, manufacture, marketing, sale, and support of veterinary products for canine and feline companion animal health markets in the United States and internationally.  The company operates in two segments, Core Companion Animal Health (“CCA”) and Other Vaccines, Pharmaceuticals, and Products (“OVP”).  The CCA segment provides various veterinary diagnostic and other instruments.  The OVP segment provides private label vaccines and pharmaceuticals primarily for cattle, as well as for other animals, including small mammals and fish.

•
IDEXX Laboratories, Inc. develops, manufactures, and distributes products for the veterinary and production animal markets, as well as for the water testing and dairy markets.  The company’s Companion Animal Group segment provides point-of-care veterinary diagnostic products, such as instruments and consumables, and rapid assays; and information products and services, and digital radiography systems for veterinarians.  This segment also offers commercial veterinary laboratory diagnostic and consulting services to be veterinarians in the United States, Canada, Europe, Australia, Japan and South Africa.

•
PetMed Express, Inc., doing business as 1-800-PetMeds, markets prescription and non-prescription pet medications and other health products for dogs, cats and horses direct to the consumer in the United States.  It offers non-prescription medications, such as flea and tick control products, bone and joint care products, vitamins and nutritional supplements, and hygiene products; and prescription medications, including heartworm preventatives, thyroid

•	and arthritis medications, antibiotics and other specialty medications, as well as generic substitutes.

•
PetSmart, Inc., together with its subsidiaries, operates as a specialty retailer of products, services and solutions for pets in North America.  Further, the company operates PetHotels that offer boarding for dogs and cats, temperature controlled rooms and suites, daily specialty treats and play time, and day camp services for dogs; and hospitals, which provide veterinary services comprising routine examinations and vaccinations, dental care, a pharmacy, and surgical procedures.  As of March 25, 2010, the company operated 1,149 retail stores; and 162 PetHotels.  Additionally, the company operated 740 hospitals under the registered trade names of Banfield and The Pet Hospital; and had 12 hospitals, which are operated by other third parties in Canada.

•
VCA Antech, Inc. operates as an animal healthcare company in the United States and Canada.  The company offers veterinary services and diagnostic testing to support veterinary care; and sells diagnostic imaging equipment, and other medical technology products and related services to the veterinary market.  It operates in three segments: Animal Hospital, Laboratory, and Medical Technology.

Roth concluded that the enterprise value for Pet DRx on a comparable company basis ranged from $16.5 million to $38.5 million which compared favorably to the enterprise value represented by the VCA Antech offer of $46.8 million.  This enterprise value range was calculated using the relative valuation metric of 2010 earnings before interest, taxes, depreciation and amortization (“EBITDA”).  The comparable company metrics were based off of trading multiples as of May 17, 2010 and Roth used both EBITDA and Revenue.  However, since Pet DRx is expected to be profitable on an EBITDA basis for the fiscal year ended December 31, 2010, the EBITDA-based metrics were viewed by Roth as providing more meaningful results compared to multiples based on revenue and book value per share because the results based on EBITDA are directly related to the income generation capability of the business.

This analysis yielded the following (in millions):

Comparable Public Companies Valuation Summary
	Revenue		EBITDA
	LTM	CY2010	LTM	CY2010
	$62.9	$68.3	$0.7	$2.5
PetDRX Multiples
Min	0.5x	0.8x	7.1x	6.7x
Max	3.7x	3.6x	16.9x	15.6x
Median	1.8x	1.8x	9.9x	9.7x
Mean	1.8x	1.9x	10.3x	10.3x
PetDRX Relative Value
Min	$32.0	$52.7	$4.6	$16.5
Max	$234.5	$243.8	$11.0	$38.5
Median	$110.1	$120.8	$6.5	$23.9
Mean	$110.9	$133.1	$6.7	$25.4

Precedent Transaction Analysis

The precedent transaction analysis uses data based on the values acquirers have previously placed on comparable companies in a merger or acquisition to develop a measure of current value for Pet DRx. In an acquisition such as VCA Antech’s acquisition of Pet DRx, the acquirer purchases a controlling interest in the company, and the value associated with that controlling interest is often different than the aggregate value of minority interests, which is the book value of the company.  In connection with this analysis, Roth identified several factors that explain other aspects of value, that in turn may limit the usage of this valuation methodology.  For example, circumstances surrounding the transaction such as a competitive bidding contest may influence the transaction terms, the difference in the market environment for transactions occurring at different periods of time, and the circumstances pertaining to the financial condition of the company that may have an impact on the resulting purchase price; e.g. a financially distressed company may receive a lower purchase price due to perceived weakness in its bargaining leverage.

Roth examined precedent transactions involving pet services companies that it viewed as similar to Pet DRx which included:

•	The acquisition of Valley Animal Hospital, a company that provides primary and specialty veterinary care services to companion animals through veterinary hospitals in California.

•	The acquisition of Beechwood Veterinary Practice Limited, a subsidiary of CVS Group PLC.

•
The acquisition of PetMedics Limited, a company that provides veterinary care services for pets, including surgery, medicine, ophthalmology, dermatology anesthesia, and critical care.  It also offers consultation services ranging from nail trimming and adolescent health checks to obesity and dental clinics, nursing care, pet grooming and training services.

•	The acquisition of National Veterinary Associates, Inc., a company that owns and operates veterinary hospitals in the United States.

•	The acquisition of Bay Area Veterinary Specialists, Inc., a company that provides veterinary and specialty care services.

•	The acquisition of Healthy Pet Corporation, a company that operates as a veterinary hospital in the United States.

•
The acquisition of Active Vetcare Ltd, a company that operates vet practices that offer pets/animals care services, including surgery services for emergency, such as road traffic accidents, through routine neutering and minor procedures to technical procedures comprising open chest and spinal surgeries; vaccinations for cats, dogs, and rabbits; behavioral and trainings, laboratory, and insurance services; and veterinary consulting on insurance, diet and nutrition, behavior, breeding, selecting a puppy or kitten, microchipping, flea control, worming and exercise.

•	The acquisition of Firstvets & White Lion Group, a company that operates as a veterinary services provider.

•
The acquisition of Pet’s Choice, Inc., a company engaged in the ownership and operating of companion animal veterinary hospitals in the United States, which provide general care facilities where clients receive routine and ongoing care for their pets.

•
The acquisition of National PetCare Centers, Inc., a company that operates as an animal healthcare company in the United States.  The hospitals range from general practice and exotics to specialty, referral, emergency and critical care.

•
The acquisition of VCA Antech, Inc., a company that operates as an animal healthcare company in the United States and Canada.  The company offers veterinary services and diagnostic testing to support veterinary care; and sells diagnostic imaging equipment, and other medical technology products and related services to the veterinary market.  It operates in three segments: Animal Hospital, Laboratory, and Medical Technology.

•	The acquisition of AAH Management Corporation, a company that operates animal hospitals. The company manages over 10 veterinary practices in the New York and New Jersey markets.

These entities were selected on the basis of the nature of their businesses, their size and operating characteristics.  The data available on these transactions, due in part to their size, is limited.  Roth examined enterprise value / LTM revenue multiples for the selected precedent transactions, which yielded multiples ranging from .56x - 2.9x LTM revenue.  The median enterprise value / LTM revenue multiple for the selected precedent transactions was 1.0x.  This implies a value of $62.9 million for Pet DRx.  Roth believes this analysis is imprecise due to its lack of fundamental valuation based on the future cash flow generation capabilities of the company being evaluated.  Ideally, the precedent transactions would have been compared based on EBITDA multiples, but due to Pet DRx’s lack of positive LTM EBITDA this would not provide meaningful results.  Thus, Roth applied LTM revenue multiples from the precedent transactions to Pet DRx’s annual sales as of March 31, 2010.

This analysis yielded the following relative valuation range (in millions):

	Revenue Multiple	Relative Value
Mean	1.3x	$83.4
Median	1.0x	$64.3
High	2.9x	$182.4
Low	0.6x	$35.6

Current Market Results

Roth also noted that since Pet DRx’s common stock is publicly traded, the market assigns a value to the Company’s equity at any given point in time which can be viewed as a reliable indicator of value based on the assumption that the market incorporates all information that is publicly available into the Company’s stock value and that such information is accurate.  Roth noted that on a fully diluted per share equity value basis, the VCA Antech proposal implied a price of $0.36 per share which reflects a premium of 5.8% to the three month weighted average share price of $0.34 as of May 17, 2010.  Roth also noted that the equity value of the VCA Antech proposal of $12.6 million represents a premium of approximately 76% to the current market capitalization of Pet DRx of $7.13 million based on issued and outstanding shares of common stock multiplied by the market price of $0.30 per share on May 17, 2010.

The summary set forth above does not contain a complete description of the analyses performed by Roth, but does summarize the material analyses performed by Roth in rendering its opinion.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  Roth believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Roth opinion.  In arriving at its opinion, Roth considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis.  Instead, Roth made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses.  The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis.

Roth performed its analyses solely for purposes of providing its opinion to the Board.  In performing its analyses, Roth made numerous assumptions with respect to industry performance, general business and economic conditions and other matters.

Roth’s opinion was one of many factors taken into consideration by the Board in making the determination to approve the merger agreement and recommend that the shareholders vote in favor of the Transaction.  The above summary does not purport to be a complete description of the analyses performed by Roth in connection with the opinion and is qualified in its entirety by reference to the written opinion of Roth attached as Annex B hereto.

In rendering its opinion, Roth relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to it or discussed with or reviewed by or for it.  Roth further relied upon the assurances of the management of the Company that the financial information provided had been prepared on a reasonable basis in accordance with industry practice and that management was not aware of any information or facts that would make any information provided to Roth incomplete or misleading.  Without limiting the generality of the foregoing, for the purpose of its opinion, Roth assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by it, that such information had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company.  Roth expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.  With the consent of the Company, Roth relied on advice of the outside counsel and the independent accountants to the Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

Roth did not perform any appraisals or valuations of specific assets or liabilities of the Company and has not evaluated the solvency of the Company.  Roth did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company, or any of its respective affiliates, is a party or may be subject.  At the direction of the Company, and with its consent, Roth’s opinion made no assumption concerning, and therefore did not consider, the possible assertions of claims, or the outcomes or damages arising out of any such matters.

Roth’s opinion was necessarily based on the information available to it and the facts and circumstances as they existed and were subject to evaluation as of the date of the opinion.  Events occurring after the date of the opinion could materially affect the assumptions used by Roth in preparing its opinion.  Roth expresses no opinion as to the prices at which Pet DRx’s common stock may trade following announcement of the Transaction or at any future time.  Roth has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Roth is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings and secondary distributions of securities and private placements.  The Board selected Roth to render its fairness opinion in connection with the transactions contemplated by the merger agreement on the basis of its experience and reputation in acting as a financial advisor in connection with financing for companies in the life sciences industry.

Roth acted as financial advisor to Pet DRx solely for the purpose of rendering an independent fairness opinion and has received a fee of $100,000 from Pet DRx, none of which was contingent upon the consummation of the merger.  Pet DRx has also agreed to indemnify Roth against certain liabilities and to reimburse it for certain expenses in connection with its services.  In addition, in the ordinary course of its business, Roth and its affiliates may actively trade Pet DRx securities for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Pet DRx’s Officers and Directors in the Stock Purchase Agreement and the Merger Agreement

When considering the recommendation of our board of directors, you should be aware that members of our board of directors and our officers have interests in the stock purchase agreement and the merger other than their interests as Pet DRx stockholders generally. These interests may be different from, or in conflict with, your interests as Pet DRx stockholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

Director and Officer Sellers

Each of our directors that owned shares of Pet DRx common stock and certain of our executive officers (the “Director and Officer Sellers”) were Sellers under the stock purchase agreement.  As a consequence, VCA Antech purchased the shares of Pet DRx common stock, options and warrants owned by the Director and Officer Sellers on July 1, 2010 as part of the Equity Closing.  The purchase price for the shares of Pet DRx common stock, the options and the warrants paid to the Director and Officer Sellers is the same purchase price as will be paid to each other stockholder, option holder and warrant holder upon consummation of the merger.  However, at the Equity Closing, VCA Antech held back $750,000 from the total purchase price paid to the Sellers, including the Director and Officer Sellers.  This amount will be used to fund any required post-closing adjustments to the purchase price as described in this Information Statement and any indemnification obligations of the Sellers (including the Director and Officer Sellers). Each Seller (including the Director and Officer Sellers) contributed its pro rata share of the Holdback Amount based on the ratio that each Seller’s number of shares it sold bore to the total number of shares sold pursuant to the stock purchase agreement.  Unlike the Director and Officer Sellers, no other stockholders will have any amounts withheld from the purchase price owing to them upon consummation of the merger.

Debt Repayment

To remain in compliance with its senior credit facility, VCA Antech required Pet DRx to repay all of its outstanding indebtedness.  As a result, at the Equity Closing, all of Pet DRx’s outstanding indebtedness, including indebtedness held by our officers, members of our board of directors and their respective affiliates was repaid pursuant to the terms of such indebtedness.  The aggregate cash payment attributable to the repayment of the officer- and director-held indebtedness (including the Pet DRx indebtedness held by their respective affiliates) in connection with the stock purchase agreement was approximately $10,538,000.  The following table identifies for each of our officers, members of our board of directors and their respective affiliates the amount of indebtedness repaid (inclusive of accrued and unpaid interest, premiums and/or penalties).

Name	Amount of Indebtedness Repaid
Gene E. Burleson	$1,055,991
Harry Zimmerman	$150,991
J. David Reed	$75,022
George Villasana	$0
Joel Kanter (1)	$0
Kanter Family Foundation	$188,133
Total	$188,133
Richard Martin	$0
Zubeen Shroff (2)	$0
Galen Partners International IV, LP	$444,676
Galen Partners IV, LP	$5,597,694
Total	$6,051,002
Richard Johnston (3)	$0
Camden Partners Strategic Fund III, LP	$2,904,783
Camden Partners Strategic Fund III-A, LP	$120,718
Total	$3,025,501
Gary Brukardt (4)	$0
Christopher W. Kersey (5)	$0
Total	$10,538,008

(1)	Mr. Kanter is President of the Kanter Family Foundation, an Illinois not-for-profit corporation.

(2)	Mr. Shroff is a managing member of Claudius IV, L.L.C. which serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P.

(3)
Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the general partner of Camden Partners Strategic Fund III, LP and Camden Partners Strategic Fund III-A, LP.  Mr. Johnston resigned from the board of directors of Pet DRx effective as of January 7, 2010.

(4)	Mr. Brukardt resigned from the board of directors of Pet DRx effective as of July 28, 2009.

(5)	Christopher W. Kersey is a managing member of Camden Partners Strategic Manager, LLC, the general partner of Camden Partners Strategic Fund III, LP and Camden Partners Strategic Fund III-A, LP.

Severance Payments

Each of our named executive officers and certain other officers is a party to an employment agreement with Pet DRx.  These agreements provide for the payment of severance upon termination of employment in certain circumstances.  The completion of the transactions contemplated by the stock purchase agreement coupled with the failure to appoint these officers to comparable positions at VCA Antech, constituted a “good reason” termination under each officer’s employment agreement as a result of which severance is required to be paid.  As part of the transactions, VCA Antech agreed to fund up to a total of $2.8 million in contractual severance obligations.  The amount of severance paid to each officer pursuant to the terms of that officer’s employment agreement is set forth below.

Officer	Amount of Severance Received*
Gene E. Burleson, Chairman & Chief Executive Officer	$360,000
Harry Zimmerman, Chief Financial Officer	$300,000
David Reed, Senior Vice President – Operations	$300,000
George Villasana, Executive Vice President & General Counsel	$360,000
Total	$1,320,000

*Excludes amounts payable in connection with the continuation of certain insurance benefits for 18 months following the completion of the Equity Closing.

Transaction Bonuses

In connection with the execution of the stock purchase agreement and the merger agreement, the board of directors created a transaction bonus pool from which transaction bonuses would be available to be paid to certain members of the Pet DRx senior management team.  The  amount of the transaction bonus pool is equal to the difference between $2.0 million (which is the maximum amount of fees and expenses that VCA Antech agreed to pay for Pet DRx investment bankers, financial advisors, legal counsel and accountants, plus 50% of the premium for a run-off director and officer liability insurance policy for the benefit of Pet DRx’s officers and directors) and the actual amount of those fees and expenses.  The actual amount of those fees and expenses is expected to be approximately $900,000 and consequently, the bonus pool is expected to be approximately $1.1 million.  The bonus pool will be allocated among the senior management team of Pet DRx in such amounts as is determined to be appropriate by the directors comprising a Special Committee of Pet DRx’s Board of Directors that was established at the Equity Closing.  No directors or Sellers other than Gene Burleson, Harry Zimmerman and David Reed (each of whom was a member of the senior management team of Pet DRx) are eligible to participate in the transaction bonus pool.

Options and Warrants

At the Equity Closing, as will be the case with all other holders of all outstanding stock options and warrants at the Merger Closing, each outstanding and unexercised stock option and warrant to purchase shares of our common stock (in each case, whether or not vested) held by those officers and members of our board of directors who are Sellers, was cancelled, as provided in the stock purchase agreement, in exchange for a cash payment equal to $0.33523 less the exercise price of such stock option or warrant and less any applicable withholding tax in respect of each share of our common stock underlying such stock option or warrant.  The aggregate cash payment attributable to these officer- and director-held options and warrants in connection with the Equity Closing was approximately $91,524.  In addition, George Villasana, a Pet DRx officer who is not a Seller, will receive a cash payment of $13,515 in exchange for the cancellation of both his vested and unvested options on the Merger Closing.  The following table identifies for each of our officers and members of our board of directors the cash payment received in exchange for the cancellation of both their vested and unvested options at the Equity Closing, and in the case of Mr. Villasana, the Merger Closing.

Name	Vested Options	Cash Payment for Vested Options	Unvested Options	Cash Payment for Unvested Options	Total Cash Payment for Vested and Unvested Options
Gene E. Burleson	168,818	$22,829	56,183	$7,598	$30,427
Joel Kanter	39,000	$5,274	0	$0	$5,274
Richard Martin	39,000	$5,274	0	$0	$5,274
J. David Reed	112,545	$15,220	37,455	$5,065	$20,285
Zubeen Shroff	23,900	$3,232	0	$0	$3,232
George Villasana (1)	74,955	$10,140	24,945	$3,375	$13,515
Harry Zimmerman	149,985	$20,283	49,915	$6,750	$27,033
Total					$105,040

(1)
Identifies the aggregate number of shares of Pet DRx common stock subject to outstanding vested and unvested “in the money” options held by Mr. Villasana as of June 30, 2010.  Each option to purchase Pet DRx common stock that remains outstanding as of the Merger Closing, whether vested or unvested, will automatically become fully vested and convert into the right to receive cash compensation on the Merger Closing.

Insurance and Indemnification

Effective as of the Equity Closing, VCA Antech purchased a “tail” policy providing for directors’ and officers’ liability insurance that has at least as much coverage in the aggregate as the directors’ and officers’ liability insurance maintained by Pet DRx prior to the Equity Closing.  The insurance policy is to be maintained for a period of six years after the Equity Closing. One half of the premium for this insurance policy was paid by Pet DRx as part of the transaction expenses.

The merger agreement provides that the charter and bylaws of Merger Sub will become our charter and bylaws following the completion of the merger.  The bylaws contain provisions pursuant to which we will indemnify and hold harmless, each of our present and former directors and officers as well as those of our subsidiaries against any costs or expenses (including reasonable attorneys’ fees) incurred in connection with any action arising out of matters existing or occurring at or prior to the effective time of the merger, whether claimed prior to, at or after the effective time of the merger and that we shall also advance expenses to any indemnified person as incurred to the fullest extent permitted under applicable law. Such bylaws also contain provisions that exculpate present and former directors, officers, employees and agents of us and our subsidiaries to the fullest extent permitted by Delaware law.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

No Financing Condition

The merger is not conditioned on any financing arrangements.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Snow Merger Acquisition, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of VCA Antech and a party to the merger agreement, will merge with and into us. We will survive the merger as an indirect, wholly-owned, Delaware subsidiary of VCA Antech.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by any of our subsidiaries, shares held by VCA Antech or any of its subsidiaries, and shares held by stockholders who perfect their appraisal rights (as described in “The

Merger — Appraisal Rights”), will be converted into the right to receive $0.33523 in cash, without interest and less any applicable withholding tax. Treasury shares, shares held by any of our subsidiaries and shares held by VCA Antech or any of its subsidiaries will be automatically canceled at the effective time of the merger.

As of the effective time of the merger, all shares of our common stock will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of a certificate representing any shares of our common stock (other than stockholders who have perfected their appraisal rights) will cease to have any rights as a stockholder, except the right to receive $0.33523 per share in cash, without interest and less applicable withholding tax. The price of $0.33523 per share was determined through arm’s-length negotiations between VCA Antech and us, was calculated pursuant to the terms of the stock purchase agreement so that it is the same price the Sellers received for their shares of our common stock (excluding the Holdback Amount, which was funded solely by the Sellers and any adjustments thereto).

Treatment of Pet DRx Stock Options and Warrants

The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised Pet DRx stock option and warrant to purchase shares of our common stock (in either case whether or not vested) will be cancelled, and that each holder of a cancelled stock option or warrant will have the right to receive an amount in cash equal to $0.33523 less the exercise price of such stock option or warrant and less applicable withholding tax in respect of each share of our common stock underlying such stock option or warrant. The merger agreement further provides that all cash payments due in respect of any such stock option or warrant will be made at or shortly after the effective time of the merger following receipt of a properly completed letter of transmittal to be sent to such holders by VCA Antech (or an exchange agent engaged by VCA Antech).  If the exercise price of a stock option or warrant is greater than or equal to $0.33523, the holder of such stock option or warrant will not receive any consideration for such stock option or warrant, and such stock option or warrant will be cancelled.  In addition, the warrants issued as part of the units sold in our initial public offering expired on March 17, 2010 and will not receive any payment.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by VCA Antech and us and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the date of the Merger Closing, which will not be later than the second business day after satisfaction or waiver of the conditions to the Merger Closing described in the merger agreement. We currently anticipate that the merger will be completed in the third quarter of calendar year 2010. However, the merger is subject to several closing conditions, and consequently we cannot predict the exact timing or guarantee that the merger will occur.  For example, under applicable securities regulation, the merger may not be completed until 20 days after the date of mailing of this information statement to the Pet DRx stockholders.  Therefore, the earliest possible date on which the merger can be consummated is __________, 2010 (assuming that this information statement is mailed to Pet DRx stockholders on __________, 2010).

Deregistration of Common Stock

If the merger is completed, all outstanding shares of our common stock will be exchanged for the cash consideration described elsewhere in this information statement, and Pet DRx will become an indirect, wholly-owned subsidiary of VCA Antech. As a result, our common stock will no longer be traded on the NASDAQ Capital Market and will be deregistered under the Exchange Act.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of certain U.S. federal income tax consequences of the merger to common stockholders of Pet DRx who are U.S. persons (defined below) and whose shares of common stock are converted into the right to receive cash pursuant to the merger. The following summary is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial decisions, and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, stockholders who do not hold their shares of common stock as capital assets under § 1221 of the Code, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who hold their shares of common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment, or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local, or foreign tax consequences relating to the merger.

For U.S. federal income tax purposes, a U.S. person includes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income regardless of its source; or

•
a trust that (A) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons, or (B) otherwise has elected to be treated as a U.S. domestic trust.

If a partnership holds shares of common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  A partner of a partnership should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to that partner.

The Merger

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the merger and the stockholder’s adjusted tax basis in the shares of common stock converted into cash pursuant to the merger. If shares of common stock are held by a stockholder as capital assets, gain, or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of common stock exceeds one year at the time of the completion of the merger. Capital gains recognized by an individual upon a disposition of a share of Pet DRx common stock that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash pursuant to the merger.

Stockholders considering the exercise of appraisal rights should consult their tax advisors concerning the tax consequences of their particular tax situation.

Backup Withholding

A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or TIN, and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following completion of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

Regulatory Matters

To the best of our knowledge no regulatory approvals must be obtained in connection with the merger. We cannot assure you that a challenge to the merger on various regulatory grounds will not be made or, if such a challenge is made, that it would not be successful.

Pending Litigation

On June 15, 2010, a lawsuit was filed in the Chancery Court for Williamson County, Tennessee styled Kondibona vs. Burleson, et al. (Civil Action Class Action Complaint 38538). That lawsuit, purportedly brought as a class action on behalf of all of the Company's public shareholders against the directors of Pet DRx, the Company, and VCA Antech, generally alleges that the directors of the Company breached their fiduciary duties in connection with the merger, and seeks to either enjoin the transaction or, alternatively, rescission and damages.  The Company believes that the allegations contained in the pleadings in the above-referenced action are without merit and intends to contest the actions vigorously.

Appraisal Rights

In accordance with Section 2.12 of the merger agreement, holders of record of our common stock who have not consented to the adoption of the merger agreement and the merger or waived their appraisal rights and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this information statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, a record holder of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger and who otherwise follows the procedures set forth in Section 262, will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to properly and timely comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of our common stock, we recommend that you seek the advice of legal counsel if you are considering exercising these rights.

Under Section 228(e) of the DGCL, where stockholder action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement constitutes the notice of stockholder adoption of the merger agreement and the merger without a meeting.

Under Section 262, where a merger is approved by stockholders of a corporation through a written consent in lieu of a meeting of stockholders, then, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. This information statement constitutes a formal notice of appraisal rights under Section 262.

Any stockholder wishing to exercise appraisal rights must, within 20 days after the date of mailing of this formal notice of appraisal rights, deliver to us a written demand for the appraisal of the stockholder’s common stock. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder.

A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and identify the persons for whom the record holder serves as nominee. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to Pet DRx c/o VCA Antech at 12401 West Olympic Boulevard, Los Angeles, California 90064, Attn: Tomas Fuller or via telephone at (310) 571-6500.

Within ten days after the effective time of the merger, Pet DRx, as the surviving corporation in the merger, must notify each holder of shares of our common stock who has complied with Section 262 by making a timely written demand for appraisal that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, Pet DRx, as the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. Pet DRx, as the surviving corporation, is under no obligation to and has no present intention to file a petition and holders should not assume that we will file a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of shares of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Pet DRx, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by us or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of our common stock and a copy thereof is served upon Pet DRx, as the surviving corporation, we will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice is given to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration ($0.33523 per share of common stock) that they would receive pursuant to the merger if they did not seek appraisal of their shares.

The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions, if any, payable to holders of record of our common stock as of a record date prior to the effective time of the merger). Such former holders will have no rights as stockholders other than to receive the “fair value” of their shares as provided in the DGCL.

If any stockholder who demands appraisal of common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s common stock will be deemed to have been converted at the effective time of the merger into the right to receive $0.33523 in cash per share less any applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to Pet DRx, as the surviving corporation, a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of Pet DRx and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Court deems just.  A stockholder may also lose the right to appraisal if the stockholder fails to comply with the Court’s direction to submit the stockholder’s stock certificates to the Register in Chancery.

The provisions of the DGCL regarding appraisal rights are technical in nature and complex.  Stockholders desiring to exercise appraisal rights should consult counsel since failure to comply properly and timely with the provisions of the DGCL may defeat their appraisal rights.

THE PROVISIONS OF THE DGCL REGARDING APPRAISAL RIGHTS ARE TECHNICAL IN NATURE AND COMPLEX. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER’S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THOSE RIGHTS.

THE STOCK PURCHASE AGREEMENT

The following description summarizes the material provisions of the stock purchase agreement and is qualified in its entirety by reference to the complete text of the stock purchase agreement, which is attached as Exhibit 10.1 to our Current Report on Form 8-K, dated June 8, 2010. Stockholders should read carefully the full text of the stock purchase agreement, as its provisions are complicated and not easily summarized.

The following description is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the stock purchase agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Pet DRx or VCA Antech or any of our respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the stock purchase agreement, which subsequent information may or may not be fully reflected in our public disclosures. Factual information about us can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

The stock purchase agreement, dated as of June 2, 2010, was entered into by Pet DRx with VCA Antech, Merger Sub, Mr. Zimmerman, an individual in his capacity as the sellers’ representative, and the Sellers.  On  July 1, 2010, the Sellers sold to Snow Merger Acquisition, Inc., a Delaware corporation and indirect, wholly-owned subsidiary of VCA Antech, which we refer to as Merger Sub, 23,073,863 shares of our common stock, representing approximately 70.38% of the issued and outstanding shares of our common stock for a purchase price of $0.33523 for each share of common stock, subject to adjustment as described below.

Sellers

The Sellers, and the number of shares sold in the Equity Closing are reflected in the stock purchase agreement.  In addition, certain of the Sellers, have an aggregate of 547,489 shares of Pet DRx common stock subject to an escrow arrangement established in connection with our initial public offering.  These shares will be released from the escrow at the Merger Closing.  With respect to these shares, each stockholder granted VCA Antech a proxy to vote his or its shares pending the Merger Closing at which time they will be exchanged for the merger consideration.  You should read “The Stock Purchase Agreement – Proxy” beginning on page 42.

Purchase Price and Adjustments; Holdback Amount

The stock purchase agreement provided that the aggregate purchase consideration under the stock purchase agreement and the merger agreement will equal $41,250,000 less (i) the amount of the Pet DRx Debt at the Equity Closing (including all accrued but unpaid interest, any late fees, prepayment premiums or penalties and all other related costs of repaying the Pet DRx Debt), (ii) the amount by which the fees and expenses of Pet DRx incurred in connection with Equity Closing pursuant to the stock purchase agreement (including any transaction bonuses to be paid to management but excluding the fees and expenses incurred in connection with the preparation of this information statement) exceeded $2,000,000 and (iii)

the amount by which Pet DRx’s working capital deficit at the Equity Closing exceeded ($750,000).  The stock purchase agreement established a post-closing process for determining as of the date of the Equity Closing any required adjustments to the foregoing amounts and resolving any disputes between Pet DRx and VCA Antech relating to the determination of such amounts and the need for any such adjustments. Prior to the Equity Closing, Pet DRx provided VCA Antech with a closing statement, that we call the Estimated Closing Statement, that estimated each of the foregoing amounts.  The Estimated Closing Statement established the following amounts for the listed items:

Pet DRx Debt	$29,531,787.30
Transaction Expenses	$2,000,000
Working Capital	($629,127)

At the Equity Closing, VCA Antech held back $750,000 from the total purchase price to be paid to the Sellers in consideration of the purchase of each Seller’s shares of common stock.  The Holdback Amount will be used to fund any required post-closing adjustments to the purchase price as described above and, any remaining amounts will be used to secure the indemnification obligations of the Sellers for breaches by the Sellers or by Pet DRx of any of their respective covenants and representations and warranties contained in the stock purchase agreement.  Each Seller contributed its pro rata share of the Holdback Amount based on the ratio that each Seller’s number of shares it sold bore to the total number of shares sold pursuant to the stock purchase agreement.  No stockholder will contribute to the Holdback Amount.  The Holdback Amount will be released on the first to occur of (i) the Merger Closing or (ii) 120 calendar days following the Equity Closing (less any amounts estimated to be necessary to address any then pending indemnification claims).

Following the Equity Closing, the parties will finalize the amount of the items listed on the Estimated Closing Statement as of the date of the Equity Closing. The result will be the creation of what we call the Definitive Post-Closing Statement that will conclusively establish the amount of Pet DRx Debt, transaction costs and working capital deficit as of the date of the Equity Closing.

Once the Definitive Post-Closing Statement has been completed, VCA Antech will deduct from the Holdback Amount (and retain for its own account) the aggregate of:

•	the amount by which the actual Pet DRx Debt reflected in the Definitive Post-Closing Statement exceeds $29,531,787.30;

•	the amount by which the fees and expenses incurred by Pet DRx in connection with the Equity Closing (including any transaction bonuses to be paid to management) exceeds $2,000,000; and

•	the amount by which the working capital deficit exceeds ($750,000).

In the event that the entire Holdback Amount is applied in satisfaction of claims asserted by VCA Antech, the net per share purchase price that will be received by the Sellers will be $0.30332.  Stockholders will receive in the Merger Closing, $0.33523 per share of our common stock regardless of any claims that may be asserted by VCA Antech against the Holdback Amount and regardless of any amounts to be paid from the Holdback Amount.

Governance Matters; Sellers’ Representative

As a result of the Equity Closing and the acquisition by Merger Sub of a majority of Pet DRx’s common stock, VCA Antech has the power to designate all of Pet DRx’s directors.  However, the terms of the stock purchase agreement provide that until the Merger Closing, Pet DRx will have a Special Committee of the Board of Directors consisting of at least two directors who are not officers, directors or employees of VCA Antech.  We refer to these individuals as the Independent Directors. The initial Independent Directors are Gene Burleson and Joel Kanter, each of whom served as a director of Pet DRx immediately prior to the Equity Closing. The stock purchase agreement provides that any amendment, termination, extension or waiver of any term or condition, of the stock purchase agreement, the merger agreement or any other agreement related to the transactions contemplated by the foregoing to which Pet DRx is a party, or any waiver or assertion of any of the Pet DRx’s rights arising under any of the foregoing agreements, or any other consents or actions by the Board of Directors of Pet DRx with respect to the stock purchase agreement or the merger agreement, will require, and will require only, the concurrence of the Special Committee.

In addition, Harry Zimmerman, a Seller and the former Chief Financial Officer of Pet DRx, has agreed to serve as the Sellers’ Representative in connection with reviewing and negotiating any post-closing adjustments. Mr. Zimmerman will not be compensated for his service as the Sellers’ Representative, but he will be entitled to be reimbursed by the Sellers for any expenses incurred in the course of his service. The stock purchase agreement provides that before any portion of the Holdback Amount is distributed to the Sellers, the Sellers’ Representative will first be reimbursed. To the extent such amounts are not sufficient to reimburse all incurred expenses, the Sellers’ Representative can demand reimbursement from any Seller and thereafter the remaining Sellers are required to each contribute their pro rata share of the amount of such expenses to the Seller who provided the reimbursement.

Written Consents and Voting of the Sellers

Concurrently with the execution of the stock purchase agreement, the Sellers agreed to consent to the adoption of the merger agreement and the merger by executing and delivering to us the written consent authorizing, approving and adopting the merger agreement and the transactions contemplated by the merger agreement, including the merger. The shares of common stock held by the Sellers constitute more than a majority of the outstanding shares of common stock, and were therefore sufficient to satisfy the requisite vote for the merger.

Proxy

Because of the limitations imposed by the IPO Escrow Agreement (as described in “Ownership of Stock by Directors, Executive Officers and Principal Stockholders – IPO Escrow” beginning on page 57 ), the 547,489 shares held by Messrs. Burleson, Kanter and Martin, Chicago Investments, Inc., and Windy City, Inc. that are subject to the IPO Escrow Agreement were not purchased pursuant to the stock purchase agreement and will be exchanged upon the consummation of the merger for the merger consideration.  However, at the Equity Closing, Messrs. Burleson, Kanter and Martin, together with Chicago Investments, Inc. and Windy City, Inc., granted a proxy to VCA Antech covering the 547,489 shares of Pet DRx common stock owned by them that are subject to the escrow.  The proxy is irrevocable and coupled with an interest and entitles VCA Antech to vote all of such shares on any matter that may be the subject of a vote of our stockholders between the Equity Closing and the Merger Closing in the manner deemed appropriate by VCA Antech in its sole discretion.

Sellers’ Representations and Warranties

Each Seller, solely as to itself (i.e., severally and not jointly), made limited representations and warranties with respect to the following:

•	organization, good standing and other corporate matters with respect to Sellers that are entities;

•	the authorization, execution, delivery and enforceability of the stock purchase agreement and related documents;

•	the absence of certain conflicts with or violations of, Sellers organizational documents, applicable law, certain agreements and instruments, and the absence of required consents and approvals;

•	brokers’ or finders’ fees or any other commission or similar fee to any broker, finder or agent in connection with the stock purchase agreement;

•	the Seller’s ownership of its shares of common stock, stock options and warrants free and clear of encumbrances; and

•	the absence of legal proceedings or governmental orders relating to, or in connection with, the stock purchase agreement, the merger agreement or the related transactions.

These representations survive forever for purposes of indemnification as discussed below.

Pet DRx’s Representations and Warranties.

Pet DRx made the following representations and warranties with respect to itself and each of its subsidiaries:

•	Pet DRx’s and its subsidiaries’ due organization, valid existence, good standing and other corporate matters;

•
Pet DRx’s corporate power and authority to enter the stock purchase agreement and merger agreement, to perform its obligations under, and to consummate the transactions contemplated by, the stock purchase agreement and the merger agreement, and the execution, delivery and enforceability of the stock purchase agreement, merger agreement and related documents;

•	the approval and recommendation of the stock purchase agreement and merger agreement by the board of directors;

•
the absence of certain conflicts with or violations of, Pet DRx’s and its subsidiaries’ organizational documents, applicable law, certain agreements and instruments, and the absence of required consents and approvals;

•	brokers’ or finders’ fees or any other commission or similar fee to any broker, finder or agent in connection with the stock purchase agreement and merger agreement;

•	the capitalization of Pet DRx and its subsidiaries and the absence of any contracts or commitments with respect to the voting, transfer or issuance of Pet DRx’s equity interests;

•	completeness and accuracy of Pet DRx’s corporate records;

•
documents Pet DRx has filed with the Securities and Exchange Commission, the accuracy of certain specified financial statements filed since December 31, 2007, and other information contained in documents Pet DRx filed with the SEC since December 31, 2007, and Pet DRx’s compliance with the Securities Act of 1933, the Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002;

•	Pet DRx’s financial statements;

•	the absence of undisclosed liabilities;

•
the conduct of the business in the ordinary course and the absence of a material adverse effect on Pet DRx or is subsidiaries and certain other changes or events related to Pet DRx and its subsidiaries since December 31, 2009;

•	title to or valid leasehold interest in our tangible assets and leasehold interests and the maintenance and condition of such assets and interests;

•	our compliance with applicable laws, permits and approvals;

•	absence of contract provisions requiring third-party consents to a change of control, or payment as a result of a change of control, of Pet DRx or any of its subsidiaries;

•	tax matters;

•	our owned and leased real property;

•	our intellectual property;

•	material contracts and performance of obligations thereunder;

•	the absence of legal proceedings or governmental orders against Pet DRx;

•	the absence of any agreements with labor organizations and matters relating to claims of unlawful labor practices or disputes with our labor force;

•	matters relating to our benefit plans and agreements and compliance with the Employee Retirement Income Security Act;

•	environmental, health, and safety matters with respect to Pet DRx and its subsidiaries;

•	insurance policies held by us and our subsidiaries;

•	transactions between us and our affiliates;

•	accounts receivable and payable;

•	requisite disclosure and internal controls and absence of related complaints; and

•	accuracy and completeness of disclosure.

Pet DRx’s representations and warranties are qualified by reference to Pet DRx’s disclosure schedules, which were delivered to VCA Antech in connection with the stock purchase agreement.

VCA Antech’s and Merger Sub’s Representations and Warranties

    VCA Antech and Merger Sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	due organization, valid existence, good standing and other corporate matters;

•
VCA Antech’s and Merger Sub’s corporate power and authority to enter the stock purchase agreement and merger agreement, to perform their obligations under, and to consummate the transactions contemplated by, the stock purchase agreement and the merger agreement, and the execution, delivery and enforceability of the stock purchase agreement, merger agreement and related documents;

•	brokers’ or finders’ fees or any other commission or similar fee to any broker, finder or agent in connection with the stock purchase agreement and merger agreement; and

•	the sufficiency of VCA Antech’s capital resources to consummate the transactions contemplated by the stock purchase agreement and merger agreement.

Closing Conditions; Termination Rights

    The completion of the Equity Closing was subject to customary closing conditions including:

•	the absence of any injunctions;

•	receipt of all required permits, regulatory approvals and consents;

•	the accuracy of representations and warranties; and

•	compliance with all covenants and other obligations under the stock purchase agreement and related documents.

    In addition, VCA Antech’s obligation to consummate the Equity Closing was subject to closing conditions including:

•	the absence of a material adverse change or effect on Pet DRx or its subsidiaries since December 31, 2009;

•	the receipt of payoff letters from the holders of the Pet DRx Debt;

•	the receipt of a draft of this information statement; and

•	the cancellation and/or termination of various security interests and liens.

                The Sellers’ and Pet DRx’s obligation to consummate the closing of the stock purchase agreement was also subject to the purchase by VCA Antech of a six year run-off director and officer liability insurance policy.

                 Each of VCA Antech and the Sellers could have terminated the contemplated transactions under certain circumstances set forth in the stock purchase agreement.

Indemnification.

The Sellers have agreed to jointly and severally indemnify VCA Antech for damages arising from breaches by Pet DRx or any of its subsidiaries of a Pet DRx representation, warranty or covenant. The Sellers’ aggregate liability with respect to breaches of the Pet DRx representations and warranties (other than the representation and warranty regarding capitalization set forth in Section 5.5(b) of the stock purchase agreement) is capped at $750,000 reduced by any post-closing adjustments made to the Holdback Amount.  The representations and warranties of Pet DRx will survive the Equity Closing and will continue in full force and effect until the earlier of (i) the Merger Closing or (ii) 120 days following the Equity Closing.

With respect to the Sellers’ representations and warranties:

•	Each Seller, severally and not jointly, will indemnify VCA Antech from damages arising from breaches by such Seller of its representations, warranties or covenants.

•
Each Seller’s liability with respect to a breach of its representation and warranty relating to title to Pet DRx common stock, options or warrants (set forth in Section 4.5 of the stock purchase agreement) will be capped at the total amount paid or payable to that Seller pursuant to the stock purchase agreement for any shares, options or warrants owned by that Seller, plus the amount received in repayment of any Pet DRx Debt held by that Seller.

•
Each Seller’s liability with respect to breaches of all other Seller representations and warranties as well as a breach by Pet DRx of its capitalization representation and warranty (Section 5.5 of the stock purchase agreement) will be capped at the total amount paid or payable to the Seller pursuant to the stock purchase agreement for any shares, options or warrants owned by the Seller.

No indemnification is available with respect to breaches of the Pet DRx representations and warranties until the aggregate amount of claims exceeds $250,000. Upon exceeding such amount, the Sellers shall be liable for the full extent of cumulative damages, relating back to and including the first dollar of the damages claimed up to the limits described above. However, this limitation does not apply to claims based on breaches of the representation and warranty of Pet DRx regarding capitalization set forth in Section 5.5(b) of the stock purchase agreement or in the case of actual fraud or willful breach.

Non-Solicitation of Third Parties by the Sellers, Pet DRx or its Subsidiaries

The stock purchase agreement prohibited the Sellers and Pet DRx from (i) taking any of the following actions or (ii) authorizing any person or permitting any of their subsidiaries’ directors, officers, employees, agents or representatives (including any investment banker, financial advisor, consultant, attorney or accountant) to take any of such actions, directly or indirectly:

•	soliciting or initiating the submission of any proposal or offer that constitutes an offer or proposal for the acquisition of Pet DRx;

•	entering into any agreement with respect to any acquisition proposal; or

•
participating in any discussions or negotiations regarding, or furnishing to any person any information with respect to, or taking any action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal.

The stock purchase agreement provides that an “acquisition proposal” means any offer or proposal from any person (other than VCA Antech or Merger Sub) regarding a merger, acquisition, consolidation, purchase or similar transaction involving any equity security of Pet DRx, or the acquisition (other than by VCA Antech or Merger Sub) of all or substantially all of the assets of Pet DRx. “Acquisition proposal” has the same meaning when used in this information statement.

Insurance and Indemnification

The stock purchase agreement provides that VCA Antech shall, subject to commercial availability, purchase effective as of the Equity Closing, a “tail” policy providing for directors’ and officers’ liability insurance that provides substantially the same coverage as the directors’ and officers’ liability insurance maintained by us prior to the Equity Closing, for the abovementioned indemnified persons, covering insurable events with respect to matters arising before the Equity Closing, for a period of six years after the closing of the stock purchase agreement.

The merger agreement provides that the charter and bylaws of Merger Sub will become our charter and bylaws following the completion of the merger.  The bylaws contain provisions pursuant to which we will indemnify and hold harmless, each present and former director and officer of us and our subsidiaries against any costs or expenses (including reasonable attorneys’ fees) incurred in connection with any action arising out of matters existing or occurring at or prior to the effective time of the merger, whether claimed prior to, at or after the effective time of the merger and that we shall also advance expenses to any indemnified person as incurred to the fullest extent permitted under applicable law. Such bylaws also contain provisions that exculpate present and former directors, officers, employees and agents of us and our subsidiaries to the fullest extent permitted by Delaware law.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this information statement. Stockholders should read carefully the full text of the merger agreement, as it is the legal document governing the merger, and the provisions of the merger agreement are complicated and not easily summarized.

The following description is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Pet DRx or VCA Antech or any of our or its respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. Factual information about us can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” below.

Effective Time

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed upon by VCA Antech and us and specified in the certificate of merger. The filing of the certificate of merger will occur on the Merger Closing, which will occur on the later of (i) the 1st day of the month following the satisfaction or waiver of the conditions to the Merger Closing described in the merger agreement and (ii) the 21st day after delivery of the Information Statement to our stockholders, or such other date as the parties may mutually determine.

Certificate of Incorporation and Bylaws

The merger agreement provides that the certificate of incorporation and bylaws of Merger Sub immediately prior to the effective time of the merger will be the certificate of incorporation and bylaws of the surviving corporation following the merger until changed or amended.

Conversion of Shares; Procedures for Exchange of Certificates

The conversion of our common stock into the right to receive $0.33523 per share in cash, without interest and less any applicable withholding tax, will occur automatically at the effective time of the merger. In accordance with the terms of the merger agreement, VCA Antech (or an exchange agent engaged by VCA Antech) will send a letter of transmittal to each former Pet DRx stockholder. The letter of transmittal will contain instructions for obtaining cash in exchange for shares of our common stock.

Upon surrender of a stock certificate representing shares of our common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by VCA Antech (or the exchange agent engaged by VCA Antech), the holder of the certificate will be entitled to receive from VCA Antech (or the exchange agent engaged by VCA Antech), $0.33523 in cash for each share represented by the stock certificate, and that stock certificate will be canceled.

In the event of a transfer of ownership of our common stock that is not registered in our stock transfer books, the merger consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer, and

•
the person requesting such payment: pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate; or establishes to the reasonable satisfaction of VCA Antech (or the exchange agent engaged by VCA Antech) that the tax has been paid or is not applicable.

No interest will be paid or accrue on any cash payable upon the surrender of stock certificates representing shares of our common stock. The cash paid upon conversion of shares of our common stock will be issued in full satisfaction of all rights relating to the shares of our common stock.

Any amounts held by VCA Antech (or the exchange agent engaged by VCA Antech) that have not been claimed by holders of our common stock by 180 days after the merger becomes effective will be retained by or returned to VCA Antech. Stockholders seeking payment for shares of common stock after that date will only be able to look to VCA Antech for any amounts payable.

If any certificate representing our common stock is lost, stolen or destroyed, the holder must provide an appropriate affidavit of that fact. VCA Antech (or the exchange agent engaged by VCA Antech) may require any such holder to deliver a bond as indemnity against any claim that may be made against VCA Antech with respect to any lost, stolen or destroyed certificate.

Treatment of Pet DRx Stock Options and Warrants

The merger agreement provides that, at the effective time of the merger, each outstanding and unexercised Pet DRx stock option (whether or not vested) will be canceled, and that each holder of a canceled option will have the right to receive an amount in cash equal to $0.33523 less the exercise price of such stock option and less applicable withholding tax in respect of each share of our common stock underlying such stock option. The merger agreement further provides that each holder of a cancelled option will receive his or her cash payment at or shortly after the effective time of the merger following receipt of a properly completed acknowledgment letter to be sent to such holders by VCA Antech (or an exchange agent engaged by VCA Antech).  If the exercise price of a stock option or warrant is greater than or equal to $0.33523, the holder of such stock option or warrant will not receive any consideration for such stock option or warrant, and such stock option or warrant will be cancelled.  The warrants issued as part of the units sold in our initial public offering expired on March 17, 2010 and will not receive any payment.

Pet DRx’s Representations and Warranties

Pet DRx made the following representations and warranties with respect to itself and each of its subsidiaries:

•	our corporate organization and qualifications;

•
authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to, the merger agreement and related matters with respect to Pet DRx;

•	the absence of conflicts or violations under contracts, instruments or law, and required consents and approvals; and

•	our capital structure.

Pet DRx’s representations and warranties are qualified by reference to Pet DRx’s disclosure schedules which were delivered to VCA Antech in connection with the stock purchase agreement.

VCA Antech’s and Merger Sub’s Representations and Warranties

VCA Antech and Merger Sub made the following representations and warranties:

•	their corporate organization and qualifications;

●	authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to VCA Antech and Merger Sub;

●	the absence of conflicts or violations under contracts, instruments or law, and required consents and approvals;

●
required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to, the merger agreement and related matters with respect to VCA Antech and Merger Sub; and

●
the sufficiency of VCA Antech’s capital resources (i) to pay the aggregate merger consideration and cash payments in respect of canceled stock options and warrants and (ii) to pay all charges, expenses and other amounts required to be paid by VCA Antech, Merger Sub and the surviving corporation under the merger agreement.

Covenants of the Parties

The merger agreement contains covenants that we and VCA Antech have agreed to, including:

•	the preparation and filing of this information statement with the SEC; and

•	the filing and taking of other actions necessary by both us and VCA Antech to consummate the merger and the transactions contemplated by the merger agreement.

Conditions to the Closing of the Merger

The obligations of the parties to effect the closing of the merger are subject to the following conditions:

•	No Injunction: No governmental body has enjoined the consummation of the merger or the transactions contemplated under the merger agreement.

•	Legal Proceedings: No governmental body has initiated proceedings to restrain or prohibit the Merger or the transactions contemplated under the merger agreement.

•	Regulatory Approval: The parties have obtained all regulatory approvals or waivers required to consummate the transactions contemplated under the merger agreement.

•	Equity Closing: The Equity Closing shall have occurred.

In addition, the obligations of VCA Antech and Merger Sub to effect the Merger Closing are subject to the requirement that Pet DRx’s capitalization representation and warranty shall have been accurate and complete in all respects on the date when made and on the date of the Merger Closing with the same effect as if made on and as of the date of the Merger Closing.

Termination of the Merger Agreement

VCA Antech may terminate the merger agreement if:

•	any of the closing conditions set forth above have not been satisfied; or

●
Pet DRx’s board of directors (i) withdraws or modifies its recommendation of the stock purchase agreement, the merger agreement or the merger in a manner adverse to VCA Antech or (ii) recommends any Acquisition Proposal to the stockholders of Pet DRx.

Pet DRx may terminate the merger agreement if any of the closing conditions set forth above have not been satisfied.

The merger agreement will expire and be of no further force and effect on December 31, 2010; provided, however, that in the event the merger has not been completed by such date because of an ongoing review by a governmental body, the expiration date will be extended automatically until such review is completed plus an additional period of time reasonably necessary to permit the merger to be thereafter completed.

Amendment of the Merger Agreement

The merger agreement may be amended in writing at any time if such amendment is approved by Pet DRx’s Special Committee and VCA Antech.

MARKET PRICE AND DIVIDEND DATA

On May 29, 2008, our common stock, warrants and units commenced trading on the NASDAQ Capital Market under the symbols “VETS,” “VETSW” and “VETSU,” respectively.  Until May 29, 2008, our common stock, warrants and units traded on the OTC Bulletin Board under the symbols “PDXC.OB,” “PDXCW.OB” and “PDXCU.OB,” respectively. As of June 30, 2010, there were approximately 64 holders of record of our common stock.

The following tables set forth, for the calendar quarter indicated, the quarterly high and low sales prices of our common stock, warrants and units as reported on the OTC Bulletin Board and on the NASDAQ Capital Market for the respective periods presented.  On March 17, 2010, our publicly-traded warrants expired by their terms and ceased to trade on the NASDAQ Capital Market.

Quarterly Stock Price Range

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
Fiscal 2008
First Quarter	$ 7.85	$ 3.74	$ 1.12	$ 0.40	$ 8.20	$ 4.05
Second Quarter	4.78	3.30	0.65	0.36	4.85	4.30
Third Quarter	4.23	1.00	0.54	0.16	4.40	2.00
Fourth Quarter	3.01	0.08	0.25	0.01	4.00	0.16
Fiscal 2009
First Quarter	$ 0.53	$ 0.10	$ 0.08	$ 0.00	$ 0.80	$ 0.11
Second Quarter	1.10	0.17	0.02	0.00	0.96	0.01
Third Quarter	0.70	0.49	0.04	0.00	0.66	0.24
Fourth Quarter	0.64	0.19	0.02	0.01	0.75	0.25
Fiscal 2010
First Quarter (through March 17th with respect to the warrants and units)	$ 0.50	$ 0.25	$ 0.01	$ 0.00	$ 0.35	$ 0.15
Second Quarter	$ 0.79	$ 0.22
Third Quarter (through ________)	$ ____	$ ____

On June 1, 2010, the last full trading day before the public announcement of the merger, the last reported sales price on the NASDAQ Capital Market for our common stock was $0.26 per share.  On __________, 2010, the last practicable trading day before the printing of this information statement, the last reported sales price on the NASDAQ Capital Market for our common stock was $____ per share.  Following the merger, there will be no further public market for our common stock, and our stock will be deregistered under the Securities and Exchange Act of 1934, as amended.  The warrants issued as part of the units sold in our initial public offering expired on March 17, 2010.

Dividends

We have not paid cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future.  Any future determination as to the payment of dividends will depend on our results of operations, financial condition, capital requirements and other factors deemed relevant by our board of directors.

OWNERSHIP OF STOCK BY DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of Pet DRx’s common stock as of June 30, 2010 (the day prior to date of the Equity Closing) by:

•	each person known by us to be the beneficial owner of more than 5% of Pet DRx’s outstanding 23,753,460 shares of common stock;

•	each of the named executive officers and directors of Pet DRx; and

•	and all of the named executive officers and directors of Pet DRx as a group

		Percent of Outstanding common stock
Name and Address of Beneficial Owners (1)	Number of Shares

Gene E. Burleson (2)	1,992,714	8.39%
Harry L. Zimmerman (3)	449,133	1.89%
George Villasana (4)	315,843	1.33%
Joel Kanter (5)	479,311	2.02%
Richard Martin (6)	212,587	0.89%
Zubeen Shroff (7)	9,054,062	38.12%
Richard Johnston (8)	4,454,278	18.75%
J. David Reed (9)	690,309	2.91%
Gary Brukardt (10)	61,725	0.26%
Christopher W. Kersey (11)	4,454,278	18.75%
Camden entities (12)	4,454,278	18.75%
Galen entities (13)	9,042,869	38.07%
Knott entities (14)	3,172,447	13.36%
Wynnefield entities (15)	4,450,082	18.73%
All directors and executive officers as a group (10 individuals) (16)	17,709,963	74.56%

* Less than 1%.

(1)
Unless otherwise indicated, the business address of each of the individuals is 215 Centerview Drive, Suite 360, Brentwood, Tennessee 37027. The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

(2)
Includes (i) 1,342,668 shares of common stock issuable upon exercise of warrants and options and the conversion of convertible promissory notes within 60 days of June 30, 2010 and (ii) 178,954 shares subject to the IPO Escrow Agreement, as described below.

(3)	Includes 449,033 shares of common stock issuable upon exercise of warrants and options and the conversion of convertible promissory notes within 60 days of June 30, 2010.

(4)	Includes 315,743 shares of common stock issuable upon exercise of options within 60 days of June 30, 2010.

(5)
Includes (i) 48,828 shares subject to the IPO Escrow Agreement, as described below, (ii) 171,417 shares of common stock issuable to Mr. Kanter upon exercise of warrants and options within 60 days of June 30, 2010, (iii) 20,211 shares of common stock held by Windy City, Inc., a Delaware corporation (“WCI”), over which Mr. Kanter, as WCI’s President, is deemed to have sole investment and voting control, (iv) 10,213 shares held by WCI that are subject to the IPO Escrow Agreement, as described below, and (v) 57,824 shares of common stock and 151,543 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010 by Kanter Family Foundation, an Illinois not-for-profit corporation (“KFF”), over which Mr. Kanter, as KFF’s President, is deemed to have sole investment and voting control. Mr. Kanter disclaims beneficial ownership of the shares of common stock held by WCI and KFF, except to the extent of his pecuniary interest therein.

(6)	Includes (i) 128,000 shares of common stock issuable upon exercise of options within 60 days of June 30, 2010 and (ii) 84,587 shares subject to the IPO Escrow Agreement, as described below.

(7)
The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Galen Partners IV, L.P. has shared voting and investment power over 3,819,015 shares of common stock and 4,551,029 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Galen Partners International IV, L.P. has shared voting and investment power over 303,418 shares of common stock and 356,600 shares of common stock issuable upon exercise of warrants and options and the conversion of convertible promissory notes within 60 days of June 30, 2010. Includes 23,900 shares of common stock issuable to Mr. Shroff upon exercise of options within 60 days of June 30, 2010. Mr. Shroff is a managing member of Claudius IV, L.L.C. which serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. Mr. Shroff disclaims beneficial ownership of the shares of common stock held by Galen Partners IV, L.P. and Galen Partners International IV, L.P. except to the extent of his pecuniary interest therein.

(8)
The business address is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202. Richard Johnston has shared voting and investment power over 2,028,037 shares of common stock. Camden Partners Strategic Fund III, L.P. has shared voting and investment power over 1,947,119 shares of common stock and 2,329,434 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Camden Partners Strategic Fund III-A, L.P. has shared voting and investment power over 80,918 shares of common stock and 96,807 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010.   Richard M. Johnston is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds. The other managing members of Camden Partners Strategic Manager, LLC, are David L. Warnock, Richard M. Berkeley, and Donald W. Hughes. Mr. Johnston disclaims beneficial ownership of the shares of common stock held by Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. except to the extent of his pecuniary interest therein. Mr. Johnston resigned from the board of directors of Pet DRx effective as of January 7, 2010.

(9)	Includes 181,449 shares of common stock issuable upon exercise of warrants and options and the conversion of convertible promissory notes within 60 days of June 30, 2010.

(10)	Consists entirely of 61,725 shares of common stock subject to the IPO Escrow Agreement. Mr. Brukardt resigned from the board of directors of Pet DRx effective as of July 28, 2009.

(11)
The business address is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202. Christopher Kersey has shared voting and investment power over 2,028,037 shares of common stock. Camden Partners Strategic Fund III, L.P. has shared voting and investment power over 1,947,119 shares of common stock and 2,329,434 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Camden Partners Strategic Fund III-A, L.P. has shared voting and investment power over 80,918 shares of common stock and 96,807 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Christopher W. Kersey is a managing member of Camden Partners Holdings, LLC. Mr. Kersey disclaims beneficial ownership of the shares of common stock held by Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. except to the extent of his pecuniary interest therein.

(12)
The business address is 500 East Pratt Street, Suite 1200, Baltimore, Maryland 21202. Each of Richard Johnston, David L. Warnock, Richard M. Berkeley, and Donald W. Hughes has shared voting and investment power over 2,028,037 shares of common stock. Camden Partners Strategic Fund III, L.P. has shared voting and investment power over 1,947,119 shares of common stock and 2,329,434 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Camden Partners Strategic Fund III-A, L.P. has shared voting and investment power over 80,918 shares of common stock and 96,807 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Each of Richard M. Johnston, David L. Warnock, Richard M. Berkeley, and Donald W. Hughes is a managing member of Camden Partners Strategic Manager, LLC, the managing member of Camden Partners Strategic III, LLC, the general partner of the Camden Funds.

(13)
The business address is 680 Washington Boulevard, 11th Floor, Stamford, Connecticut 06901. Galen Partners IV, L.P. has shared voting and investment power over 3,819,015 shares of common stock and 4,551,029 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Galen Partners International IV, L.P. has shared voting and investment power over 303,418 shares of common stock and 356,600 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Galen Employee Fund IV, L.P has shared voting and investment power over 5,885 shares of common stock, and 6,922 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Galen Associates serves as investment advisor to Galen Partners IV, L.P., Galen Partners International IV, L.P. and Galen Employee Fund IV, L.P. Claudius IV, L.L.C. serves as general partner of Galen Partners IV, L.P. and Galen Partners International IV, L.P. The managing members of Claudius IV, LLC are Zubeen Shroff, Bruce Wesson, L. John Wilkerson and David Jahns. Wesson Enterprises, Inc., which is controlled by Mr. Wesson, is the general partner of Galen Employee Fund IV, L.P.

(14)
Based solely upon information set forth in a Form 3/A and a Form 4 filed by David M. Knott on April 21, 2010. The business address is 485 Underhill Boulevard, Suite 205, Syosset, New York 11791. David M. Knott has shared voting and investment power over 1,959,610 shares of common stock and shared voting and investment power over 1,212,837 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010, Knott Partners, L.P. has sole voting and investment power over 649,766 shares of common stock and 727,703 shares of common stock issuable upon the exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010, Knott Partners Offshore Master Fund, L.P. has sole voting and investment power over 697,307 shares of common stock and 194,054 shares of common stock issuable upon the exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010, Shoshone Partners, L.P. has sole voting and investment power over 279,055 shares of common stock and 169,797 shares of common stock issuable upon the exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010, Mulsanne Partners, L.P. has sole voting and investment power over 226,260 shares of common stock and 97,027 shares of common stock issuable upon the exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010, and Knott Partners Offshore (SRI) Fund Limited has sole voting and investment power over 27,352 shares of common stock and 24,257 shares of common stock issuable upon the exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010. Dorset Management Corporation has sole voting and investment power over 79,870 shares of common stock held in institutional management accounts.  Mr. Knott is the managing member of Knott Partners Management, LLC, a New York limited liability company, that is the sole General Partner of Shoshone Partners, L.P., a Delaware limited partnership (“Shoshone”), Mulsanne Partners, L.P., a Delaware limited partnership (“Mulsanne”) and Knott Partners Offshore Master Fund, L.P., a Cayman Islands Exempted Limited Partnership (“Offshore”) and managing general partner of Knott Partners, L.P., a New Jersey limited partnership (“Knott Partners” and together with Shoshone, Mulsanne and Offshore, the “Partnerships”). Mr. Knott is also the sole stockholder, Director and President of Dorset Management Corporation, a Delaware corporation, which provides investment management services to the Partnerships, Knott Partners Offshore (SRI) Fund Limited and a limited number of institutional managed accounts. Except with respect to Knott Partners, L.P., Knott Partners Offshore Master Fund, L.P., and Shoshone Partners, L.P., in which Mr. Knott owns a beneficial interest, Mr. Knott disclaims beneficial ownership therein except to the extent ultimately realized. Each of Knott Partners, L.P., Knott Partners Offshore Master Fund, L.P., Shoshone Painters, L.P., Mulsanne Partners, L.P., Knott Partners Offshore (SRI) Fund Limited and the institutional managed accounts for which Dorset Management Corporation provides investment management services disclaims beneficial ownership of securities reported as owned by any other party.

(15)
Based solely upon information set forth in a Form 5 filed with the SEC on June 10, 2010. The business address is 450 Seventh Avenue, Suite 509, New York, New York 10123. Wynnefield Partners Small Cap Value, L.P. has sole voting and investment power over 990,689 shares of common stock and 606,418 shares of common stock issuable upon exercise of warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010, Wynnefield Partners Small Cap Value, L.P. I has sole voting and investment power over 1,302,803 shares of common stock and 606,418 shares of common stock issuable upon exercise of warrants within 60 days of June 30, 2010, Wynnefield Small Cap Value Offshore Fund, Ltd. has sole voting and investment power over 943,754 shares of common stock, Wynnefield Capital Management, LLC has sole voting and investment power over 2,293,492 shares of common stock and 1,212,836 shares of common stock issuable upon exercise of warrants within 60 days of June 30, 2010, Wynnefield Capital, Inc. has sole voting and investment power over 943,754 shares of common stock, and each of Nelson Obus and Joshua Landes has sole voting and investment power over 3,237,246 shares of common stock and 1,212,836 shares of common stock issuable upon exercise of warrants within 60 days of June 30, 2010, but as to which each disclaims beneficial ownership except to the extent of his pecuniary interest therein. Wynnefield Capital Management, LLC is the sole general partner of Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I. Wynnefield Capital, Inc. is the sole investment manager of Wynnefield

Small Cap Value Offshore Fund, Ltd. Each of Nelson Obus and Joshua Landes is a co-managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc.

(16)
Includes 10,097,624 shares of common stock issuable upon exercise of options and warrants and the conversion of convertible promissory notes within 60 days of June 30, 2010 and (ii) 384,307 shares subject to the IPO Escrow Agreement, as described below.

IPO Escrow

Certain of the shares of common stock owned by our founding stockholders were placed into an escrow account, which we refer to as the IPO Escrow, pursuant to the terms of a Stock Escrow Agreement, dated March 22, 2006, among Pet DRx, the founding stockholders and Corporate Stock Transfer, Inc., as escrow agent, which we refer to as the IPO Escrow Agreement.  These shares were to be released from escrow in two equal increments. The first installment of 781,250 shares was released from escrow on March 17, 2009, the third anniversary of the date of our initial public offering.  The IPO Escrow Agreement provides that the remaining 781,250 shares will be released from escrow upon the earlier to occur of either the last sale price of our common stock thereafter equaling or exceeding $11.50 per share for any 20 trading days within any 30 trading day period beginning after we complete our initial business combination or the consummation of a transaction, like the merger, where each of our stockholders has the right to exchange their shares of our common stock for cash, securities or other property.

During the escrow period, the holders of these shares are not be able to sell or transfer their unreleased shares, except to their spouses and children or trusts established for their benefit, but retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared.  If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow.

Because of the limitations imposed by the IPO Escrow Agreement, the 547,489 shares of common stock held by Messrs. Burleson, Kanter and Martin, Chicago Investments, Inc., and Windy City, Inc. that are subject to the IPO Escrow Agreement were not transferred pursuant to the stock purchase agreement but will be exchanged upon the consummation of the merger for the merger consideration.

VCA Antech Ownership

On July 1, 2010, as a result of the Equity Closing, VCA Antech now beneficially owns 23,073,863 shares of our common stock, which represents approximately 70.38% of the issued and outstanding shares of common stock, and except for the shares held in the IPO Escrow, none of the individuals listed above own any shares of our common stock or options or warrants to acquire any shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room
100 F Street NE,
Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

You may obtain any of the documents we file with the Securities and Exchange Commission, without charge, by requesting them in writing or by telephone from us at the following address:

Pet DRx Corporation
c/o VCA Antech
12401 West Olympic Boulevard
Los Angeles, California 90064
Attn: Tomas Fuller
(310) 571-6500

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page hereto. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to our stockholders nor the payment of the merger consideration shall create any implication to the contrary.

The Pet DRx website is “http://www.PetDRx.com.” Information from our website is not incorporated by reference into this information statement.

Pursuant to the rules of the SEC, services that deliver communications to our stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our information statement, unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the information statement to any stockholder at a shared address to which a single copy of the information statement was delivered. Multiple stockholders sharing the same address may also notify us if they wish to receive separate copies of our communications to stockholders in the future or if they are currently receiving multiple copies of such communications and they would prefer to receive a single copy in the future. Stockholders may notify us of their requests by calling or writing us at the address and telephone number listed above.

ANNEX A

MERGER

AGREEMENT

by

and

among

VCA ANTECH, INC.,

SNOW MERGER ACQUISITION, INC.,

and

PET DRX CORPORATION

Dated as of June 2, 2010

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A-i

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Section 8.8 Headings	23
Section 8.9 Governing Law	23
Section 8.10 Amendments and Waivers	23
Section 8.11 Severability	23
Section 8.12 Expenses	23
Section 8.13 Construction	24
Section 8.14 Remedies	24
Section 8.15 Electronic Signatures	24

 A-ii

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Exhibits

Exhibit A	Sample Computation of Adjusted Net Working Capital

Exhibit B	Form of Closing Statement

Exhibit C	Form of Merger Certificate

Exhibit D	Form of Company’s Officers’ Certificate

Exhibit E	Form of Company’s Secretary’s Certificate

Exhibit F	Form of Parent’s Secretary’s Certificate

Exhibit G	Letter of Transmittal

Exhibit H	Form of Press Release

Schedules

Schedule A                     Management Bonuses

Schedule B                     Company Subsidiaries

A-iii

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MERGER AGREEMENT

This Merger Agreement (this “Agreement”), dated as of June 2, 2010, is by and among (i) Snow Merger Acquisition, Inc., a Delaware corporation (“Merger Sub”), (ii) VCA Antech, Inc., a Delaware corporation (“Parent”), and (iii)  Pet DRx Corporation, a Delaware corporation (“Company”).

BACKGROUND:

A.           The Company and Parent jointly desire that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”), in accordance with this Agreement’s terms and conditions.

B.           Pursuant to the Merger all of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Company Common Stock”) will be converted into the right to receive cash.

C.           Concurrently with entering into this Agreement, Parent, Merger Sub, the Company and certain stockholders (the “Sellers”)of the Company are executing and delivering a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which Merger Sub will acquire all Company Common Stock and options and warrants exercisable into shares of Company Common Stock beneficially owned by the Sellers (the “Equity Purchase”) prior to the consummation of the Merger, all in accordance with the terms and conditions of the Stock Purchase Agreement.

D.           The board of directors of the Company has (i) determined that the transactions contemplated by this Agreement and the Stock Purchase Agreement are fair to, and in the best interests of, the Company and its Stockholders, (ii) has approved and adopted this Agreement and the Stock Purchase Agreement and the Transactions (as defined herein) contemplated hereby and thereby and (iii) has recommended the approval and adoption of this Agreement and the Merger by the Stockholders of the Company.

E.           Concurrently with the execution of this Agreement, stockholders owning a majority of the issued and outstanding shares of Company Common Stock have executed a written consent approving the adoption of this Agreement, and the consummation of the Merger and the other Transactions contemplated herein (the “Stockholder Consent”).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and of the representations, warranties, and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

“2009 Financial Statements” means the audited consolidated balance sheets of the Acquired Entities as of December 31, 2009, audited consolidated statements of income, changes

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in stockholders’ equity and cash flows for the Acquired Entities for the fiscal year ended December 31, 2009, including the notes thereto, with the report thereon of Singerlewak LLP independent certified public accountants all as filed with the SEC as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

“Acquired Entities” means the Company and each of the Company Subsidiaries.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or an Affiliate of Parent) for (i) a merger, acquisition consolidation, purchase or similar transaction involving any equity security of the Company or (ii) the acquisition (other than an acquisition by Parent or an Affiliate of Parent) of all or substantially all of the assets of the Company.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Adjusted Current Assets” means the net book value of all of the assets of the Acquired Entities as of 12:01 a.m. (PST) on the Equity Closing Date, that would be classified as “current assets” under GAAP, the net book value of which shall be determined using the same accounting methods, policies, practices, principles and procedures with consistent classifications that were used in the preparation of the 2009 Financial Statements: which assets shall include, but not be limited to, the following: (i) cash (including certificates of deposit) and cash equivalents (net of any restricted cash), (ii) trade accounts receivable (net of doubtful accounts); (iii) prepaids (iv) inventory and (v) other current assets.

“Adjusted Current Liabilities” means all of the liabilities of the Acquired Entities as of 12:01 a.m. (PST) on the Equity Closing Date that would be classified as “current liabilities” under GAAP, the net book value of which shall be determined using the same accounting methods, policies, practices, principles and procedures with consistent classifications that were used in the preparation of the 2009 Financial Statements, which liabilities shall include, but not be limited to, the following: (i) accounts payable and other accrued liabilities; (ii) accrued payroll, accrued vacation and other compensation expenses (including flexible time off (FTO), bonuses (other than those set forth on Schedule A), flexible spending accounts (FSA/DECAP), 401(k) withholding, health insurance reserve, and current payroll tax obligations), (iii) accrued taxes (including, but not limited to, income, sales and property taxes), (iv) all Severance Obligations in excess of $2,800,000, (v) the Dispute Letter Accrual, and (vi) accrued expenses and other current liabilities.  Notwithstanding the foregoing, Adjusted Current Liabilities shall not include (w) the current portion of any Debt of the Acquired Entities, (x) any accrued and unpaid interest and any other accrued payment obligations with respect to Debt included in Company Debt (y) the Closing Costs, and (z) the Information Statement Fees.

“Adjusted Net Working Capital” means Adjusted Current Assets minus Adjusted Current Liabilities.  Attached hereto as Exhibit A is a sample computation of Adjusted Net Working Capital.

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                “Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.

“Aggregate Transaction Consideration” means (i) $41,250,000, minus (ii) the Company Debt, minus (iii) all Closing Costs in excess of $2,000,000, minus (iv) the Purchase Price Adjustment (if any).

“Breach” means (i) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify when there is an obligation to provide notice, default, or violation or (ii) any other act, omission, event, occurrence or condition the existence of which would (A) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (B) require the payment of money or other consideration.

“Business Day” means a day on which banks are ordinarily open for transaction of normal banking business in Los Angeles, California.

“Closing Costs” means the sum of (i) the dollar amount of all out-of-pocket costs, fees and expenses of investment bankers, financial advisors, legal counsel and accountants incurred or payable by the Acquired Entities in connection with the negotiation, execution and consummation of the Transactions through the Equity Closing, plus (ii) the management bonuses set forth on Schedule A hereto, plus (iii) fifty percent (50%) of the premium for the D&O Tail Policy.  For clarification purposes, if any such fees and expenses incurred through the Equity Closing are contingent or payable only upon the consummation of the Merger, such expenses will constitute Closing Costs hereunder notwithstanding that such fees or expenses may not be accrued under GAAP until the Merger Closing.  Closing Costs shall not include the Information Statement Fees.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Best Efforts” means the efforts, time and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances in an effort to achieve such result as expeditiously as possible subject to then existing commercial realities.

“Commitment” means (i) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or sell any Equity Interests it owns in another Person, (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interests of a Person or owned by a Person, (iii) statutory preemptive rights or preemptive rights granted under a Person’s Organizational Documents, and (iv) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Company Debt” means the dollar amount of all Debt of the Acquired Entities outstanding as of the Equity Closing Date, which shall be set forth on the Closing Statement prepared pursuant to Section 2.3 hereof, including all accrued and unpaid interest relating thereto as of the Equity Closing Date, and any accrued late fees or other payment obligations with respect thereto and any and all penalties, premiums, or other breakage costs incurred as a result of payment of the Company Debt on the Equity Closing Date; provided that the Disputed Earn-Out Notes shall not be deemed Company Debt for purposes of this Agreement.

“Company Option” means an option, warrant or other right to purchase shares of Company Common Stock.

“Company Plans” means all plans and other arrangements that currently are in effect which provide compensation or benefits to current or former officers, directors, consultants, employees or leased employees of any Acquired Entity, including, without limitation, all “employee benefit plans” as defined in Section 3(3) of ERISA, and all bonus, stock option, stock purchase, incentive, phantom stock, deferred compensation, supplemental retirement, insurance, severance and other similar fringe or employee benefit plans, and all employment, consulting or executive compensation agreements covering any current or former officer, director, employee or consultant of any Acquired Entity or the beneficiaries or dependents of any such current or former officer, director, employee or consultant.

“Company Subsidiaries” means each of the direct or indirect Subsidiaries of the Company as set forth on Schedule C.

“Consent” means any consent, approval, notification, waiver, amendment or other similar action.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“D&O Tail Policy” means a six (6) year run-off director and officer liability insurance policy, effective as of the Equity Closing, for the benefit of the directors and officers of the Company prior to the Equity Closing Date

“DGCL” means the General Corporation Law of the State of Delaware as in effect as of the date hereof.

“Damages” means all damages, losses, Liabilities, penalties, fines and expenses actually incurred and paid (including reasonable fees and expenses of outside attorneys) and Taxes with respect to the foregoing, but in any case excluding consequential, incidental and punitive damages, losses, lost profits, and Liabilities.

“Debt” means indebtedness for borrowed money, including any bank debt or notes payable (including current portion), capitalized lease obligations, the deferred purchase price for assets or business acquired (including, without limitation, the maximum dollar amount due and payable in connection with any earn-out, escrow, holdback or contingent payment).

“Deficit Working Capital” means the amount, if any, by which the Adjusted Net Working Capital of the Company at the Equity Closing is less than the Target Working Capital.

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“Disputed Earn-Out Notes” means those two (2) Earn-Out Promissory Notes, dated December 31, 2006, each in the principal amount of $150,000 issued to Douglas E. Tomblin, DVM and Thomas J. Bernhard, DVM, respectively, that are the subject of that certain litigation entitled Tomblin vs. XLNT Veterinary Care, Inc., etc., et. al, Case #37-2009-00067537 (San Diego Superior Court).

“Encumbrance” means any chose, encumbrance, security interest, lien, easement, encroachment, covenant, condition, preemptive purchase right or option, adverse claim or restriction.

“Equity Closing” means the closing of the Equity Purchase.

“Equity Closing Date” means the date of the closing of the Equity Purchase.

“Equity Interest” means (b) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) any other direct equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Closing Costs” means the amount, if any, by which the Closing Costs exceed $2,000,000.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

“Governmental Body” means any legislature, agency, bureau, department, commission, court, political subdivision, tribunal or other instrumentality of government whether local, state, federal or foreign.

“Information Statement Fees” means the reasonable fees of outside legal counsel to the Special Committee of the Board of Directors of the Company incurred in connection with the preparation and filing of the Information Statement, as well as responding to any issues, questions and inquiries raised or initiated by the SEC through the date that the Information Statement is mailed to the Company’s shareholders in an amount estimated to be $150,000 and which shall will not exceed $200,000.

“In-the-Money Company Option” means each Company Option that has an exercise price less than the quotient obtained by dividing (i) the Aggregate Transaction Consideration by (ii) the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Equity Closing (excluding any shares of Company Common Stock held as treasury shares), and (y) the number of shares of Company Common Stock issuable upon exercise of all Company Options issued and outstanding immediately prior to the Equity Closing determined pursuant to an iterative process beginning with all Company Options issued and outstanding immediately prior to the Equity Closing and continuing through successive iterations

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that exclude those Company Options with the then highest exercise price per share that is greater than the result obtained pursuant to clauses (i) and (ii) above in the immediately preceding iteration until such time as the exercise price per share with respect to each remaining outstanding Company Options is less than the result obtained pursuant to clauses (i) and (ii) above in the immediately preceding iteration

“Law” means any applicable statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Body, each as amended and now in effect.

“Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, direct or indirect, matured or unmatured, absolute or contingent, accrued or unaccrued, latent or patent, liquidated or unliquidated, or due or to become due.

“Merger Expiration Date” means December 31, 2010; provided, however, that the same shall be extended for successive periods of one calendar month each in the event any Governmental Body continues to be engaged in any review or evaluation of the Transactions until such time as such review or evaluation is completed plus one calendar month thereafter, provided, further however that in no event shall the Merger Expiration Date be later than June 30, 2011.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” means the Parent, Merger Sub, and the Company.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, entitlement, or other similar authorization required by any Law or Governmental Body.

“Per Share Merger Consideration” means (i) the Aggregate Transaction Consideration plus the aggregate consideration paid or payable upon exercise of all issued and outstanding In-the-Money Company Options, divided by (ii) the sum of the number of shares of Company Common Stock issued and outstanding immediately prior to the Equity Closing plus the aggregate number of shares of Company Common Stock issuable upon exercise of all In-the-Money Company Options issued and outstanding immediately prior to the Equity Closing.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

“Purchase Price Adjustment” means the amount of the Deficit Working Capital, if any.

“Representatives” means Persons acting on behalf of another Person, including such Person’s officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Severance Obligations” means all severance and other similar payments (including without limitation, COBRA benefits) paid or payable to employees of the Acquired Entities in connection with the consummation of the Transactions, and including all Taxes paid or payable relating thereto.

“Subsidiary” means, with respect to any Person: (i) any corporation of which more than ten percent (10%) of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (ii) any Person other than a corporation of which at least ten percent (10%) of the Equity Interests (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity are owned by such Person directly or through one or more other Subsidiaries of such Person.

“Target Working Capital” means negative $750,000.

“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and (ii) any obligations under any Contracts with respect to any Tax described in clause (i) above.

“Termination Date” means the date on which this Agreement is terminated pursuant to Section 7.1.

“Transaction Documents” means this Agreement, the Stock Purchase Agreement, the Limited Releases (as defined in the Stock Purchase Agreement), the Proxies (as defined in the Stock Purchase Agreement) and each of the other documents, instruments and agreements to be executed, delivered, and performed in connection herewith and therewith, together with any exhibits or schedules constituting a part thereof.

“Transactions” means all of the transactions contemplated by the Transaction Documents, including: (i) the sale of the shares of Company Common Stock, and Company Options pursuant to the terms of the Stock Purchase Agreement to Merger Sub; (ii) the Merger; (iii) the execution, delivery, and performance of all of the documents, instruments and agreements to be executed, delivered, and performed in connection herewith; and (iv) the performance by Parent, Merger Sub, the Sellers (as defined in the Stock Purchase Agreement) and the Company of their respective covenants and obligations (pre- and post-closing, as applicable) under the Transaction Documents.

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The following additional terms are defined in the sections of the Agreement set forth across from such terms as set below:

Defined Term	Location of Definition
Agreement	Preamble
Asset Sale Transaction	Error! Reference source not found.
Closing Statement	Section 2.3
Company	Preamble
Company Common Stock	Recitals
Company Disclosure Schedule	ARTICLE IV
Company Stock Certificate	Section 2.9(c)
Converted Option Holder	Section 2.11(d)
Converted Option Merger Consideration	Section 2.11(b)
Converted Options	Section 2.11(b)
Dispute Letter	Error! Reference source not found. of the Company Disclosure Schedule
Dispute Letter Accrual	Error! Reference source not found. of the Company Disclosure Schedule
Dissenting Shares	Section 2.12
Effective Time	Section 2.4
Equity Purchase	Recitals
Information Statement	Section 5.2(a)
Merger	Recitals
Merger Certificate	Section 2.4
Merger Closing	Section 2.2
Merger Closing Date	Section 2.2
Merger Sub	Preamble
Parent	Preamble
Paying Agent	Section 2.10(a)
Preferred Stock	Section 4.4
Stockholder Consent	Recitals
Stockholders	Section 2.10(a)
Stock Purchase Agreement	Recitals
Surviving Corporation	Section 2.1

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ARTICLE II.
THE MERGER

Section 2.1. Merger.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub will be merged with and into the Company, Merger Sub’s separate corporate existence will cease, and the Company will continue as the surviving corporation and as a wholly owned Subsidiary of Parent.  The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation,” and references to the Company herein shall, for periods after the Effective Time, be deemed to be references to the Surviving Corporation.

Section 2.2. Closing.  The closing of the Merger (the “Merger Closing”) will take place, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Merger (other than conditions with respect to actions the respective Parties will satisfy at the Merger Closing itself), at the offices of Akin Gump Strauss Hauer & Feld LLP, Century Tower Plaza, 2029 Century Park East, Suite 2400, Los Angeles, California, commencing at 9:00 a.m. (PST) on the later to occur of (i) the 1st day of the month following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Merger (other than conditions with respect to actions the respective Parties will satisfy at the Merger Closing itself), and (ii) the twenty-first (21st) day after delivery of the Information Statement to the Company’s Stockholders, or such other date as the Parties may mutually determine (the “Merger Closing Date”).

Section 2.3. Closing Statement.  At least ten (10) days prior to the expected Equity Closing Date, the Company shall prepare and deliver to Parent a written statement, dated as of the date of delivery, setting forth the Company’s good faith estimate of the Company Debt, the Closing Costs and the Purchase Price Adjustment as of the Equity Closing Date, prepared in reasonable detail as requested by Parent (the “Closing Statement”) in the form of Exhibit B.  The Closing Statement shall be subject to review by Parent and Parent shall give notice of any exceptions regarding the Closing Statement no later than two (2) days prior to the Equity Closing Date and in the absence of any such notice the Closing Statement as delivered by the Company shall be conclusive and binding upon the Parties for purposes of the Merger Closing.  Parent and the Company shall negotiate in good faith to resolve any exceptions Parent may have to the Closing Statement, but in the absence of such agreement the Closing Statement, as modified by Parent, shall be conclusive and binding upon the Parties for purposes of the Merger Closing unless the difference between the Closing Statement submitted by the Company and the Closing Statement as modified by Parent is greater than $25,000, in which case the mid-point between the two positions shall be used for purposes of the Merger Closing.  In reviewing the Closing Statement, Parent shall have the right to discuss such matters with the Company and its Representatives and to review the work papers, schedules, memoranda, and other documents, including third party payoff schedules the Company and its Representatives prepared or reviewed in determining each of the items set forth on the Closing Statement.

Section 2.4. Payments and Deliveries at the Merger Closing.  On the Merger Closing Date, the Parties will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a Certificate of Merger (or like instrument) substantially in the form of Exhibit C (the “Merger Certificate”), in accordance with the DGCL.  The Parties shall

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file such other documents with the Secretary of State of the State of Delaware as may be required by the provisions of the DGCL and as are necessary to cause the Merger to become effective.  The date and time the Merger becomes effective will be as specified in the Merger Certificate or as otherwise provide in accordance with the DGCL and is referred to as the “Effective Time.”  In addition at the Merger Closing:

(a) The Company will deliver to Parent:

(i) An officer’s certificate, substantially in the form of Exhibit D, duly executed on the Company’s behalf, as to whether each condition to be satisfied by the Company specified in Section 6.1 and Section 6.2 has been satisfied as of the Merger Closing Date.

(ii) A secretary’s certificate, substantially in the form of Exhibit E, duly executed on the Company’s behalf.

(b) Parent will deliver to the Company:

(i) A secretary’s certificate, substantially in the form of Exhibit F, duly executed on Parent’s behalf.

(c) The Parties shall also deliver to each other any agreements, closing certificates and other documents and instruments required to be delivered pursuant to this Agreement.

  Section 2.5. Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers, and franchises of the Company and the Company Subsidiaries, the officers and directors of the Company, Parent, and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and the Company and Parent will cause them to take, all such lawful and necessary action.

  Section 2.6. Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in this Agreement and the DGCL.  At the Effective Time all of the Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub will become the Surviving Corporation’s debts, liabilities, duties and obligations.

  Section 2.7. Charter and Bylaws.  Unless Parent otherwise determines, at the Effective Time, the Merger Sub’s certificate of incorporation will be the Surviving Corporation’s certificate of incorporation until thereafter amended as provided by Law and such certificate of incorporation.  The Merger Sub’s bylaws, as in effect immediately prior to the Effective Time, will be the Surviving Corporation’s bylaws until thereafter amended.

  Section 2.8. Directors and Officers.  Merger Sub’s directors and officers immediately prior to the Effective Time will be the Surviving Corporation’s initial directors and officers.

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Section 2.9. Effect on Capital Stock.  At the Effective Time, because of the Merger and without any action on the part of Parent, Merger Sub, or the Company:

(a)  Cancellation of Parent-Owned and Company-Owned Stock.  Each share of Company Common Stock or Company Option that Merger Sub, Parent, the Company or any direct or indirect wholly-owned Subsidiary of Merger Sub, Parent or the Company owns, or holds in treasury, immediately prior to the Effective Time will be canceled and extinguished without conversion.

(b)  Common Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the Surviving Corporation’s common stock.  Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Corporation’s common stock.

(c)  Conversion of Company Common Stock. Subject to Section 2.12, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be automatically converted into the right to receive an amount in cash equal to the Per Share Merger Consideration, without interest, payable to the holder thereof, less any required withholding taxes, upon surrender of the certificate formerly representing such shares of Company Common Stock (“Company Stock Certificate”) in the manner provided in Section 2.10.  All such shares of Company Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holder of a Company Stock Certificate that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Company Stock Certificate, the Per Share Merger Consideration without interest except as provided in Section 2.12.

(d)  Rights Prior to Surrender, Stock Splits, etc. and Stock Transfer Books.  Until surrendered as contemplated by Section 2.10, each Company Stock Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amounts provided for in this Section 2.9, except as provided in Section 2.12.  If between the date hereof and the Effective Time the outstanding shares of Company Common Stock are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the amounts provided for in this Section 2.9 with respect to such class of Company Common Stock will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.  After the Effective Time, the Company’s stock transfer books will be closed and there will be no further transfers of shares of Company Common Stock following the Effective Time.  If, at or after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged in accordance with this Agreement.

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Section 2.10. Surrender of Certificates.

(a)    Surrender of Certificates.  At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with a paying agent appointed by Parent (the “Paying Agent”), as agent for the holders of shares of Company Common Stock to be cancelled in accordance with Section 2.9, cash in the aggregate amount required to pay the aggregate amount of the Per Share Merger Consideration payable on the shares of Company Common Stock outstanding immediately prior to the Effective Time.  Pending distribution pursuant to Section 2.10(b) of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of shares of Company Common Stock converted pursuant to the Merger and such cash shall not be used for any other purposes.  Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Per Share Merger Consideration payable on shares of Company Common Stock pursuant to Section 2.9 hereof (the “Stockholders”), a form of letter of transmittal in the form of Exhibit G attached hereto and instructions for use in effecting the surrender of shares of Company Common Stock pursuant to such letter of transmittal.  Upon surrender to the Paying Agent of a Company Stock Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration payable on shares of Company Common Stock for each share of Company Common Stock formerly evidenced by such Company Stock Certificate and such Company Stock Certificate shall thereupon be cancelled.  No interest shall accrue or be paid on the Per Share Merger Consideration payable upon the surrender of any Company Stock Certificate for the benefit of the holder of such Company Stock Certificate and any required withholding taxes on the Per Share Merger Consideration payable on shares of Company Common Stock may be withheld by Parent, the Surviving Corporation, or the Paying Agent.  All interest accrued in respect of the cash deposited with the Paying Agent shall accrue to the benefit of and be paid to the Surviving Corporation.

(b)  After surrender to the Paying Agent of any Company Stock Certificate or other instrument which prior to the Effective Time shall have represented any share of Company Common Stock, the Paying Agent shall, promptly distribute to the Person in whose name such Company Stock Certificate or other instrument shall have been registered, a check representing the Per Share Merger Consideration payable on shares of Company Common Stock that such Person has the right to receive pursuant to the provisions of this Section 2.10.  Until so surrendered and cancelled, each such Company Stock Certificate or other instrument shall, after the Effective Time, be deemed to represent only the right to receive the Per Share Merger Consideration payable on shares of Company Common Stock, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding Company Stock Certificate or other instrument in respect thereof.  From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease, except for Dissenting Shares and otherwise as required by law, to have any rights with respect to such shares of Company Common Stock, other than the right to receive the Per Share Merger Consideration payable on shares of Company Common Stock as provided in this Agreement.

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(c)  If payment is to be made to a Person other than the registered holder of the shares of Company Common Stock represented by the Company Stock Certificate or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the Company Stock Certificate or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares of Company Common Stock or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(d)     If any cash deposited with the Paying Agent for purposes of payment in exchange for the shares of Company Common Stock remains unclaimed six (6) months after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted the shares of Company Common Stock into the Per Share Merger Consideration payable on shares of Company Common Stock pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration payable on shares of Company Common Stock.  Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable unclaimed property laws.  Any amounts remaining unclaimed by holders of shares of Company Common Stock or Converted Options seven (7) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(e)    Any portion of the Per Share Merger Consideration made available to the Paying Agent to pay for shares of Company Common Stock for which dissenters’ rights have been perfected as provided in Section 2.12 shall be returned to the Surviving Corporation upon demand.

(f)  In the event that any Company Stock Certificate or other instrument representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or other instrument to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Company Stock Certificate or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed certificate or other instrument representing shares of Company Common Stock, the applicable Per Share Merger Consideration payable on shares of Company Common Stock, pursuant to this Agreement and the Merger, without interest and less any required withholding taxes.

(g)  All Per Share Merger Consideration payable on shares of Company Common Stock will be deemed to have been issued in full satisfaction of all rights pertaining to shares of Company Common Stock.

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Section 2.11. Stock Options and Warrants.

(a)  Each Company Option that is not an In-the-Money Company Option shall be cancelled at the Effective Time, without any payment or other consideration therefore.

(b)  All In-the-Money Company Options (the “Converted Options”), whether vested or not vested, shall be cancelled at the Effective Time, and, in lieu thereof, shall be converted into the right to receive, per share of Company Common Stock issuable upon exercise in full of such In-the-Money Company Option, a cash payment equal to the excess of the Per Share Merger Consideration for shares of Company Common Stock subject to the Converted Option, if such Converted Option were exercised in full, over the aggregate exercise price payable upon exercise in full of such Converted Option, as reduced by any required tax withholdings (collectively, the “Converted Option Merger Consideration”).

(c)  Prior to the Effective Time, the Company shall take all steps necessary to make any amendments to the terms of such stock option plans, individual option agreements or Options that are necessary to give effect to the Transactions contemplated by this Agreement.  At or prior to the Effective Time, the Company shall take all reasonable and necessary action to facilitate the timely exercise of rights and obligations to effectuate the provisions of this Section 2.11.

(d)  At the Effective Time, the Surviving Corporation shall deliver to the Paying Agent a list of the names and addresses of the holders of the Converted Options (the “Converted Option Holders”) and, with respect to each Converted Option, deposit or cause to be deposited with the Paying Agent the aggregate amount of the Converted Option Merger Consideration payable on the Converted Options.  Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Converted Option Holder a letter of transmittal and instruction in the form of Exhibit G attached hereto, for use in obtaining payment of the Converted Option Merger Consideration to which such Converted Option Holder is entitled.  Upon delivery to the Paying Agent such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, together with such option agreement, warrant or other instrument which prior to the Effective Time shall have represented any Company Option, and such other documents as may be required pursuant to such instructions, the Converted Option Holder shall be entitled to receive in exchange for the Converted Option held the Converted Option Merger Consideration to which such Converted Option Holder is entitled.  No interest shall accrue or be paid on the Converted Option Merger Consideration payable with respect to any Converted Option and any required withholding taxes on the Converted Option Merger Consideration payable on the Converted Options may be withheld by Parent, the Surviving Corporation, or the Paying Agent.  All interest accrued in respect of the cash deposited with the Paying Agent shall accrue to the benefit of and be paid to the Surviving Corporation.

(e) From and after the Effective Time, other than as expressly set forth in this Section 2.11 or any written agreement between the Company, the Parent and the holders of Company Options outstanding immediately prior to the Effective Time, no holder of Company Options shall have any rights with respect to such Company Options, other than to receive the

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Converted Option Merger Consideration, if any payable thereon as provided herein.  The surrender of any Company Option, the delivery of any letter of transmittal, or the receipt of cash in cancellation of such Company Option by the holder of such Company Option shall be deemed a release of any and all rights the holder of such Company Option had or may have had in respect of such Company Option except as expressly provided by this Agreement.

(f)  All Converted Option Merger Consideration payable on Converted Options will be deemed to have been issued in full satisfaction of all rights pertaining to the Converted Options.

Section 2.12. Shares of Dissenting Stockholders.  Notwithstanding Section 2.9(c) hereof, to the extent that holders of shares of Company Common Stock are entitled to appraisal rights under Section 262 of the DGCL, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Per Share Merger Consideration, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall cease to have any rights with respect thereto, except the right to receive such consideration as shall be determined pursuant to the DGCL); provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration without any interest thereon and such shares shall not be deemed to be Dissenting Shares.  Any payments required to be made with respect to the Dissenting Shares shall be made by the Surviving Corporation (and not the Company, Merger Sub Parent) and the Aggregate Transaction Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Merger Closing Date.  The Company will give Parent (a) prompt notice of any written demands for the exercise of dissenters or appraisal rights, withdrawals of demands for the exercise of dissenters or appraisal rights and any other instruments served under the DGCL, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for exercise of dissenters or appraisal rights under the DGCL.  The Company will not voluntarily make any payment with respect to any purchase demands and will not, except with Parent’s prior written consent, settle or offer to settle any such demands.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 3.1. Entity Status.  Each of Parent and Merger Sub is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization.

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Section 3.2. Power and Authority; Enforceability.  Parent and Merger Sub have the corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which they are a party, and to perform and consummate the Transactions.  Parent and Merger Sub have taken all action necessary to authorize the execution and delivery of each other Transaction Document to which they are a party, the performance of Parent’s and Merger Sub’s obligations thereunder, and the consummation of the Transactions.  This Agreement and each other Transaction Document has been duly authorized, executed and delivered by Parent or Merger Sub, if Parent or Merger Sub is a party thereto, and constitutes the legal, valid and binding obligation of Parent or Merger Sub, if a party thereto, enforceable against Parent or Merger Sub, if a party thereto, in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general principles of equity, the discretion of courts in granting equitable remedies and matters of public policy.

Section 3.3. No Violation.  The execution and the delivery of the Transaction Documents to which Parent or Merger Sub is a party and the performance and consummation of the Transactions by Parent or Merger Sub do not and will not (with or without the passage of time or the giving of notice) (i) Breach any Law to which Parent or Merger Sub is subject or any provision of Parent’s or Merger Sub’s Organizational Documents, (ii) Breach in any material respect any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound, (iii) require any Consent, except (A) any SEC and other filings required to be made by Parent or Merger Sub and (B) any notifications or filings to any relevant state or federal regulatory agencies, or (iv) Breach any resolution adopted by the board of directors or the stockholders of Parent or Merger Sub, or (v) give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which Parent or Merger Sub may be subject.

Section 3.4. Consents.  No Consent of or filing with any Governmental Body or other Person is required in connection with the execution or performance of this Agreement or the other Transaction Documents by Parent or Merger Sub or the consummation by Parent or Merger Sub of the Transactions except for such Consents or filings which have been obtained as of the date hereof or as to which the failure to obtain or make would not adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions in any material respect.

Section 3.5. Sufficient Funds.  As of (i) the date hereof, and (ii) the Merger Closing Date, Merger Sub has and will have sufficient funds to consummate the Transactions.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as is provided in the disclosure letter delivered in connection with the execution and delivery of the Stock Purchase Agreement by the Company (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

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Section 4.1. Corporate Status.  Each Acquired Entity is an entity duly created, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, formation or organization.

Section 4.2. Power and Authority; Enforceability.  The Company has the corporate power and authority to execute and deliver this Agreement, the Stock Purchase Agreement and each other Transaction Document to which it is a party and to perform and consummate the Merger and the Transactions.  The Company has taken all action necessary to authorize the execution and delivery of this Agreement, the Stock Purchase Agreement and each other Transaction Document to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Transactions.  Without limiting the generality of the foregoing, the board of directors of the Company, at a meeting duly called and held, unanimously adopted resolutions (a) determining that the Merger is fair and in the best interests of the Company, the Stockholders of the Company and the holders of Company Options, (b) approving and declaring advisable this Agreement, the Stock Purchase Agreement and the Transaction Documents to which the Company is a party, the Merger and the Transactions, (c) directing that this Agreement and the Merger be submitted to the Company’s Stockholders for their adoption and approval, and (d) recommending that the Company’s Stockholders vote or provide a written consent in favor of the adoption of this Agreement and the approval of the Merger and the consummation of the Transactions.  The Stockholder Consent has been obtained in accordance with applicable Law and is the only vote or approval of the holders of any class or series of capital stock of the Company and any Acquired Entity which is necessary to adopt this Agreement, the Stock Purchase Agreement and approve and consummate the Merger and the Transactions.  This Agreement, the Stock Purchase Agreement and each other Transaction Document to which the Company is a party has been duly authorized, executed and delivered by, the Company, and constitutes the legal, valid and binding obligation of the Company, if a party thereto, and is enforceable against the Company in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally, general principles of equity, the discretion of courts in granting equitable remedies and matters of public policy.

Section 4.3. No Violation.  The execution and the delivery by the Company of this Agreement, the Stock Purchase Agreement and the Transaction Documents to which the Company is a party and the performance of the Company’s obligations thereunder, and consummation of the Transactions by the Company will not (a) Breach any Law to which any Acquired Entity is subject or any provision of the Organizational Documents of any Acquired Entity, (b) Breach any Contract identified on Section 5.18(a) of the Company Disclosure Schedule, or Permit listed on Section 5.13(b) of the Company Disclosure Schedule, (c) other than as set forth on Section 5.3 of the Company Disclosure Schedule, require any Consent, (d) Breach any resolution adopted by the board of directors or the Stockholders of the Company, (e) give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law to which the Acquired Entities may be subject, or (f) result in the imposition or creation of any Encumbrance upon or with respect to any of assets of the Acquired Entities.

Section 4.4. Capitalization.   The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock, par value $0.0001 per share, and 10,000,000

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shares of the Company’s preferred stock, par value $0.0001 per share (the “Preferred Stock”).  As of the close of business on the date of this Agreement, (i) 23,753,460 shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 1,361,574 shares of Company Common Stock were held as treasury shares.  As of the close of business on the date of this Agreement there were (A) 2,349,013 shares of Company Common Stock authorized and reserved for future issuance under any Company Plans, (B) 17,589,147 shares of Company Common Stock authorized and reserved for issuance upon conversion of convertible notes, and (C) 19,578,275 shares of Company Common Stock authorized and reserved for issuance upon exercise of Company Options.  No Equity Interests or Commitments have been issued, reserved for issuance or are outstanding, other than or pursuant to the Company Options and convertible notes referred to above that are outstanding as of the date of this Agreement.  Except as set forth on Section 5.4 of the Company Disclosure Schedule, there are no Contracts with respect to the voting or transfer of the Company’s Equity Interests.  Other than as set forth on Section 5.4 of the Company Disclosure Schedule, no Commitments exist or are authorized with respect to the Equity Interests of the Company and no Commitments will arise in connection with the Transactions.

ARTICLE V.
COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the earlier of the Equity Closing and the Termination Date, unless otherwise stated:

Section 5.1. General.  Each Party will use its Commercially Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions including satisfaction of all of the conditions to Equity Closing for which it is responsible or otherwise controls as set forth in ARTICLE VI.

Section 5.2.I nformation Statement.  (a)  Covenants of the Company with Respect to the Information Statement.  The Company shall prepare and shall cause to be filed with the SEC on the Equity Closing Date an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) in form and substance reasonably satisfactory to the Parent, relating to the adoption and approval by written consent of this Agreement and the Merger.  The Company shall use its Commercially Reasonable Best Efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Information Statement.  The Company shall promptly notify the Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement.  The Company shall consult with the Parent prior to responding to any such comments or requests or filing any amendment or supplement to the Information Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives on the one hand and the SEC and its staff on the other hand.  None of the information with respect to the Company or its Subsidiaries to be included in the Information Statement will, at the time of the mailing of the Information Statement or any amendments or

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supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Information Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)  Covenants of the Parent with Respect to the Information Statement.  None of the information with respect to the Parent, Merger Sub or their respective subsidiaries specifically provided in writing by the Parent or any person authorized to act on its behalf for inclusion in the Information Statement will, at the time of the mailing of the Information Statement or any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)  Cooperation.  The Company and the Parent shall cooperate and consult with each other in preparation of the Information Statement.  Without limiting the generality of the foregoing, the Parent will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement.  Notwithstanding anything to the contrary stated above, prior to filing and mailing the Information Statement or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall discuss with the other party and include in such document or response, comments reasonably and promptly proposed by the other party.  The Company and the Parent shall use their Commercially Reasonable Best Efforts to respond to any comments from the SEC within seven calendars days of receipt thereof.

(d)  Mailing of Information Statement; Amendments.  Within five (5) days after the Information Statement has been cleared by the SEC, the Company shall mail the Information Statement to the holders of shares of Company Common Stock as of the date of the Written Consent.  All documents that each of the Company and the Parent is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of NASDAQ.

ARTICLE VI.
CLOSING CONDITIONS

Section 6.1.General Conditions.  The obligations of the Parties to effect the Merger Closing shall be subject to the satisfaction of the following conditions unless waived in writing by Parent and the Company:

(a)  No Injunction.  No Law or order, injunction, judgment, decree, ruling, assessment, or award shall have been enacted, entered, issued or promulgated by any Governmental Body (and be in effect) which prohibits the consummation of the Merger or any of the other Transactions.

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(b)  Legal Proceedings.  No Governmental Body shall have initiated proceedings to restrain or prohibit the Merger or any of the other Transactions or force rescission, unless such Governmental Body shall have withdrawn and abandoned any such proceedings prior to the time which otherwise would have been the Merger Closing Date.

(c)  Regulatory Approval.  All regulatory approvals or waivers required to consummate the Transactions shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(d)  Equity Purchase Closing.  The closing of the Equity Purchase shall have occurred in accordance with the terms and conditions of the Stock Purchase Agreement.

Section 6.2. Conditions Precedent to Obligation of Parent and Merger Sub.

  Parent’s and Merger Sub’s obligation to consummate the Merger Closing is subject to the satisfaction on or prior to the Merger Closing Date of each condition precedent listed below, any of which may be waived in writing by Parent and/or Merger Sub.

(a)  Accuracy of Representations and Warranties of the Company.  All representations and warranties of the Company set forth in Section 4.4 shall have been accurate and complete in all respects on the date when made and on the Merger Closing Date with the same effect as if made on and as of the Merger Closing Date, without giving effect to any supplements to the Company Disclosure Schedule.

ARTICLE VII.
TERMINATION

Section 7.1. Termination of Agreement.  The Parties may terminate this Agreement upon written notice thereof to each of the other Parties hereto and the Transactions may be abandoned at any time prior to the Merger Closing Date as provided below:

(a)  by the mutual written consent of Parent and the Company; or

(b)  by Parent if the Stock Purchase Agreement has been terminated or expired or if any Action seeking to prohibit, restrain, invalidate or collect Damages as a result of the consummation of the Equity Purchase, the Merger or the other Transactions is pending; or

(c)  by Parent if any of the conditions provided for in Section 6.1 or Section 6.2 of this Agreement has not been satisfied on or before the Merger Expiration Date or shall have become incapable of satisfaction or fulfillment on or before the Merger Expiration Date (other than as a result of a Breach of this Agreement by Parent) and Parent has not waived such conditions; or

(d)  by the Company if any of the conditions provided for in Section 6.1 of this Agreement has not been satisfied on or before the Merger Expiration Date or shall have become incapable of satisfaction or fulfillment on or before the Merger Expiration Date (other than as a result of a Breach of this Agreement by the Acquired Entities) and the Company has not waived such conditions; or

(e)  by Parent, if prior to the Equity Closing Date the board of directors of the Company (i) withdraws, modifies or changes its recommendation of this Agreement, the Stock Purchase Agreement or the Merger in a manner adverse to Parent or shall have resolved pursuant to valid board action to do any of the foregoing, or (ii) shall have recommended to the Stockholders of the Company any Acquisition Proposal or resolved by valid board action to do so.

Section 7.2. Effect of Termination.  Except for the obligations under this ARTICLE VII and ARTICLE VIII, if this Agreement is terminated under Section 7.1, then all further obligations of the Parties under this Agreement will terminate.  Except as otherwise set forth herein, such termination shall be without liability of any Party to any other Party; provided, however that notwithstanding the foregoing, such termination shall not relieve any Party of Liability for any Breach of this Agreement which occurs prior to termination.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1. Entire Agreement.  The Transaction Documents, together with the exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitute the entire agreement and understanding of the Parties in respect of the subject matter contemplated thereby and supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter thereof or the Transactions.  Except as expressly contemplated by ARTICLE VII, there are no third party beneficiaries having rights under or with respect to this Agreement.

Section 8.2. Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

Section 8.3. Assignments.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Company; provided, however, that Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless will remain responsible for the performance of all of its obligations hereunder).

Section 8.4. Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three (3) Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       If to Parent, Merger Sub and after the Merger Closing to the Company:

       VCA Antech, Inc.
       12401 West Olympic Boulevard
       Los Angeles, California 90064-1022

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       Attn:         Chief Financial Officer
       Tel:           (310) 571-6505
       Fax:           (310) 571-6905

       Copy to (which will not constitute notice):

       Akin Gump Strauss Hauer & Feld LLP
       Century Tower Plaza, 2029 Century Park East, Suite 2400
       Los Angeles, CA  90067
       Attn: Frank Reddick
       Tel:           (310) 229-1000
       Fax:           (310) 229-1001

       If to the Company (prior to Merger Closing):

       Pet DRx Corporation
       215 Centerview Drive, Suite 360
       Brentwood, Tennessee
       Attn:         Chief Executive Officer
       Tel:           (615) 369-1914
       Fax:           (404) 365-0107

       Copy to (which will not constitute notice):

       Bryan Cave LLP
       1201 W. Peachtree Street, 14th Floor
       Atlanta, Georgia 30309-3488
       Attn: Rick Miller
       Tel:           (404) 572-6787
       Fax:           (404) 420-0787

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 8.5. Submission to Jurisdiction; Process Agent.  Each Party submits to the jurisdiction of any federal or state court located in Delaware, in any Action arising out of or relating to this Agreement and agrees that all claims in respect of the Action may be heard and determined in any such court.  Each Party also agrees not to bring any Action arising out of or relating to this Agreement in any other court.  Each Party agrees that a final judgment in any Action so brought will be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity.  Each Party waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 8.6. Time.  Time is of the essence in the performance of this Agreement.

Section 8.7. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 8.8. Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.9. Governing Law.  This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles.

Section 8.10.Amendments and Waivers.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Parent and the Company.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under the Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the Transaction Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in the Transaction Documents.

Section 8.11. Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its overall objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced or revised form, such provision will then be enforceable and will be enforced.

Section 8.12. Expenses.  Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, Representatives, financial advisors, legal counsel and accountants.

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Section 8.13. Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Any reference to any federal, state, local, or foreign Law will be deemed also to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation” unless preceded by a negative predicate.  Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The Parties intend that each representation, warranty, and covenant contained herein will have independent significance.  If any Party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not Breached will not detract from or mitigate the fact that the Party is in Breach of the first representation, warranty, or covenant.

Section 8.14. Remedies.  Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity.  Except as expressly provided herein, nothing herein will be considered an election of remedies.

Section 8.15. Electronic Signatures.

(a)  Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed a Transaction Document or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed such Transaction Document or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate such Transaction Document or such other document contemplated.

(b)  Delivery of a copy of a Transaction Document or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.  “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                PET DRX CORPORATION

                By:          /s/ Gene E. Burleson
                                Name:     Gene E. Burleson
                                Title:       Chief Executive Officer

                VCA ANTECH, INC.

                By:          /s/ Robert L. Antin
                    Name:   Robert L. Antin
                    Title:     President and Chief Executive Officer

                SNOW MERGER ACQUISITION, INC.

                By:    /s/ Robert L. Antin
                                 Name:   Robert L. Antin
                     Title:     President and Chief Executive Officer

ANNEX B

ROTH

May 24.  2010

Board of Directors
Pet DRx Corporation
215 Centerview Drive, Suite 360
Brentwood, TN 37027

Members of the Board of Directors:

Roth Capital Partners, LLC (“Roth”) understands that VCA Antech, Inc., a Delaware corporation (the “Parent”), a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Pet DRx Corporation, a Delaware corporation (“Target”), intend to enter into a Merger Agreement (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into Target (the “Merger”) and each outstanding share of common stock, par value $0.0001 per share, of Target (“Target Common Stock”) will be converted into the right to receive the Per Share Merger Consideration set forth in the Merger Agreement.

In connection with the Merger Agreement, Parent, Target and certain stockholders of the Target (the “Sellers”) also intend to enter into a Stock Purchase Agreement (the “Stock Purchase Agreement” and together with the Merger Agreement, the “Transaction Documents”) pursuant to which, prior to the Merger, an affiliate of the Parent will purchase shares of Target Common Stock from the Sellers (the “Stock Purchase Transaction” and together with the Merger, the “Transactions”).

You have asked us to render our opinion with respect to the fairness to the holders of Target Common Stock (other than the Sellers for whom we are not opining), from a financial point of view, of the consideration paid by Parent in connection with the Merger.

For purposes of the opinion set forth herein, we have, among other things, reviewed a draft of the Merger Agreement received by us on May 20, 2010 and drafts of certain related documents, and also:

(i)	reviewed a draft of the Stock Purchase Agreement dated May 20, 2010;

(ii)	reviewed certain publicly available business and financial information of the Target that we believe to be relevant to our inquiry;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning the Target;

(iv)	reviewed certain financial forecasts of the Target prepared by its management (the “Forecast”);

(v)	discussed the past and current operations, financial condition and prospects of Target with management of Target:

Pet DRx Corporation
May 24, 2010

(vi)	participated in certain discussions among management of Target regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger;

(vii)	reviewed the reported prices and trading activity for Target Common Stock;

(viii)	compared the financial performance of Target, and the prices and trading activity of Target’s Common Stock, with that of certain publicly traded companies we deemed relevant;

(ix)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant and;

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

We have also considered such other information, financial studies, analyses and investigations, and financial, economic and market criteria which we deemed relevant.

In conducting our review and arriving at our opinion, with your consent, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being accurate and complete in all material respects, and we have further relied upon the assurances of management of Target, that they are not aware of any facts that would make any of the information reviewed by us inaccurate, incomplete or misleading in any material respect.  With respect to the Forecast, we have assumed, upon the direction of Target management that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management as to the future financial performance of Target.  We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions.  In addition, we have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, of Target, nor have we been furnished with any such valuation or appraisal, nor have we evaluated the solvency of Target under any state or federal law relating to bankruptcy, insolvency or similar matters.  We express no opinion regarding the liquidation value of Target, or any other entity.  Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Target or any of its affiliates is a party or may be subject, and at the direction of Target and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.  In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Target.

We also have assumed, with your consent, that the Transactions will be consummated with the terms set forth in the Transaction Documents and in compliance with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and local statutes, rules, regulations and ordinances, that such Transaction Documents are enforceable in

Pet DRx Corporation
May 24, 2010

accordance against the each of parties thereto in accordance with their respective terms, that the representations and warranties of each party in the Transaction Documents are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under such agreements and that all conditions to the consummation of the Transactions will be satisfied without waiver thereof.  Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Transactions will be obtained in a manner that will not adversely affect Target or the contemplated benefits of the Transactions.  We have further assumed that the Transaction Documents when signed will conform to the last drafts of the Transaction Documents provided to us in all respects material to our analysis, and that the Transactions will be consummated in all material respects as described in the last drafts of the agreements reviewed by us.  We have also assumed thai all governmental, regulatory and other consents and approvals contemplated by the Transaction Documents will be obtained and that, in the course of obtaining any of those consents and approvals, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on Target or on the contemplated benefits of the Transaction.

Our opinion addresses only the fairness, from a financial point of view, to holders of Target Common Stock (other than the Sellers) in the Merger, and our opinion does not in any manner address any other aspect or implication of the Transactions or any agreement, arrangement or understanding entered into in connection with the Transactions or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to (i) any compensation to any officers, directors or employees of any party to the Transactions, or class of such persons or (ii) the Stock Purchase Agreement or any amounts received by the Sellers under such agreement.  Our opinion also does not address the relative merits of the Transactions as compared to any alternative business strategies that might exist for Target, the underlying business decision of Target to proceed with the Transactions, or the effects of any other transaction in which Target might engage.  Our opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to us on, the date hereof.  We express no opinion as to the underlying valuation, future performance or long-term viability of Target.  Further, we express no opinion as to the prices at which shares of Target Common Stock will trade at any time in the future.  It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

We have acted as financial advisor to Target for the limited purpose of providing an independent fairness opinion “in connection with the Transactions and will receive a fee for our services, all of which is contingent upon the rendering of this opinion.  The opinion fee is not contingent upon the consummation of the Transactions.  Parent has agreed to indemnify us for certain liabilities and other items arising out our engagement and reimburse us for certain expenses in connection with our services.

Pet DRx Corporation
May 24, 2010

Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We and our affiliates have in the past provided, are currently providing and may in the future provide investment banking and other financial services to Target for which we and our affiliates have received and would expect to receive compensation.  We may also, in the future, provide investment banking and financial advisory services to Target, other parties to the Transactions or entities that are affiliated with Target or other parties to the Transactions, for which we would expect to receive compensation.  We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.  In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Target and the other parties to the Transactions, and, accordingly, may at any time hold a long or a short position in such securities.

It is understood that this letter is solely for the information of the Board of Directors of Target in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.  This opinion may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent.  In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

On the basis of and subject to the foregoing, and such other factors as we deemed relevant, we are of the opinion as of the date hereof that the consideration to be paid by Parent in connection with the Merger is fair to the holders of Target Common Stock (other than the Sellers), from a financial point of view.

Very truly yours,

ROTH Capital Partners

ANNEX C

Section 262 of the Delaware General Corporation Law
Effective August 1, 2010

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the sur viving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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